--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        INTERNATIONAL DAIRY QUEEN, INC.
                (Name of Registrant as Specified in its Charter)

                                       --
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

--------------------------------------------------------------------------------

                        INTERNATIONAL DAIRY QUEEN, INC.
                              7505 METRO BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55439



                                                                December 1, 1997


Dear International Dairy Queen, Inc. Stockholder:


    You are cordially invited to attend a Special Meeting of Stockholders of International Dairy Queen, Inc. ("Dairy Queen"), which will be held on Monday, January 5, 1998 at 10:00 a.m., Minneapolis time, at the General Offices of Dairy Queen at 7505 Metro Boulevard, Minneapolis, Minnesota (the "Special Meeting").


    At the Special Meeting, the holders of the outstanding shares of Class B Common Stock, par value $.01 per share, of Dairy Queen ("Dairy Queen Class B Stock") will be asked to approve the Agreement and Plan of Merger, dated as of October 21, 1997 (the "Merger Agreement"), among Dairy Queen, Berkshire Hathaway Inc. ("Berkshire") and QDI, Inc., a wholly owned subsidiary of Berkshire ("Merger Sub"). The Merger Agreement provides for the merger of Dairy Queen with and into Merger Sub (the "Merger"), pursuant to which Dairy Queen would become a wholly owned subsidiary of Berkshire. The Dairy Queen Class B Stock is the only class of Dairy Queen stock entitled to vote on approval and adoption of the Merger Agreement.

    The Merger Agreement provides that each outstanding share of Class A Common Stock, par value $.01 per share, of Dairy Queen ("Dairy Queen Class A Stock") and each outstanding share of Dairy Queen Class B Stock (together with the Dairy Queen Class A Stock, the "Dairy Queen Common Stock"), other than shares owned by Dairy Queen, Berkshire or their respective subsidiaries, will be converted into the right to receive, subject to the limitation on cash consideration stated below, the following: (i) for Dairy Queen stockholders electing to receive cash in exchange for such share, $27.00 in cash, (ii) for Dairy Queen stockholders electing to receive Berkshire Class A Common Stock, par value $5.00 per share ("Berkshire Class A Stock"), in exchange for such share, that portion of a share of Berkshire Class A Stock determined by dividing $26.00 by the Average Class A Stock Price (as defined below) (the "Class A Exchange Ratio") or (iii) for Dairy Queen stockholders electing to receive Berkshire Class B Common Stock, par value $.1667 per share ("Berkshire Class B Stock"), in exchange for such share, that portion of a share of Berkshire Class B Stock determined by multiplying the Class A Exchange Ratio by 30. The "Average Class A Stock Price" means the average of the high and low trading prices of Berkshire Class A Stock on the New York Stock Exchange Composite Tape for each of the five consecutive trading days ending on the trading day which is the last business day prior to the Special Meeting. To the extent that none of the foregoing elections to receive cash, Berkshire Class A Stock or Berkshire Class B Stock are effectively made, shares of Dairy Queen Common Stock will be converted into Berkshire Class B Stock. No fractional shares of Berkshire Class A or Class B Stock will be issued in the Merger. In lieu of any fractional share of Berkshire Class A Stock, one or more whole shares of Berkshire Class B Stock will be issued to the extent possible, and cash will be paid for any fractional share interest for which Berkshire Class B Stock is not issued.

    In order for the Merger to qualify as a tax-free reorganization, not more than 55% of the total value of the consideration paid by Berkshire in the Merger will be paid in cash. If, based on the elections of Dairy Queen stockholders, more than 55% of the total value of the consideration to be paid in the Merger would be in cash, the elections to receive cash will be subject to adjustment and certain Dairy Queen stockholders electing to receive cash will receive a combination of cash and Berkshire Class B Stock to the extent necessary to reduce the cash portion of the Merger consideration to 55%, as more fully described in the attached Proxy Statement/Prospectus.


    THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF DAIRY QUEEN AND ITS STOCKHOLDERS, HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF DAIRY QUEEN CLASS B STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

    We urge you to review carefully the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus, which contains information about Dairy Queen and Berkshire and describes in detail the Merger and certain related matters.

    IF YOU HOLD ANY SHARES OF DAIRY QUEEN CLASS B STOCK, A PROXY CARD FOR USE AT THE SPECIAL MEETING IS ENCLOSED. THE VOTE OF ALL HOLDERS OF DAIRY QUEEN CLASS B STOCK IS IMPORTANT. WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED WHITE, POSTAGE PREPAID ENVELOPE AS SOON AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND, IF YOU WISH, VOTE YOUR SHARES OF DAIRY QUEEN CLASS B STOCK IN PERSON.


    ALL DAIRY QUEEN STOCKHOLDERS ARE RECEIVING A FORM OF ELECTION ON WHICH YOU MAY ELECT TO RECEIVE CASH, BERKSHIRE CLASS A STOCK OR BERKSHIRE CLASS B STOCK IN EXCHANGE FOR YOUR SHARES OF DAIRY QUEEN COMMON STOCK, TOGETHER WITH A MANILA ENVELOPE FOR RETURNING THE FORM OF ELECTION. IF YOU MAKE NO INDICATION AND THE MERGER IS APPROVED, YOU WILL RECEIVE BERKSHIRE CLASS B STOCK (AND/OR CASH IN LIEU OF A FRACTIONAL SHARE) AS THE MERGER CONSIDERATION. YOU ARE URGED TO RETURN THE FORM OF ELECTION, ACCOMPANIED BY STOCK CERTIFICATES (OR GUARANTEE OF DELIVERY), NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 31, 1997, IN ORDER TO ENSURE THAT THE FORM OF ELECTION WILL BE RECEIVED BY THE ELECTION DEADLINE.


    We look forward to seeing you at the Special Meeting.

                                          Sincerely yours,

                                                [SIGNATURE]

                                          Michael P. Sullivan
                                          President

       THE VOTE OF ALL HOLDERS OF DAIRY QUEEN CLASS B STOCK IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE WHITE ENVELOPE. DO NOT
                 SEND STOCK CERTIFICATES WITH YOUR PROXY CARDS.


          TO MAKE AN ELECTION AMONG CASH, BERKSHIRE CLASS A STOCK AND
          BERKSHIRE CLASS B STOCK, ALL STOCKHOLDERS MUST ENCLOSE THEIR
       STOCK CERTIFICATE(S) (OR GUARANTEE OF DELIVERY) WITH THE ENCLOSED
                    FORM OF ELECTION IN THE MANILA ENVELOPE.

                        INTERNATIONAL DAIRY QUEEN, INC.
                              7505 METRO BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55439


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                         TO BE HELD ON JANUARY 5, 1998


To the Stockholders of International Dairy Queen, Inc.:


    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of International Dairy Queen, Inc. ("Dairy Queen") will be held on Monday, January 5, 1998 at 10:00 a.m., Minneapolis time, at the General Offices of Dairy Queen at 7505 Metro Boulevard, Minneapolis, Minnesota, for the following purposes:


    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 21, 1997 (the "Merger Agreement"), among Dairy Queen, Berkshire Hathaway Inc. ("Berkshire") and QDI, Inc., a wholly owned subsidiary of Berkshire ("Merger Sub"). The Merger Agreement provides for the merger of Dairy Queen with and into Merger Sub (the "Merger"), pursuant to which Dairy Queen would become a wholly owned subsidiary of Berkshire. If the Merger Agreement is approved and adopted and the Merger is consummated, each outstanding share of Class A Common Stock, par value $.01 per share, of Dairy Queen ("Dairy Queen Class A Stock"), and each outstanding share of Class B Common Stock, par value $.01 per share, of Dairy Queen ("Dairy Queen Class B Stock" and, together with the Dairy Queen Class A Stock, the "Dairy Queen Common Stock") other than shares owned by Dairy Queen, Berkshire or their respective subsidiaries, will be converted into the right to receive, subject to the limitation on cash consideration stated below, the following: (i) for stockholders electing to receive cash, $27.00 in cash, (ii) for stockholders electing to receive Berkshire Class A Common Stock, par value $5.00 per share ("Berkshire Class A Stock"), that portion of a share of Berkshire Class A Stock determined by dividing $26.00 by the Average Class A Stock Price (as defined below) (the "Class A Exchange Ratio") or (iii) for stockholders electing to receive Berkshire Class B Common Stock, par value $.1667 per share ("Berkshire Class B Stock"), that portion of a share of Berkshire Class B Stock determined by multiplying the Class A Exchange Ratio by 30. The "Average Class A Stock Price" means the average of the high and low trading prices of Berkshire Class A Stock on the New York Stock Exchange Composite Tape for each of the five consecutive trading days ending on the trading day which is the last business day prior to the Special Meeting. TO THE EXTENT THAT NONE OF THE FOREGOING ELECTIONS TO RECEIVE CASH, BERKSHIRE CLASS A STOCK OR BERKSHIRE CLASS B STOCK ARE EFFECTIVELY MADE, SHARES OF DAIRY QUEEN COMMON STOCK WILL BE CONVERTED INTO BERKSHIRE CLASS B STOCK. No fractional shares of Berkshire Class A or Class B Stock will be issued in the Merger. In lieu of any fractional share of Berkshire Class A Stock, one or more whole shares of Berkshire Class B Stock will be issued to the extent possible, and cash will be paid for any fractional share interest for which Berkshire Class B Stock is not issued. In order for the Merger to qualify as a tax-free reorganization, not more than 55% of the total value of the consideration paid by Berkshire in the Merger will be paid in cash. If, based on the elections of Dairy Queen stockholders, more than 55% of the total value of the consideration to be paid in the Merger would be paid in cash, elections to receive cash will be subject to adjustment and certain stockholders electing to receive cash will receive a combination of cash and Berkshire Class B Stock to the extent necessary to reduce the cash portion of the Merger consideration to 55%, as more fully described in the attached Proxy Statement/Prospectus.

    2. To transact such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

    Stockholders of record of Dairy Queen Common Stock at the close of business on November 20, 1997 will be entitled to notice of the Special Meeting or any adjournment or postponement thereof and holders of Dairy Queen Class B Stock at the close of business on such date will be entitled to vote at the Special Meeting or any adjournment or postponement thereof. The affirmative vote of the holders of a majority of the outstanding shares of Dairy Queen Class B Stock entitled to vote thereon is required to approve and adopt the Merger Agreement.

    THE VOTE OF ALL HOLDERS OF DAIRY QUEEN CLASS B STOCK IS IMPORTANT. WHETHER OR NOT YOU ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE PREPAID, WHITE ENVELOPE AS SOON AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES OF DAIRY QUEEN CLASS B STOCK IN PERSON.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF DAIRY QUEEN CLASS B STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

                                          By Order of the Board of Directors,

                                          Michael P. Sullivan
                                          President


Minneapolis, Minnesota
December 1, 1997


HOLDERS OF DAIRY QUEEN CLASS B STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARD.


TO MAKE AN ELECTION AMONG CASH, BERKSHIRE CLASS A STOCK AND BERKSHIRE CLASS B STOCK, ALL STOCKHOLDERS MUST ENCLOSE THEIR STOCK CERTIFICATE(S) AND FORM OF ELECTION (OR GUARANTEE OF DELIVERY) IN THE MANILA ENVELOPE. YOU ARE URGED TO RETURN THE FORM OF ELECTION, ACCOMPANIED BY YOUR STOCK CERTIFICATE(S) (OR GUARANTEE OF DELIVERY), NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 31, 1997, IN ORDER TO ENSURE THAT THE FORM OF ELECTION WILL BE RECEIVED BY THE ELECTION DEADLINE.

                        INTERNATIONAL DAIRY QUEEN, INC.
                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 5, 1998


                            ------------------------

                            BERKSHIRE HATHAWAY INC.
                                   PROSPECTUS
                              CLASS A COMMON STOCK
                              CLASS B COMMON STOCK


    This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to stockholders of International Dairy Queen, Inc., a Delaware corporation ("Dairy Queen"), in connection with the proposed merger (the "Merger") of Dairy Queen with and into QDI, Inc. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of Berkshire Hathaway Inc., a Delaware corporation ("Berkshire"), pursuant to the Agreement and Plan of Merger, dated as of October 21, 1997 (the "Merger Agreement"), among Berkshire, Merger Sub and Dairy Queen, and the solicitation of proxies from the holders of Class B Common Stock, par value $.01 per share, of Dairy Queen ("Dairy Queen Class B Stock") by the Board of Directors of Dairy Queen (the "Dairy Queen Board") for use at the special meeting of stockholders of Dairy Queen, including any and all adjournment(s) or postponement(s) thereof, to be held on Monday, January 5, 1998 (the "Special Meeting").


    At the Effective Time (as defined) of the Merger, and subject to the limitation that not more than 55% of the total value of the consideration paid in the Merger be paid in cash (see "THE MERGER--Cash Limitation"), each outstanding share of Class A Common Stock, par value $.01 per share, of Dairy Queen ("Dairy Queen Class A Stock"), and each outstanding share of Dairy Queen Class B Stock (together with the Dairy Queen Class A Stock, the "Dairy Queen Common Stock") other than shares owned by Dairy Queen, any subsidiary of Dairy Queen, Berkshire, Merger Sub or any other subsidiary of Berkshire, will be converted, (a) at the election of the holder thereof, into the right to receive either (i) $27.00 in cash, (ii) the portion of a share of Class A Common Stock, par value $5.00 per share, of Berkshire ("Berkshire Class A Stock"), determined by dividing $26.00 by the Average Class A Stock Price (as defined below) (the "Class A Exchange Ratio") or (iii) the portion of a share of Class B Common Stock, par value $.1667 per share, of Berkshire ("Berkshire Class B Stock" and together with the Berkshire Class A Stock, the "Berkshire Common Stock"), determined by multiplying the Class A Exchange Ratio by 30 or (b) to the extent that none of the foregoing elections are effectively made, shares of Berkshire Class B Stock on the same basis as in clause (a)(iii) above. The "Average Class A Stock Price" means the average of the high and low trading prices of the Berkshire Class A Stock on the New York Stock Exchange ("NYSE") Composite Tape for each of the five trading days ending on the trading day which is the last business day prior to the Special Meeting. In lieu of fractional shares of Berkshire Class A Stock or Class B Stock, one or more whole shares of Berkshire Class B Stock will be issued to the extent possible, and cash will be paid for any fractional share interest for which Berkshire Class B Stock is not issued. See "THE MERGER--Fractional Shares."

    This Proxy Statement/Prospectus also constitutes a prospectus of Berkshire as part of a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Berkshire Common Stock issuable in the Merger.


    Berkshire Common Stock is listed for trading on the NYSE, and Dairy Queen Common Stock is listed for trading on the Nasdaq National Market. On October 20, 1997, the last trading day prior to the execution of the Merger Agreement, the last reported per share sale prices of Berkshire Class A Stock and Berkshire Class B Stock, as reported on the NYSE Composite Tape, were $44,600 and $1,485, respectively, and the last reported per share sale prices of Dairy Queen Class A Stock and Dairy Queen Class B Stock, as reported by Nasdaq, were $24 1/8 and
$25 7/8, respectively. On November 28, 1997, the last reported per share sale prices, as reported on the NYSE Composite Tape, of Berkshire Class A Stock and Berkshire Class B Stock were $45,300 and $1,508, respectively, and the last reported per share sale price, as reported by Nasdaq, of Dairy Queen Class A Stock was $26 3/8. On November 26, 1997, the last day prior to the date of this Proxy Statement/Prospectus on which shares of Dairy Queen Class B Stock were actually traded, the last reported per share sale price, as reported by Nasdaq, of Dairy Queen Class B Stock was $26 3/4. For a description of Berkshire Common Stock, see "DESCRIPTION OF BERKSHIRE COMMON STOCK" and "COMPARISON OF THE RIGHTS OF HOLDERS OF BERKSHIRE COMMON STOCK AND DAIRY QUEEN COMMON STOCK."



    This Proxy Statement/Prospectus, the proxy card (which is being sent only to holders of Dairy Queen Class B Stock) and the other enclosed documents are first being mailed to stockholders on or about December 2, 1997.


                           --------------------------


    SEE "CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS" STARTING ON PAGE 13 FOR A DISCUSSION OF CERTAIN MATTERS WHICH STOCKHOLDERS SHOULD CAREFULLY CONSIDER IN EVALUATING THE MERGER.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
          STATEMENT/PROSPECTUS. ANY      REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------


        The date of this Proxy Statement/Prospectus is December 1, 1997.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BERKSHIRE, MERGER SUB, OR DAIRY QUEEN. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BERKSHIRE, MERGER SUB, OR DAIRY QUEEN SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION.

    THE INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) HEREIN WITH RESPECT TO BERKSHIRE HAS BEEN PROVIDED BY BERKSHIRE. THE INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) HEREIN WITH RESPECT TO DAIRY QUEEN HAS BEEN PROVIDED BY DAIRY QUEEN. NEITHER BERKSHIRE NOR DAIRY QUEEN WARRANTS THE ACCURACY OF INFORMATION RELATING TO THE OTHER PARTY.

                             AVAILABLE INFORMATION

    Berkshire and Dairy Queen are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Commission. All such reports, proxy and information statements, and other information filed by Berkshire and Dairy Queen with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection and copying at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Berkshire Class A Stock and the Berkshire Class B Stock are listed on the NYSE. Reports, proxy and information statements, and other information concerning Berkshire should be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Dairy Queen Class A Stock and the Dairy Queen Class B Stock are listed on the Nasdaq National Market. Reports, proxy and information statements, and other information concerning Dairy Queen should be available for inspection at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20001.

    The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information concerning Berkshire and Dairy Queen, both of which file electronically with the Commission.

    Under the rules and regulations of the Commission, the solicitation of the holders of Dairy Queen Class B Stock to approve the Merger Agreement and the Merger and the distribution to all holders of Dairy Queen Common Stock of the form of election constitutes an offering of Berkshire Common Stock to be issued in conjunction with the Merger. Berkshire has filed with the Commission the Registration Statement to register the offering of Berkshire Common Stock issuable in the Merger under the Securities Act. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is subject to and qualified in its entirety by such reference. Reference is made to such Registration Statement and to the exhibits relating thereto for further information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by Berkshire with the Commission (File No. 1-10125) are incorporated herein by reference: (i) Berkshire's Annual Report on Form 10-K for the year ended December 31, 1996, (ii) Berkshire's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, (iii) Berkshire's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, (iv) Berkshire's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, (v) the description of Berkshire's Class A Stock contained in the Registration Statement on Form 8-A filed on October 26, 1988, and (vi) the description of Berkshire's Class B Stock contained in the Registration Statement on Form 8-A filed on April 2, 1996.

    The following documents filed by Dairy Queen with the Commission (File No. 0-6116) are incorporated herein by reference: (i) Dairy Queen's Annual Report on Form 10-K for the fiscal year ended November 30, 1996, (ii) Dairy Queen's Quarterly Report on Form 10-Q for the period ended February 28, 1997, (iii) Dairy Queen's Quarterly Report on Form 10-Q for the period ended May 30, 1997,
(iv) Dairy Queen's Quarterly Report on Form 10-Q for the period ended August 29, 1997, and (v) Dairy Queen's Current Report on Form 8-K filed on October 27, 1997.

    All documents filed by Berkshire and Dairy Queen pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus, and prior to the termination of this offering, shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be part of this Proxy Statement/Prospectus from the date of filing of such documents.

    Any statement contained in this Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference herein is deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/ Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/ Prospectus.


    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROXY STATEMENT/ PROSPECTUS IS DELIVERED, MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, EXCEPT THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). WRITTEN OR ORAL REQUESTS, IN THE CASE OF DOCUMENTS RELATING TO BERKSHIRE, SHOULD BE DIRECTED TO JERRY W. HUFTON, ASSISTANT SECRETARY, BERKSHIRE HATHAWAY INC., 1440 KIEWIT PLAZA, OMAHA, NEBRASKA 68131 (TELEPHONE NO. (402) 346-1400, FACSIMILE NO. (402) 346-3375). WRITTEN OR
ORAL REQUESTS, IN THE CASE OF DOCUMENTS RELATING TO DAIRY QUEEN, SHOULD BE DIRECTED TO DAVE BOND, SECRETARY, INTERNATIONAL DAIRY QUEEN, INC., 7505 METRO BOULEVARD, MINNEAPOLIS, MN 55439 (TELEPHONE NO. (612) 830-0200, FACSIMILE NO.
(612) 830-0270). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 24, 1997.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------

AVAILABLE INFORMATION......................................................................................         ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................        iii

SUMMARY....................................................................................................          1
  The Companies............................................................................................          1
  The Special Meeting......................................................................................          2
  The Merger...............................................................................................          3
  Conflicts of Interest....................................................................................          6
  Certain Risk Factors and Investment Considerations.......................................................          6
  Berkshire Selected Consolidated Financial Data...........................................................          8
  Dairy Queen Selected Consolidated Financial Data.........................................................         10
  Comparative Stock Prices.................................................................................         11
  Comparative Historical and Pro Forma per Share Data......................................................         12

CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS.........................................................         13

DAIRY QUEEN RECENT DEVELOPMENTS............................................................................         14

THE SPECIAL MEETING........................................................................................         15
  General..................................................................................................         15
  Record Date; Stock Entitled to Vote; Quorum..............................................................         15
  Vote Required............................................................................................         15
  Shareholders' Agreement..................................................................................         16
  No Dissenting Stockholders' Rights of Appraisal..........................................................         16
  Proxies; Revocability of Proxies.........................................................................         16
  Solicitation.............................................................................................         17

THE MERGER.................................................................................................         17
  Background of the Merger.................................................................................         17
  Reasons for the Merger; Recommendation of the Dairy Queen Board..........................................         18
  Dairy Queen Financial Advisor............................................................................         20
  Opinion of William Blair & Company, L.L.C................................................................         21
  Form of the Merger.......................................................................................         24
  Merger Consideration.....................................................................................         24
  Cash Limitation..........................................................................................         25
  Election Procedures; Surrender of Dairy Queen Common Stock Certificates..................................         26
  Fractional Shares........................................................................................         28
  Effective Time...........................................................................................         29
  Stock Exchange Listing...................................................................................         29
  Certain Federal Income Tax Considerations................................................................         29
  Treatment of Dairy Queen Employee Stock Options..........................................................         32
  Conflicts of Interest....................................................................................         32
  Security Ownership of Certain Beneficial Owners and Management...........................................         33
  Accounting Treatment.....................................................................................         35
  Approvals and Consents...................................................................................         35
  Delisting and Deregistration of Dairy Queen Common Stock.................................................         35
  Resales of Berkshire Common Stock........................................................................         35

                                                                                                               PAGE
                                                                                                             ---------
CERTAIN PROVISIONS OF THE MERGER AGREEMENT.................................................................         36
  Certain Representations and Warranties...................................................................         36
  Conduct of Business Pending the Merger...................................................................         36
  Indemnification..........................................................................................         37
  Conditions to Consummation of the Merger.................................................................         37
  No Solicitation..........................................................................................         39
  Board of Directors and Officers of Surviving Corporation.................................................         40
  Termination..............................................................................................         40
  Fees and Expenses........................................................................................         41
  Amendment and Waiver.....................................................................................         41

CAPITALIZATION.............................................................................................         42

BUSINESS OF BERKSHIRE......................................................................................         42

BUSINESS OF DAIRY QUEEN....................................................................................         47

DESCRIPTION OF BERKSHIRE COMMON STOCK......................................................................         49

COMPARISON OF THE RIGHTS OF HOLDERS OF BERKSHIRE COMMON STOCK AND DAIRY QUEEN COMMON STOCK.................         50

EXPERTS....................................................................................................         51

LEGAL MATTERS..............................................................................................         51

STOCKHOLDER PROPOSALS FOR 1998 DAIRY QUEEN ANNUAL MEETING..................................................         51



                                LIST OF ANNEXES



ANNEX I  Agreement and Plan of Merger



ANNEX II  Opinion of William Blair & Company, L.L.C.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES, OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS, THE ANNEXES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, IN THEIR ENTIRETY. CAPITALIZED TERMS USED IN THIS SUMMARY AND NOT DEFINED SHALL HAVE THE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

THE COMPANIES


    BERKSHIRE HATHAWAY INC. Berkshire is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries, including GEICO Corporation, the seventh largest auto insurer in the United States. Investment portfolios of Berkshire's insurance subsidiaries include meaningful equity ownership percentages of other publicly traded companies. Such investments at September 30, 1997 included approximately 10.5% of the capital stock of American Express Company, approximately 8.0% of the capital stock of The Coca-Cola Company, approximately 3.5% of the capital stock of The Walt Disney Company, approximately 9.5% of the capital stock of Federal Home Loan Mortgage Corporation, approximately 8.5% of the capital stock of The Gillette Company, approximately 16.0% of the capital stock of The Washington Post Company, approximately 9.0% of the common stock of Wells Fargo & Company, and common and convertible preferred stock of Salomon Inc having approximately 18.0% of the total voting power of that company (which has subsequently merged into a subsidiary of Travelers Group Inc). Much information about these publicly owned companies is available, including information released from time to time by the companies themselves.


    Additionally, Berkshire publishes the BUFFALO NEWS, a daily and Sunday newspaper in upstate New York. Other business activities conducted by non-insurance subsidiaries include publication and distribution of encyclopedias and related educational and instructional material (WORLD BOOK and CHILDCRAFT products), manufacture and marketing of home cleaning systems and related accessories (sold principally under the KIRBY name), manufacture and sale of boxed chocolates and other confectionery products (SEE'S CANDIES), retailing of home furnishings (NEBRASKA FURNITURE MART, R.C. WILLEY HOME FURNISHINGS and STAR FURNITURE COMPANY), manufacture and distribution of uniforms (FECHHEIMER BROTHERS COMPANY), manufacture, import and distribution of footwear (H.H. BROWN SHOE COMPANY, LOWELL SHOE, INC. and DEXTER SHOE COMPANY), retailing of fine jewelry (BORSHEIM'S JEWELRY COMPANY and HELZBERG'S DIAMOND SHOPS) manufacture and distribution of air compressors, air tools and painting systems (CAMPBELL HAUSFELD products), and high-technology training for operators of aircraft and ships (FLIGHTSAFETY). Berkshire also owns a number of other businesses engaged in a variety of activities.

    Operating decisions for the various insurance and non-insurance businesses of Berkshire are made by the managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Warren E. Buffett, Berkshire's Chairman, in consultation with Charles T. Munger, its Vice-Chairman. Berkshire's principal executive offices are located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, and its telephone number is (402) 346-1400. See "BUSINESS OF BERKSHIRE."

    INTERNATIONAL DAIRY QUEEN, INC. Dairy Queen develops, licenses and services a system of 5,796 Dairy Queen stores in the United States, Canada and other foreign countries featuring hamburgers, hot dogs, various dairy desserts and beverages, 34 of which are wholly or jointly owned and operated by Dairy Queen; 414 Orange Julius stores in the United States, Canada and other foreign countries featuring blended drinks made from orange juice, fruits and fruit flavors, along with various snack items; and 46 Karmelkorn stores featuring popcorn and other treat items.

    To support and promote the businesses of its franchisees, Dairy Queen undertakes product development and market testing, creates and coordinates advertising programs, provides training and advisory services for store operators and enforces quality control standards. A major portion of Dairy Queen's operating income is derived from franchise service fees paid by franchised stores and stores licensed by territorial operators. Dairy Queen also sells equipment to stores and sells other products used in store operations to a system of independently-owned warehouses, which also purchase approved products from other suppliers. These warehouses in turn sell products to retail stores in their geographical areas.

    Dairy Queen's principal executive offices are located at 7505 Metro Boulevard, Minneapolis, Minnesota 55439, and its telephone number is (612) 830-0200. See "BUSINESS OF DAIRY QUEEN."

    QDI, INC. Merger Sub was incorporated in October 1997 for the sole purpose of consummating the Merger and has engaged in no other business.

THE SPECIAL MEETING


    TIME, DATE AND PLACE; MATTERS TO BE CONSIDERED; RECORD DATE. The Special Meeting of stockholders of Dairy Queen is scheduled to be held at the General Offices of Dairy Queen on January 5, 1998 at 10:00 a.m., Minneapolis time. At the Special Meeting, holders of Dairy Queen Class B Stock will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may be properly brought before the meeting. Stockholders of record at the close of business on November 20, 1997 (the "Record Date") will be entitled to notice of the Special Meeting, and holders of outstanding shares of Dairy Queen Class B Stock as of such date will be entitled to vote at the Special Meeting. See "THE SPECIAL MEETING--General" and "--Record Date; Stock Entitled to Vote; Quorum."



    VOTE REQUIRED; QUORUM. As of the Record Date, there were 8,014,217 shares of Dairy Queen Class B Stock outstanding and entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding Class B shares entitled to vote at the Special Meeting is required to approve the Merger Agreement. Pursuant to the Shareholders' Agreement (as defined), Mr. John W. Mooty, the Chairman of the Board of Dairy Queen and one of its largest stockholders, and certain other stockholders (together holding 31.2% of the outstanding shares of Dairy Queen Class B Stock) have agreed, among other things, to vote for approval and adoption of the Merger Agreement and to elect to receive the Stock Consideration (as defined) in exchange for their shares of Dairy Queen Common Stock. See


"--Shareholders' Agreement." In addition, Mr. Mooty has publicly stated that certain other members of his family owning at least 12.3% of the outstanding shares of Dairy Queen Class B Stock intend to vote for approval and adoption of the Merger Agreement and to elect to receive the Stock Consideration in exchange for their shares of Dairy Queen Common Stock. It is expected that the 187,736 shares of Dairy Queen Class B Stock beneficially owned by the directors and executive officers of Dairy Queen who are not parties to the Shareholders' Agreement (2.3% of the outstanding shares of Dairy Queen Class B Stock) will also be voted for approval and adoption of the Merger Agreement.


    The presence, in person or by proxy, of the holders of a majority of the total number of issued and outstanding Class B shares entitled to vote at the Special Meeting will constitute a quorum. Under applicable Delaware law, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement. Approval of the Merger by the Berkshire stockholders is not required. See "THE SPECIAL MEETING--Record Date; Stock Entitled to Vote; Quorum" and "--Vote Required."


    SHAREHOLDERS' AGREEMENT. Mr. Mooty, certain members of his family (one of whom is also a director and one of whom is also an officer of Dairy Queen) and another significant stockholder (together holding 31.2% of the outstanding shares of Dairy Queen Class B Stock) have entered into a shareholders' agreement with Berkshire (the "Shareholders' Agreement") pursuant to which they have agreed, among other things, to vote for approval and adoption of the Merger Agreement, to elect to receive the Stock Consideration in exchange for their shares of Dairy Queen Common Stock, to vote against a Transaction Proposal (as defined) and to not solicit or encourage a Transaction Proposal. Berkshire has agreed to indemnify each such stockholder against all losses incurred in connection with the execution or performance of the Shareholders' Agreement.

THE MERGER

    FORM OF THE MERGER; EFFECTIVE TIME. If the necessary approval of stockholders is obtained and all other conditions to the Merger are satisfied or waived, Dairy Queen will be merged with and into Merger Sub, with Merger Sub being the surviving corporation after the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Berkshire. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with applicable law or on such later date as the certificate may specify (the "Effective Time"). The name of the Surviving Corporation will be changed to International Dairy Queen, Inc. See "THE MERGER--Form of the Merger" and "-- Effective Time."

    MERGER CONSIDERATION. The Merger Agreement provides that, as of the Effective Time and subject to the limitation that not more than 55% of the total value of the consideration paid in the Merger be paid in cash, each outstanding share of Dairy Queen Common Stock (other than shares owned by Dairy Queen, any subsidiary of Dairy Queen, Berkshire, Merger Sub or any other subsidiary of Berkshire) will be converted, at the election of the holder thereof, into the right to receive (i) $27.00 in cash (the "Cash Consideration"), (ii) the portion of a share of Berkshire Class A Stock determined by dividing $26.00 by the Average Class A Stock Price (the "Class A Stock Consideration") or (iii) the portion of a share of Berkshire Class B Stock determined by multiplying the Class A Exchange Ratio by 30 (the "Class B Stock Consideration," and together with the Class A Stock Consideration, the "Stock Consideration"). To the extent that none of the foregoing elections is effectively made, shares of Dairy Queen Common Stock will be converted into Berkshire Class B Stock. No fractional shares of Berkshire Class A Stock or Class B Stock will be issued in the Merger. In lieu thereof, stockholders will receive Berkshire Class B Stock and/or cash. See "THE MERGER--Fractional Shares" and "--Merger Consideration."

    ELECTIONS. To be effective, an election must be made on a properly completed and signed Form of Election received by the Exchange Agent by 5:00 p.m., New York City time, on the last business day prior to the date of the Special Meeting and accompanied by the certificates representing the shares of Dairy Queen Common Stock (duly endorsed in blank or otherwise in a form acceptable for transfer) as to which such election is being made (or an appropriate guarantee of delivery). Stockholders can indicate on the Form of Election whether they wish to receive the Cash Consideration, the Class A Stock Consideration or the Class B Stock Consideration. If none of the elections is effectively made, the Class B Stock Consideration (and/or cash in lieu of a fractional share of Berkshire Class B Stock) will be issued and delivered in the Merger. See "The MERGER--Election Procedures; Surrender of Dairy Queen Common Stock Certificates."


    STOCKHOLDERS ARE URGED TO DELIVER TO THE EXCHANGE AGENT A PROPERLY COMPLETED FORM OF ELECTION, ACCOMPANIED BY STOCK CERTIFICATES (OR GUARANTEE OF DELIVERY), NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 31, 1997. PLEASE USE THE MANILA ENVELOPE FOR SENDING THE FORM OF ELECTION AND REQUIRED DOCUMENTS.


    CASH LIMITATION. The election to receive the Cash Consideration will be subject to adjustment so that the Total Cash Consideration (as defined) paid to all Dairy Queen stockholders in the Merger will not exceed 55% (the "Cash Limitation") of the sum of (i) the Total Cash Consideration, (ii) the Total Class A Merger Consideration (as hereinafter defined), and (iii) the Total Class B Merger Consideration (as hereinafter defined). See "THE MERGER--Cash Limitation." If the Cash Limitation is exceeded, then stockholders electing the Cash Consideration (the "Cash Electing Stockholders") who hold a sufficient number of shares of Dairy Queen Common Stock to receive as part of the Merger Consideration (as defined) at least one share of Berkshire Class B Stock will receive one such share in lieu of the cash election, with the Exchange Agent selecting by lot the Cash Electing Stockholders to participate in this procedure if the participation of fewer than all Cash Electing Stockholders is sufficient to reduce the Cash Consideration to an amount equal to or less than the Cash Limitation. If such procedure is not sufficient to reduce the Cash Consideration to an amount equal to or less than the Cash Limitation, then each Cash Electing Stockholder who holds a sufficient number of shares of Dairy Queen Common Stock to receive as part of the Merger Consideration at least a second whole share of Berkshire Class B Stock will receive such share in lieu of the cash election, with the Exchange Agent similarly selecting by lot the Cash Electing Stockholders to participate, if appropriate. If such procedure is not sufficient to reduce the Cash Consideration to an amount equal to or less than the Cash Limitation, then each Cash Electing Stockholder who holds a sufficient number of shares of Dairy Queen Common Stock to receive as part of the Merger Consideration at least a third whole share and, to the extent necessary, greater than three whole shares, of Berkshire Class B Stock will receive such third or more shares in lieu of the cash election, until the Cash Consideration is equal to or less than the Cash Limitation. For a more detailed description, see "THE MERGER--Cash Limitation." There can be no assurance that each stockholder will receive only the Cash Consideration if such stockholder makes a Cash Election. See "CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS." However, stockholders who elect to receive the Stock Consideration will receive their entire consideration (except for the cash paid in lieu of fractional shares) in shares of the Berkshire Common Stock and will not be subject to such allocation procedure. The receipt of cash may generate taxable income. See "THE MERGER--Certain Federal Income Tax Considerations."


    RECOMMENDATION OF THE DAIRY QUEEN BOARD. The Dairy Queen Board has determined that the Merger is fair to and in the best interests of Dairy Queen and its stockholders. Accordingly, the Dairy Queen Board has unanimously adopted the Merger Agreement and recommends that the holders of Dairy Queen Class B Stock vote to approve and adopt the Merger Agreement at the Special Meeting. See "THE MERGER--Background of the Merger" and "--Reasons for the Merger; Recommendation of the Dairy Queen Board."


    FINANCIAL ADVISOR TO THE BOARD. William Blair & Company, L.L.C. ("William Blair"), a nationally recognized firm, acted as financial advisor to the Dairy Queen Board in connection with the Merger. On October 21, 1997, William Blair delivered its oral opinion (subsequently confirmed in writing) to the Dairy Queen Board, to the effect that, as of such date and based upon the assumptions made, matters considered and certain limitations on the scope of review in connection with such opinion, the aggregate amount of cash, shares of Berkshire Class A Stock and shares of Berkshire Class B Stock (collectively, the "Merger Consideration") to be received by Dairy Queen stockholders in the Merger is fair to such holders from a financial point of view. A copy of the written opinion of William Blair which sets forth the assumptions made, matters considered, and limitations on the scope of review undertaken by William Blair is attached as Annex II. William Blair has confirmed the continuing validity of its opinion to the Dairy Queen Board as of the date of this Proxy Statement/Prospectus. Stockholders are urged to, and should, read such opinion in its entirety. See "The MERGER--Dairy Queen Financial Advisor" and "--Opinion of William Blair & Company, L.L.C."



    CONDITIONS TO THE MERGER. The obligations of Berkshire, Merger Sub and Dairy Queen to consummate the Merger are subject to various conditions, including, without limitation, (i) obtaining the approval of a majority of the outstanding shares of Dairy Queen Class B Stock, (ii) absence of any order or other legal restraint or prohibition preventing the consummation of the Merger,
(iii) execution and delivery by John W. Mooty, Chairman of the Board of Directors of Dairy Queen, of (and the exercise of his best efforts to cause the other members of his family and such other stockholders as may be necessary or desirable to execute and deliver) an agreement which prohibits the disposition of Berkshire Common Stock (except under certain circumstances) for a two-year period following the Effective Time and (iv) receipt by Dairy

Queen and Berkshire of opinions of their respective counsel to the effect that, on the basis of facts, representations, assumptions, and agreements set forth or referred to in such opinions, the Merger will qualify, for U.S. federal income tax purposes, as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that Berkshire, Merger Sub and Dairy Queen will each be a party to the reorganization within the meaning of Section 368(b) of the Code. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to Consummation of the Merger" and "THE MERGER--Approvals and Consents."

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual written consent of Berkshire and Dairy Queen or (ii) by either Berkshire or Dairy Queen (a) if any court or other governmental entity has issued a final and nonappealable order, decree or ruling or taken any other final and nonappealable action permanently enjoining or otherwise prohibiting the Merger or (b) if the Merger has not been consummated on or before March 31, 1998 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations thereunder).


    The Merger Agreement also may be terminated by Dairy Queen under the following circumstances: (i) the failure of Berkshire or Merger Sub to perform any of their respective material obligations under the Merger Agreement or (ii) if after the receipt of an unsolicited proposal (a "Transaction Proposal") by a third party to merge with or acquire a substantial equity interest in, or a substantial portion of the assets of, Dairy Queen, the Dairy Queen Board withdraws or modifies its recommendation of the Merger Agreement and the Merger (provided that the Dairy Queen Board has concluded in good faith, after consulting with and considering the advice of outside legal counsel, that such action is required in the exercise of its fiduciary duties to Dairy Queen stockholders and has complied with certain other obligations to Berkshire). See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Termination."


    The Merger Agreement may also be terminated by Berkshire (i) if the required approval of the Dairy Queen Class B stockholders has not been obtained, (ii) if Dairy Queen fails to perform any of its material obligations under the Merger Agreement, (iii) if the Dairy Queen Board (a) withdraws, modifies or amends, in a manner adverse to Berkshire, its approval or recommendation of the Merger Agreement or the Merger or (b) recommends any Transaction Proposal from a third party other than Berkshire or (iv) if Dairy Queen exercises certain rights with respect to a Transaction Proposal from a third party and continues discussions with any third party regarding such Transaction Proposal for more than 10 business days after receiving such Transaction Proposal or fails to reject any publicly disclosed Transaction Proposal made by a third party within 10 business days after receiving such Transaction Proposal or, if sooner, the date its existence first becomes publicly disclosed. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--No Solicitation" and "--Termination."

    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. The obligations of Berkshire, Merger Sub and Dairy Queen to consummate the Merger are subject to the receipt by Berkshire and Dairy Queen of the opinions of their respective counsel to the effect that, on the basis of facts, representations, assumptions and agreements set forth or referred to therein, the Merger will qualify, for U.S. federal income tax purposes, as a reorganization within the meaning of Section 368 of the Code, and Berkshire, Merger Sub and Dairy Queen will each be a party to the reorganization within the meaning of Section 368(b) of the Code. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to Consummation of the Merger." If the Merger so qualifies, then, in general (i) a stockholder who exchanges shares solely for cash will recognize capital gain or loss equal to the difference between the amount of cash received and the adjusted basis in the shares of Dairy Queen Common Stock surrendered therefor, (ii) a stockholder who exchanges shares solely for shares of Berkshire Common Stock will not recognize any gain or loss except with respect to cash received in lieu of a fractional share of Berkshire Class B Stock and (iii) a stockholder who exchanges shares for a combination of Berkshire Common Stock and cash will recognize gain equal to the lesser of (a) the excess of the sum of the cash and fair market value of Berkshire Common Stock received over the tax basis in the shares exchanged and
(b) the amount of cash received. Certain exceptions and/or other considerations may apply to the above. See "THE MERGER--Certain Federal Income Tax Considerations."

    STOCK EXCHANGE LISTING. Berkshire will file an application to list the shares of Berkshire Common Stock to be issued in connection with the Merger on the NYSE, subject to official notice of issuance. The shares of Berkshire Class A Stock and Class B Stock are traded on the NYSE under the symbols "BRK.A" and "BRK.B," respectively.

    ACCOUNTING TREATMENT. The Merger will be accounted for by Berkshire under the purchase method of accounting in accordance with Accounting Principles Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the aggregate consideration paid by Berkshire in the Merger will be allocated to Dairy Queen's assets and liabilities based on their fair market values at the Effective Time, with any excess being treated as goodwill. The assets and liabilities and results of operations of Dairy Queen will be consolidated into the assets and liabilities and results of operations of Berkshire commencing at the Effective Time.


    REGULATORY APPROVALS REQUIRED. Pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Berkshire and Dairy Queen each filed on November 10, 1997 with the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") a Notification and Report Form with respect to the Merger. On November 21, 1997, the FTC notified Berkshire and Dairy Queen that the waiting period under the HSR Act had been terminated. See "THE MERGER--Approvals and Consents."


    NO DISSENTING STOCKHOLDERS' RIGHTS OF APPRAISAL. Under Delaware law, stockholders of Dairy Queen are not entitled to exercise dissenting stockholders' rights of appraisal.

CONFLICTS OF INTEREST


    Certain executive officers and directors of Dairy Queen, including Messrs. Michael P. Sullivan, Edward A. Watson and Charles W. Mooty, have interests in the Merger in addition to their interests as stockholders of Dairy Queen. Such interests relate, among other things, to provisions in the Merger Agreement regarding compensation plans and the exchange of outstanding options to purchase Dairy Queen Common Stock for cash. Mr. John W. Mooty, the Chairman of the Board of Dairy Queen and one of its largest stockholders, Mrs. Jane N. Mooty, a director of Dairy Queen, and Mr. Charles W. Mooty, Executive Vice President and Chief Financial Officer of Dairy Queen, are each a party to the Shareholders' Agreement, and thus have agreed to vote for approval and adoption of the Merger Agreement, to elect to receive the Stock Consideration in exchange for their shares of Dairy Queen Common Stock, to vote against any Transaction Proposal and to not solicit or encourage any Transaction Proposal. Berkshire has stated that it expects to retain all officers of Dairy Queen following the Merger. Pursuant to the terms of the Merger Agreement, Dairy Queen has agreed to and, from and after the Effective Time, Berkshire and the Surviving Corporation have agreed to, indemnify the officers, directors and employees of Dairy Queen against, among other things, claims arising out of the Merger or the Merger Agreement, subject to certain limitations. See "THE MERGER--Conflicts of Interest" and "--Background of the Merger."


CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS


    In considering whether to vote for approval of the Merger Agreement, and in making an election among cash, Berkshire Class A Stock and Berkshire Class B Stock as the Merger Consideration, stockholders of Dairy Queen should carefully consider the following: (i) the value of Berkshire Common Stock at the Effective Time may vary from its price at the time of the determination of the Average Class A Stock Price, the date of this Proxy Statement/Prospectus and the date of the Special Meeting; (ii) each share of Berkshire Class A Stock is convertible into 30 shares of Berkshire Class B Stock, but shares of Berkshire Class B Stock are not convertible into shares of Berkshire Class A Stock or any other security;

(iii) if the Cash Limitation is exceeded, then certain Dairy Queen stockholders electing to receive the Cash Consideration will not receive the Cash Consideration for all of their shares of Dairy Queen Common Stock but will receive a combination of cash and Berkshire Class B Stock; (iv) the past growth rate of Berkshire's book value per share is not indicative of future results of Berkshire; (v) if for any reason the services of key management personnel of Berkshire, particularly Warren E. Buffett, were to become unavailable to Berkshire, there could be a material adverse effect on Berkshire and on the market price of Berkshire Common Stock; (vi) Berkshire's "super-cat" insurance business is virtually certain to produce huge losses in some years in the future; (vii) compared to other insurers, Berkshire's insurance subsidiaries keep an unusually high percentage of their assets in common stock and diversify their portfolios far less than is conventional and thus a significant decline in the general stock market could have a material adverse effect on the price of Berkshire Common Stock; and (viii) Dairy Queen stockholders who receive Berkshire Class B Stock will not participate in a shareholder-designated charitable contributions program that is available to holders of Berkshire Class A Stock. See "CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS."

                 BERKSHIRE SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data which follows should be read in conjunction with the audited consolidated financial statements and accompanying notes and the unaudited condensed consolidated financial statements and accompanying notes of Berkshire in the documents which are incorporated by reference in this Proxy Statement/Prospectus. Berkshire's consolidated financial statements for the years ended December 31, 1992 through December 31, 1995 have been restated to account for Berkshire's acquisition of GEICO Corporation on January 2, 1996. The condensed consolidated financial statements of Berkshire as of September 30, 1997 and September 30, 1996 and for the periods then ended are unaudited; however, in Berkshire's opinion, they reflect all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations for such periods. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                               YEAR ENDED DECEMBER 31,
                                   -----------------------    --------------------------------------------------------------------
                                     1997         1996           1996           1995          1994           1993          1992
                                   ---------   -----------    -----------    -----------   -----------    -----------    ---------
                                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
  Insurance premiums earned......  $ 3,331.9   $   2,904.8    $   4,117.8    $     957.5   $     923.2    $     650.7    $   664.3
  Sales and service revenues.....    2,493.2       2,137.0        3,061.2        2,755.9       2,351.9        1,962.9      1,774.4
  Interest, dividend and other
    investment
    income.......................      686.2         582.5          811.9          629.2         519.0          520.7        485.5
  Income from finance
    businesses...................       23.7          16.9           25.3           26.6          24.9           22.2         20.7
  Realized investment gain(1)....      250.7       2,428.6(2)     2,484.1(2)       194.1          91.3          546.4         89.9
                                   ---------   -----------    -----------    -----------   -----------    -----------    ---------
  Total revenues.................  $ 6,785.7   $   8,069.8    $  10,500.3    $   4,563.3   $   3,910.3    $   3,702.9    $ 3,034.8
                                   ---------   -----------    -----------    -----------   -----------    -----------    ---------
                                   ---------   -----------    -----------    -----------   -----------    -----------    ---------
EARNINGS:
  Before realized investment gain
    and cumulative effect of
    accounting change............  $   766.1   $     555.3    $     883.4    $     669.9   $     491.9(3) $     520.2(4) $   400.8
  Realized investment gain(1)....      162.7       1,568.6(2)     1,605.2(2)       125.0          61.1          356.7         59.6
  Cumulative effect of change in
    accounting for income
    taxes........................     --           --             --             --            --               (33.3)      --
                                   ---------   -----------    -----------    -----------   -----------    -----------    ---------
  Net earnings...................  $   928.8   $   2,123.9    $   2,488.6    $     794.9   $       553    $     843.6    $   460.4
                                   ---------   -----------    -----------    -----------   -----------    -----------    ---------
                                   ---------   -----------    -----------    -----------   -----------    -----------    ---------
SOURCES OF NET EARNINGS:
  Property and casualty
    insurance....................  $   619.8   $     454.5    $     689.6    $     496.4   $     487.3    $     436.2    $   287.8
  Non-insurance businesses.......      178.8         123.2          226.5          191.4         202.2          166.5        154.1
  Realized investment gain(1)....      162.7       1,568.6(2)     1,605.2(2)       125.0          61.1          356.7         59.6
  Interest expense...............      (50.0)        (45.1)         (55.7)         (34.9)        (37.3)         (35.6)       (62.9)
  Other..........................       17.5          22.7           23.0           17.0          12.3            6.7         21.8
                                   ---------   -----------    -----------    -----------   -----------    -----------    ---------
  Earnings before non-recurring
    charges and effect of
    accounting change............  $   928.8   $   2,123.9    $   2,488.6    $     794.9   $     725.6    $     930.5    $   460.4
  Non-recurring charges and
    effect of accounting
    change.......................     --           --             --             --             (172.6)(3)       (86.9)(5)    --
                                   ---------   -----------    -----------    -----------   -----------    -----------    ---------
  Net earnings...................  $   928.8   $   2,123.9    $   2,488.6    $     794.9   $     553.0    $     843.6    $   460.4
                                   ---------   -----------    -----------    -----------   -----------    -----------    ---------
                                   ---------   -----------    -----------    -----------   -----------    -----------    ---------
  Net earnings per share(6)......  $     753   $     1,766    $     2,065    $       670   $       470    $       730    $     402
                                   ---------   -----------    -----------    -----------   -----------    -----------    ---------
                                   ---------   -----------    -----------    -----------   -----------    -----------    ---------
Average shares outstanding, in
  thousands(6)...................      1,233         1,203          1,205          1,187         1,178          1,156        1,146

                                                 AS OF SEPTEMBER 30,                    AS OF DECEMBER 31,
                                                 --------------------  -----------------------------------------------------
                                                   1997       1996       1996       1995       1994       1993       1992
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
  Total assets.................................  $50,613.4  $39,206.7  $43,409.4  $28,711.4  $20,609.6  $18,697.5  $15,721.5
  Borrowings under investment agreements and
    other debt(7)..............................    1,832.2    1,435.2    1,944.4    1,061.7      810.7      972.4    1,154.7
  Stockholders' equity.........................   28,007.0   21,188.7   23,426.3   16,738.7   11,651.5   10,140.2    8,132.9


------------------------------

(1) The amount of realized investment gain for any given period has no predictive value, and variations in amount from period to period have no practical analytical value, particularly in view of the unrealized appreciation now existing in Berkshire's consolidated investment portfolio.

(2) In March 1996, The Walt Disney Company completed its acquisition of Capital Cities/ABC, Inc. A pre-tax realized gain related to this transaction of $2.2 billion ($1.4 billion after-tax) is included in 1996's results.

(3) Includes a charge of $172.6 million representing an other-than-temporary decline in value of investment in USAirways Group, Inc. preferred stock.

(4) Includes a charge of $53.6 million representing the effect of the change in U.S. federal income tax rates on deferred taxes applicable to unrealized appreciation.

(5) Includes a charge of $33.3 million related to change in accounting for income taxes and $53.6 million as described in (4) above.

(6) On May 8, 1996, Berkshire issued 517,500 shares of Berkshire Class B Stock in the initial public offering of that class of stock. Each share of Berkshire Class B Stock has economic rights equal to one-thirtieth ( 1/30) of a share of Berkshire Class A Stock. Average shares outstanding for 1996 and the 1997 periods include average Berkshire Class A shares and average Berkshire Class B shares determined on an equivalent Berkshire Class A Stock basis. Net earnings per share shown above represents net earnings per equivalent share of Berkshire Class A Stock. Net earnings per share of Berkshire Class B Stock is equal to one-thirtieth ( 1/30) of such amount.

(7) Excludes borrowings of finance businesses.

                DAIRY QUEEN SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data which follows should be read in conjunction with the audited consolidated financial statements and accompanying notes and the unaudited consolidated financial statements and notes of Dairy Queen in the documents which are incorporated by reference in this Proxy Statement/Prospectus. The consolidated financial statements of Dairy Queen as of August 29, 1997 and August 30, 1996 and for the periods then ended are unaudited; however, in Dairy Queen's opinion, they reflect all adjustments, consisting only of normal recurring items, necessary to present a fair presentation of the financial position and the results of operations for such periods. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                                                     NINE MONTHS ENDED
                                                  ------------------------             FISCAL YEAR ENDED NOVEMBER 30,
                                                  AUGUST 29,   AUGUST 30,   -----------------------------------------------------
                                                     1997         1996        1996       1995       1994       1993       1992
                                                  -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
  REVENUES:
    Net sales...................................   $ 242,371    $ 244,450   $ 308,141  $ 297,723  $ 268,804  $ 241,612  $ 228,051
    Sales by company-operated restaurants.......      26,416       19,885      27,883     --         --         --         --
    Service fees................................      45,888       44,347      56,846     57,110     54,170     51,601     50,627
    Real estate finance and rental income.......       6,321        5,918       7,918      7,543      8,081      8,988      9,984
    Other.......................................      11,358        8,129      10,719      9,599      9,777      8,893      8,448
                                                  -----------  -----------  ---------  ---------  ---------  ---------  ---------
    Total revenues..............................     332,354      322,729     411,507    371,975    340,832    311,094    297,110
  OPERATING EXPENSES:
    Cost of sales...............................     217,935      220,530     278,317    267,867    242,413    217,155    204,650
    Cost of sales: company-operated
      restaurants...............................      23,581       17,430      25,035     --         --         --         --
    Expenses applicable to real estate finance
      and rental income.........................       5,880        5,517       7,386      7,030      7,572      8,441      9,357
    Selling, general and administrative.........      35,711       34,442      45,468     44,481     40,494     37,516     35,472
                                                  -----------  -----------  ---------  ---------  ---------  ---------  ---------
    Total expenses..............................     283,107      277,919     356,206    319,378    290,479    263,112    249,479
                                                  -----------  -----------  ---------  ---------  ---------  ---------  ---------
  Operating income..............................      49,247       44,810      55,301     52,597     50,353     47,982     47,631
  Net interest income...........................       3,212        1,685       2,579      2,300      1,578      1,426       (316)
  Minority interest in earnings of consolidated
    subsidiaries and joint ventures.............        (758)        (893)     (1,135)    --         --         --         --
                                                  -----------  -----------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes....................      51,701       45,602      56,745     54,897     51,931     49,408     47,315
  Provision for income taxes....................      20,320       17,920      22,300     21,680     20,510     19,520     18,220
                                                  -----------  -----------  ---------  ---------  ---------  ---------  ---------
  Net income....................................   $  31,381    $  27,682   $  34,445  $  33,217  $  31,421  $  29,888  $  29,095
                                                  -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                                  -----------  -----------  ---------  ---------  ---------  ---------  ---------
  Earnings per common and common equivalent
    shares......................................   $    1.41    $    1.22   $    1.52  $    1.43  $    1.30  $    1.19  $    1.12
                                                  -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                                  -----------  -----------  ---------  ---------  ---------  ---------  ---------
  Average common and common equivalent shares
    outstanding.................................      22,264       22,773      22,648     23,218     24,261     25,103     26,036
                                                  -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                                  -----------  -----------  ---------  ---------  ---------  ---------  ---------
  BALANCE SHEET DATA:
    (at period end)
    Total assets................................   $ 262,459    $ 235,016   $ 229,434  $ 211,489  $ 197,887  $ 184,398  $ 179,480
    Long-term debt..............................       3,180       13,098       3,543     24,760     23,344     23,902     25,820
    Working capital.............................      73,125       54,213      49,037     63,744     55,278     36,382     35,570
    Total stockholders' equity(1)...............     195,253      161,478     168,110    147,700    131,361    116,685    102,599


------------------------------


(1) During the above periods Dairy Queen purchased shares of its common stock as follows: 1997--346,442 shares; 1996--751,420 shares; 1995--1,005,926 shares;
    1994--975,254 shares; 1993--887,718 shares; 1992--675,971 shares. The aggregate cost of these repurchases was $85,145,085 which has been charged to stockholders' equity.

                            COMPARATIVE STOCK PRICES


    Dairy Queen Class A Stock and Dairy Queen Class B Stock are listed and traded on the Nasdaq National Market under the symbols "INDQ.A" and "INDQ.B," respectively; Berkshire Class A Stock and Berkshire Class B Stock are listed and traded on the NYSE under the symbols "BRK.A" and "BRK.B," respectively.


    The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Dairy Queen Class A Stock and Dairy Queen Class B Stock, as reported by Nasdaq, and Berkshire Class A Stock and Berkshire Class B Stock, as reported on the NYSE Composite Tape. Berkshire has not paid a cash dividend on its Common Stock since 1967 and has no present intention of paying a dividend on either the Berkshire Class A Stock or Berkshire Class B Stock in the future. Berkshire Class B Stock was first issued to the public and commenced trading on the NYSE on May 8, 1996. Dairy Queen has not paid cash dividends on its Common Stock and has no present intention of paying a dividend on either the Dairy Queen Class A Stock or Dairy Queen Class B Stock in the future.


                                         BERKSHIRE           BERKSHIRE          DAIRY QUEEN         DAIRY QUEEN
                                       CLASS A STOCK       CLASS B STOCK       CLASS A STOCK       CLASS B STOCK
                                     ------------------  ------------------  ------------------  ------------------
                                       HIGH      LOW       HIGH      LOW       HIGH      LOW       HIGH      LOW
                                     --------  --------  --------  --------  --------  --------  --------  --------
1995
First Quarter......................  $ 25,200  $ 20,250     --        --     $  19.25  $  16.00  $  19.00  $  16.00
Second Quarter.....................    24,450    21,500     --        --        19.75     17.25     20.50     17.50
Third Quarter......................    30,600    23,400     --        --        22.25     19.25     20.38     19.50
Fourth Quarter.....................    33,400    28,850     --        --        24.75     20.75     25.50     20.50

1996
First Quarter......................    38,000    29,800     --        --        23.25     20.25     23.50     20.00
Second Quarter.....................    36,000    30,000     1,220       990     22.50     20.00     21.75     19.75
Third Quarter......................    33,500    30,500     1,117     1,005     22.25     19.00     21.50     19.00
Fourth Quarter.....................    36,500    31,500     1,175     1,055     20.75     18.75     20.50     18.75

1997
First Quarter......................    37,900    33,000     1,264     1,088     22.75     19.12     23.50     18.75
Second Quarter.....................    48,600    35,900     1,624     1,197     24.50     21.00     24.25     21.00
Third Quarter......................    48,300    41,300     1,608     1,377     28.25     23.12     28.00     23.50
Fourth Quarter (through November
  28, 1997) .                          47,200    42,500     1,565     1,400     26.75     23.38     27.38     24.75



    On October 20, 1997, the last trading day prior to the announcement of the Merger Agreement, the last reported per share sale prices, as reported on the NYSE Composite Tape, of Berkshire Class A Stock and Berkshire Class B Stock were $44,600 and $1,485, respectively and the last reported per share sale prices, as reported by Nasdaq, of Dairy Queen Class A Stock and Dairy Queen Class B Stock were $24 1/8 and $25 7/8, respectively.



    On November 28, 1997, the last reported per share sale prices, as reported on the NYSE Composite Tape, of Berkshire Class A Stock and Berkshire Class B Stock were $45,300 and $1,508, respectively and the last reported per share sale price, as reported by Nasdaq, of Dairy Queen Class A Stock was $26 3/8. On November 26, 1997, the last day prior to the date of this Proxy Statement/Prospectus on which shares of Dairy Queen Class B Stock were actually traded, the last reported per share sale price, as reported by Nasdaq, of Dairy Queen Class B Stock was $26 3/4.


    The market prices of Dairy Queen Class A and Class B Stock and Berkshire Class A and Class B Stock are subject to fluctuation. Consequently, Dairy Queen stockholders are urged to obtain current market quotations.

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

    The table below sets forth historical earnings per share, cash dividends per share and book value per share data of Berkshire for the nine months ended September 30, 1997 and the year ended December 31, 1996 and of Dairy Queen for the nine months ended August 29, 1997 and the year ended November 30, 1996, and unaudited pro forma combined per share data of Berkshire and pro forma equivalent per share data of Dairy Queen for the nine months ended September 30, 1997 and for the year ended December 31, 1996. The data should be read in conjunction with the historical financial statements and notes thereto incorporated by reference in this Proxy Statement/Prospectus and the selected historical financial data elsewhere in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The pro forma data gives effect to the Merger under the purchase method of accounting. Because the relative amounts of Cash Consideration and Stock Consideration in the Merger depend upon, among other things, the elections of Dairy Queen stockholders and the application of procedures to ensure that the Cash Consideration does not exceed the Cash Limitation (see "THE MERGER--Merger Consideration" and "--Cash Limitation"), two alternative scenarios of unaudited pro forma comparative per share data are presented. Scenario 1 assumes that 55% of the Merger Consideration is Cash Consideration and 45% of the Merger Consideration is Stock Consideration. Scenario 2 assumes that 100% of the total consideration is Stock Consideration.


                                                                   BERKSHIRE                      DAIRY QUEEN
                                                         ------------------------------  ------------------------------
                                                          NINE MONTHS                     NINE MONTHS
                                                             ENDED        YEAR ENDED         ENDED        YEAR ENDED
                                                         SEPTEMBER 30,   DECEMBER 31,     AUGUST 29,     NOVEMBER 30,
                                                            1997(1)         1996(1)          1997            1996
                                                         -------------  ---------------  -------------  ---------------
Historical:
  Earnings Per Share...................................    $     753       $   2,065       $    1.41       $    1.52
  Cash Dividends Paid Per Share(2).....................       --              --              --              --
  Book Value Per Share.................................       22,694          19,011            8.86            7.60



                                                          SCENARIO 1--MAXIMUM CASH     SCENARIO 2--MAXIMUM STOCK
                                                        ----------------------------  ----------------------------
                                                         NINE MONTHS                   NINE MONTHS
                                                            ENDED       YEAR ENDED        ENDED       YEAR ENDED
                                                        SEPTEMBER 30,  DECEMBER 31,   SEPTEMBER 30,  DECEMBER 31,
                                                           1997(1)        1996(1)        1997(1)         1996
                                                        -------------  -------------  -------------  -------------
Pro Forma Combined:
  Earnings Per Share..................................    $     761      $   2,064      $     765      $   2,063
  Cash Dividends Per Share(2).........................       --             --             --             --
  Book Value Per Share................................       22,799         19,133         22,921         19,276

Dairy Queen Pro Forma Equivalents(3):
  Earnings Per Share..................................         0.44           1.20           0.44           1.20
  Cash Dividends Per Share(2).........................       --             --             --             --
  Book Value Per Share................................        13.23          11.10          13.30          11.19


------------------------------

(1) On May 8, 1996, Berkshire issued 517,500 shares of Berkshire Class B Stock in the initial public offering of that class of stock. Each share of Berkshire Class B Stock has economic rights equal to one-thirtieth of a share of Berkshire Class A Stock. Earnings per share and book value per share for 1996 are reflected above on the equivalent Berkshire Class A Stock basis. The equivalent Berkshire Class B Stock amounts are equal to one-thirtieth of such amounts.

(2) Berkshire has not paid a cash dividend on its common stock since 1967 and has no present intention of paying a dividend on either the Berkshire Class A Stock or Berkshire Class B Stock in the future. Dairy Queen has not paid cash dividends on its Common Stock and has no present intention of paying a dividend on either the Dairy Queen Class A Stock or Dairy Queen Class B Stock in the future.


(3) Dairy Queen pro forma equivalent data represent the unaudited pro forma combined earnings per share and book value per share calculated on the basis of $26 in value of Berkshire Common Stock (valued at $44,800 per share of Berkshire Class A Stock, the last reported sale price on the NYSE Composite Tape on September 30, 1997).

               CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS


    IN CONSIDERING WHETHER TO APPROVE AND ADOPT THE MERGER AGREEMENT, AND IN MAKING AN ELECTION AMONG CASH, BERKSHIRE CLASS A STOCK AND BERKSHIRE CLASS B STOCK AS THE MERGER CONSIDERATION, THE STOCKHOLDERS OF DAIRY QUEEN SHOULD CONSIDER THE FOLLOWING:



    VALUE OF BERKSHIRE COMMON STOCK. Stockholders who elect to receive Berkshire Common Stock in the Merger will receive for each share of Dairy Queen Common Stock $26 in value of shares of Berkshire Class A Stock, or approximately $26 in value of shares of Berkshire Class B Stock, in each case based on the Average Class A Stock Price, which is based on the average of the high and low trading prices of Berkshire Class A Stock on the NYSE Composite Tape for the five consecutive trading days ending on the last business day prior to the Special Meeting. The $26 in value is approximate with respect to Berkshire Class B Stock because the number of shares of Berkshire Class B Stock to be received will be determined by dividing the Average Class A Stock Price by 30, while the trading price of the Berkshire Class B Stock on the NYSE on any day is approximately, but not necessarily exactly, one-thirtieth of the trading price for Berkshire Class A Stock on that day. See "--Nonconvertibility and Market Price of Berkshire Class B Stock" below. The price of Berkshire Common Stock at the Effective Time may vary from its price at the time of determination of the Average Class A Stock Price, the date of this Proxy Statement/Prospectus and the date of the Special Meeting. Such variations may be the result of changes in the business, operations or prospects of Berkshire, changes in the market perception of Berkshire's business, operations or prospects, or general market and economic conditions and other factors. Because the Effective Time is expected to occur after the date of the Special Meeting, there can be no assurance that the price of Berkshire Common Stock on the date of the Special Meeting will be indicative of its price at the Effective Time. The Effective Time is expected to occur on the second business day after the Special Meeting, or as soon thereafter as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. Stockholders are urged to obtain current market quotations for Berkshire Common Stock.


    NONCONVERTIBILITY AND MARKET PRICE OF BERKSHIRE CLASS B STOCK. Each share of Berkshire Class A Stock is convertible into 30 shares of Berkshire Class B Stock, but shares of Berkshire Class B Stock are not convertible into shares of Berkshire Class A Stock or any other security. Although a share of Berkshire Class B Stock may sell below one-thirtieth of the market price for Berkshire Class A Stock, it is unlikely that a share of Berkshire Class B Stock will sell more than fractionally above one-thirtieth of the market price for Berkshire Class A Stock because higher prices than that would cause arbitrage activity to ensue. See "DESCRIPTION OF BERKSHIRE COMMON STOCK."

    POSSIBILITY OF RECEIVING CLASS B STOCK CONSIDERATION IN LIEU OF CASH CONSIDERATION. The Total Cash Consideration (as defined) in the Merger is subject to the Cash Limitation (I.E., that not more than 55% of the total value of the consideration paid in the Merger be paid in cash), which is intended to allow the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code. Mr. John W. Mooty, the Chairman of the Board of Dairy Queen and one of its largest stockholders, certain members of his family and another significant stockholder have entered into a Shareholders' Agreement with Berkshire pursuant to which they have agreed, among other things, to vote in favor of the Merger and to elect to receive the Stock Consideration in exchange for their shares of Dairy Queen Common Stock, which represent approximately 14.1% of the outstanding shares of Dairy Queen Common Stock. In addition, Mr. Mooty has publicly stated that certain other members of his family owning at least 4.7% of the outstanding shares of Dairy Queen Common Stock intend to vote in favor of the Merger and to elect to receive the Stock Consideration in exchange for their shares of Dairy Queen Common Stock. Because of the Cash Limitation, unless stockholders owning a sufficient additional amount of the outstanding shares of Dairy Queen Common Stock elect to receive the Stock Consideration, some or all stockholders electing to receive the Cash Consideration will not receive such Cash Consideration for all shares of Dairy Queen Common Stock as to which they make such election. If a Dairy Queen stockholder who elects to receive the Cash Consideration receives the Class B Stock Consideration with respect to certain shares of Dairy

Queen Common Stock due to the Cash Limitation, such stockholder will receive approximately $26 in value of Berkshire Class B Stock, based on the Average Class A Stock Price, in exchange for such share of Dairy Queen Common Stock, in lieu of receiving $27 in cash. See "THE MERGER--Cash Limitation" and "--Election Procedures; Surrender of Dairy Queen Common Stock Certificates."



    PAST GROWTH RATE IN BERKSHIRE COMMON STOCK IS NOT AN INDICATION OF FUTURE RESULTS. In the years since Berkshire's present management acquired control of Berkshire, its book value per share has grown at a highly satisfactory rate. But because Berkshire's shareholders' equity has grown to approximately $28 billion as of September 30, 1997, nothing like the growth rate of the past can be achieved in the future.


    DEPENDENCE ON KEY MANAGEMENT. Investment decisions and all other capital allocation decisions are made for Berkshire's businesses by Mr. Buffett, its Chairman, age 67, in consultation with Mr. Munger, its Vice Chairman, age 73. If for any reason the services of key management personnel of Berkshire, particularly Mr. Buffett, were to become unavailable to Berkshire, there could be a material adverse effect both on Berkshire and on the market price of Berkshire Common Stock. See "BUSINESS OF BERKSHIRE."

    SUPER-CAT INSURANCE. Berkshire believes that in recent years it has been the largest writer in the world of "super-cat" insurance, whereby reinsurers (such as Berkshire) assume a risk of large losses from mega-catastrophes such as hurricanes or earthquakes. This business has produced underwriting gains of approximately $167 million, $152 million and $240 million in 1996, 1995 and 1994, respectively, but is virtually certain to produce huge losses in some years in the future. Berkshire's present underwriting standards (which are subject to change) seek to limit Berkshire's exposure to a loss from a single event to $1 billion in excess of the premium earned. See "BUSINESS OF BERKSHIRE."

    CONCENTRATION OF INVESTMENTS. Compared to other insurers, Berkshire's insurance subsidiaries keep an unusually high percentage of their assets in common stocks and diversify their portfolios far less than is conventional. A significant decline in the general stock market would produce a large decrease in Berkshire's book value, one far greater than likely to be experienced by most other property-casualty insurance companies. Such a decrease could have a material adverse effect on the share price for Berkshire Common Stock, but would not be a basis for termination of the Merger Agreement by Dairy Queen.


    ABSENCE OF STOCKHOLDER-DESIGNATED CONTRIBUTIONS PROGRAM FOR BERKSHIRE CLASS B STOCK. For some years Berkshire has let its stockholders of record of Berkshire Class A Stock designate charitable contributions to be made by Berkshire. In 1997, stockholders of record as of August 31, 1997 were entitled to designate $16 per share. It is anticipated that this program will continue in the future for stockholders of record of Berkshire Class A Stock. However, shares of Berkshire Class B Stock do not participate in the program. Accordingly, Dairy Queen stockholders who receive the Class B Stock Consideration will not participate in the program with respect to their shares of Berkshire Class B Stock.



                        DAIRY QUEEN RECENT DEVELOPMENTS



    A proposed class action was filed on November 7, 1997 (KENNETH STEINER V. INTERNATIONAL DAIRY QUEEN, INC., ET AL., Court of Chancery, New Castle County, Delaware) by a Dairy Queen stockholder against Dairy Queen and the members of the Dairy Queen Board seeking (1) to enjoin the Merger or, if the Merger is consummated, to rescind the transaction, or, alternatively, (2) joint and several liability for damages in an unstated amount, to compensate the plaintiff and the proposed class of stockholders for the difference between the consideration to be rendered to them pursuant to the Merger and the alleged intrinsic value of Dairy Queen. Through the action, the plaintiff also seeks to recover prejudgment interest, costs and attorneys' fees. The plaintiff's action is based on claims that the consideration to be paid pursuant to the Merger is inadequate and unfair to Dairy Queen stockholders and that in approving the Merger Agreement, the members of the Dairy Queen Board allegedly breached their fiduciary duties to the Dairy Queen stockholders.

    Dairy Queen and the members of the Dairy Queen Board deny the plaintiff's allegations in their entirety and intend to vigorously defend the action. The action is in the early pretrial stages.


                              THE SPECIAL MEETING

GENERAL


    This Proxy Statement/Prospectus is provided to the holders of Dairy Queen Class B Stock in connection with the solicitation of proxies by the Dairy Queen Board for use at the Special Meeting to be held on Monday, January 5, 1998 at 10:00 a.m., Minneapolis time, at the General Offices of Dairy Queen and at any adjournments or postponements thereof. At the Special Meeting, Dairy Queen Class B stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and transact such other business as may properly come before the meeting. A proxy is being provided to Dairy Queen Class B stockholders with this Proxy Statement/Prospectus.


    This Proxy Statement/Prospectus is also provided to all other stockholders of Dairy Queen and constitutes a prospectus furnished by Berkshire for the issuance of shares of Berkshire Class A Stock and Berkshire Class B Stock to be issued to holders of Dairy Queen Common Stock upon consummation of the Merger.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


    Stockholders of Dairy Queen Common Stock at the close of business on the Record Date of November 20, 1997 will be entitled to notice of the Special Meeting or any adjournment or postponement thereof and holders of Dairy Queen Class B Stock at the close of business on such date will be entitled to vote on approval and adoption of the Merger Agreement. As of the Record Date, 8,014,217 shares of Dairy Queen Class B Stock were issued and outstanding. A majority of the outstanding shares of Dairy Queen Class B Stock entitled to vote must be represented in person or by proxy at the Special Meeting in order for a quorum to be present.


VOTE REQUIRED

    The affirmative vote of holders of a majority of the outstanding shares of Dairy Queen Class B Stock entitled to vote at the Special Meeting is required to approve and adopt the Merger Agreement. Consequently, under applicable Delaware law, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement. Each share of Dairy Queen Class B Stock is entitled to one vote.


    THE DAIRY QUEEN BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT HOLDERS OF DAIRY QUEEN CLASS B STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER--REASONS FOR THE MERGER; RECOMMENDATION OF THE DAIRY QUEEN BOARD" AND "--CONFLICTS OF INTEREST."



    As of the close of business on the Record Date, Dairy Queen directors and executive officers and their affiliates may be deemed to be beneficial owners of 1,982,979 shares of Dairy Queen Class B Stock, or approximately 24.9% of the outstanding Class B shares. Pursuant to the Shareholders' Agreement, Mr. Mooty, the Chairman of the Board of Dairy Queen and one of its largest stockholders, and certain other stockholders (together holding 31.2% of the outstanding shares of Dairy Queen Class B Stock) have agreed, among other things, to vote for approval and adoption of the Merger Agreement and to elect to receive the Stock Consideration in exchange for their shares of Dairy Queen Common Stock. See "--Shareholders' Agreement." In addition, Mr. Mooty has publicly stated that certain other members of his family owning at least 12.3% of the outstanding shares of Dairy Queen Class B Stock intend to vote for approval and adoption of the Merger Agreement and to elect to receive the Stock Consideration in exchange for their shares of Dairy Queen Common Stock. It is expected that the 187,736 shares of Dairy Queen Class B Stock beneficially owned by the directors and executive officers of Dairy Queen who are not parties to the Shareholders' Agreement at the close of business on the Record Date (2.3% of the outstanding shares of Dairy Queen Class B Stock) will also be voted for approval and adoption of the Merger Agreement. See "THE MERGER--Security Ownership of Certain Beneficial Owners and Management."


    Approval of the Merger by the Berkshire stockholders is not required.


SHAREHOLDERS' AGREEMENT


    Mr. Mooty, certain members of his family (one of whom is also a director and one of whom is also an officer of Dairy Queen) and another significant stockholder (together holding 31.2% of the outstanding shares of Dairy Queen Class B Stock) have entered into the Shareholders' Agreement with Berkshire, pursuant to which they have agreed, among other things, to vote for approval and adoption of the Merger Agreement, to elect to receive the Stock Consideration in exchange for their shares of Dairy Queen Common Stock, to vote against a Transaction Proposal and to not solicit or encourage a Transaction Proposal. Berkshire has agreed to indemnify each such stockholder against claims arising out of the execution or performance of the Shareholders' Agreement.


NO DISSENTING STOCKHOLDERS' RIGHTS OF APPRAISAL

    Under Delaware law, stockholders of Dairy Queen are not entitled to exercise dissenting stockholders' rights of appraisal.

PROXIES; REVOCABILITY OF PROXIES

    Dairy Queen Class B shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holder thereof. PROXIES WHICH ARE PROPERLY EXECUTED BUT WHICH DO NOT CONTAIN VOTING INSTRUCTIONS WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. It is not expected that any matter other than the Merger Agreement will be brought before the Special Meeting. If a proxy is given to vote for approval and adoption of the Merger Agreement, the persons named in such proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the Special Meeting for action, including without limitation any proposal to adjourn the meeting or otherwise concerning the conduct of the meeting.

    Only stockholders of record on the Record Date are eligible to give their proxies. Therefore, stockholders owning shares held in the name of a brokerage firm, bank or other institution should sign, date and return their proxy cards to such brokerage firm, bank or other institution in the envelope provided by such firm. In addition, brokers who hold shares in street name for customers who are the beneficial owners of such shares generally will not give a proxy to vote shares held for such customers on the proposal to approve and adopt the Merger Agreement without specific instructions from such customers. Since the affirmative vote of the holders of a majority of the outstanding shares of Dairy Queen Class B Stock entitled to vote at the Special Meeting is required to approve and adopt the Merger Agreement, the failure of such customers to provide specific instructions to their brokers will have the effect of a vote against approval and adoption of the Merger Agreement, and failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against approval and adoption of the Merger Agreement.

    The grant of a proxy on the enclosed Dairy Queen form does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to David M. Bond, Secretary of Dairy Queen, at the address set forth under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," a written notice of revocation bearing a later date than the proxy,
(ii) delivering to the Secretary of Dairy Queen a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

SOLICITATION

    Dairy Queen will bear the cost of solicitation of proxies, except that Berkshire and Dairy Queen will share equally the cost of preparing and printing this Proxy Statement/Prospectus and the Registration Statement, including related filing fees. In addition to solicitation by mail, the directors, officers and employees of Dairy Queen may solicit proxies by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and Dairy Queen will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.


    Representatives of Ernst & Young LLP, Dairy Queen's independent auditors, are expected to be at the Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.


    DAIRY QUEEN CLASS B STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. PROXY CARDS SHOULD BE RETURNED IN THE WHITE ENVELOPE.

                                   THE MERGER

    THE DISCUSSION IN THIS PROXY STATEMENT/PROSPECTUS OF THE MERGER AND THE DESCRIPTION OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT ARE SUBJECT TO AND QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX I AND IS INCORPORATED HEREIN BY REFERENCE.

BACKGROUND OF THE MERGER

    Over the past several years, representatives of Dairy Queen have received two preliminary contacts, in addition to the Berkshire contact, regarding the possible acquisition of Dairy Queen. Neither of these contacts advanced beyond the initial stage.


    In the fall of 1996, Richard P. Kiphart, a Principal of William Blair & Company, L.L.C. ("William Blair"), which had represented Dairy Queen in the past, contacted John W. Mooty, Chairman of the Board of Dairy Queen, to determine if Dairy Queen would be interested in being acquired by Berkshire. In a letter dated October 25, 1996, to Mr. Kiphart, Warren E. Buffett, Chairman and Chief Executive Officer of Berkshire, advised Mr. Kiphart that Berkshire would be interested in considering an acquisition of Dairy Queen. Thereafter, several discussions were held between Mr. Buffett and other representatives of Berkshire and Mr. Mooty and Michael P. Sullivan, President and Chief Executive Officer of Dairy Queen. Following these discussions, at a special meeting of the Dairy Queen Board held on November 25, 1996, the Dairy Queen Board concluded that it was not in the best interest of Dairy Queen or its stockholders to pursue the matter at that time.



    During September 1997, following the death of Rudy Luther, a former Director and major stockholder of Dairy Queen, in connection with the preparation of a registration statement for the sale by Mr. Luther's estate of up to 3,180,784 shares of Dairy Queen Common Stock (representing approximately 15% of Dairy Queen Common Stock), William Blair contacted Berkshire to determine whether or not it had an interest in acquiring the estate's shares. Berkshire indicated that it did not have an interest in acquiring the estate's shares, but that it would be interested in acquiring Dairy Queen. During September and early October 1997, Mr. Buffett, Mr. Mooty and representatives of both companies discussed the acquisition of Dairy Queen by Berkshire and Dairy Queen engaged William Blair, subject to the approval of the Dairy Queen Board, to act as financial advisor to Dairy Queen and to render an opinion as to whether or not the consideration proposed to be paid by Berkshire is fair to Dairy Queen stockholders from a financial point of view. During September and October 1997, William Blair reviewed and analyzed public information relating to Berkshire and Dairy Queen and discussed this information and certain other information with representatives of Berkshire and Dairy Queen. Mr. Mooty also discussed and reached general agreement, subject to approval of the Dairy Queen Board, with Mr. Buffett on the financial terms of a proposed transaction. In addition, counsel for Berkshire and Dairy Queen assisted in negotiating the form and terms of a proposed transaction and discussed various legal issues, including Dairy Queen employee stock incentive plans, tax treatment and applicable procedures to elect stock and cash.


    On October 16, 1997, the Dairy Queen Board met, discussed the proposed transaction and approved the retention of William Blair. The Board reviewed the background of the Berkshire proposal, and reviewed and discussed with management Dairy Queen's business, management, financial performance and condition, strategic objectives, prospects and competitive position, including management's expectation for fiscal 1998 and subsequent periods. William Blair also presented its preliminary financial analysis. William Blair discussed the financial terms of the proposal and counsel reviewed various legal issues and the terms of a draft Merger Agreement. William Blair was requested to obtain additional information regarding Berkshire's investments and to forward this information to directors so that it could be reviewed prior to the next meeting of the Dairy Queen Board.


    On October 21, 1997, the Board met and further reviewed legal and financial issues relating to the proposed transaction and the factors considered at its prior meeting, including the potentially negative long-term effects that increasing competition in the fast food industry and franchisee litigation could have on Dairy Queen's business and financial performance and the negative short-term impact that the sale of a significant block of Dairy Queen Common Stock by the estate of Rudy Luther could have on the market value for Dairy Queen Common Stock. William Blair made a detailed financial presentation to the Dairy Queen Board and delivered its oral opinion to the Board (subsequently confirmed in writing) to the effect that, as of such date, the Merger Consideration to be received by the Dairy Queen stockholders in the Merger is fair to such holders from a financial point of view. See "--Opinion of William Blair & Company, L.L.C." After full discussion, the Board unanimously resolved that the Merger is fair to and in the best interest of Dairy Queen stockholders, approved and adopted the Merger Agreement and recommended that stockholders vote to approve and adopt the Merger Agreement.



    Dairy Queen, Berkshire and Merger Sub executed the Merger Agreement following the conclusion of the Dairy Queen Board meeting on October 21, 1997. Dairy Queen and Berkshire issued a joint press release announcing the transaction mid-day on October 21, 1997.


REASONS FOR THE MERGER; RECOMMENDATION OF THE DAIRY QUEEN BOARD


    The Dairy Queen Board has unanimously concluded that the Merger is fair to and in the best interests of Dairy Queen and its stockholders, and recommends that holders of Dairy Queen Class B stock vote to approve and adopt the Merger Agreement. In reaching its determination, the Board consulted with management, as well as its financial advisor and legal counsel, and considered various factors, including the following principal ones:



    (i) the financial presentation of William Blair (including the assumptions and methodologies underlying its analyses and presentations of the stand-alone value of Dairy Queen and of the market valuation and historical trading performance of Berkshire) made to the Board and the oral opinion of William Blair (subsequently confirmed in writing) to the effect that, as of October 21, 1997, the Merger Consideration to be received by Dairy Queen stockholders in the Merger is fair to such holders from a financial point of view (see "--Opinion of William Blair & Company, L.L.C.");

    (ii) a review of strategic alternatives, including possible business combinations and based on the foregoing, the belief that a transaction with another company could not reasonably be expected to offer terms and advantages comparable to those of a business combination with Berkshire;



   (iii) the potential advantage to Dairy Queen stockholders of the qualification of the Merger under the Internal Revenue Code as a tax-free reorganization (see "--Certain Federal Income Tax Considerations") and the option of the Dairy Queen stockholders to choose either Berkshire Common Stock or cash in exchange for their shares, subject to certain limitations;



    (iv) the fact that the value of the Merger Consideration (based on $26 in Berkshire Common Stock and $27 in cash) on a per share basis represented a premium over recently prevailing market prices of Dairy Queen Common Stock;



    (v) the potential short-term negative impact on the market value of the Dairy Queen Common Stock that likely would result from a public sale by the Rudy Luther estate of up to 3,180,784 shares of Dairy Queen Common Stock (representing approximately 15% of the outstanding shares of Dairy Queen Common Stock), as well as the estate's support for the proposed transaction;



    (vi) that the Merger Agreement permits the Dairy Queen Board, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, third parties in response to unsolicited acquisition proposals, and to terminate the Merger Agreement, if the Dairy Queen Board determines that a superior acquisition proposal has been made, without payment of a break-up fee of any kind;



   (vii) Dairy Queen's business, management, financial performance and condition, strategic objectives, prospects and competitive position. In this connection, while the Dairy Queen Board believes that Dairy Queen has meritorious defenses in the HUGH COLLINS, ET AL. V. INTERNATIONAL DAIRY QUEEN, INC. AND AMERICAN DAIRY QUEEN CORPORATION litigation, the Board also considered the ongoing expense and uncertainties involved in the litigation;



  (viii) the ability of Dairy Queen stockholders who wish to do so to continue to participate in Dairy Queen's business as part of Berkshire after the Merger and to benefit from the potential appreciation in Berkshire Common Stock by electing to receive shares of Berkshire Common Stock, while realizing an immediate premium for their Dairy Queen Common Stock on a tax-free basis to the extent they receive Berkshire Common Stock;



    (ix) that Berkshire's historical practice has been to retain management, and, in this connection, the stated intention of Mr. Buffett to retain Dairy Queen management and to keep Dairy Queen's general offices in Minnesota, and that consequently the Merger was not likely to adversely affect Dairy Queen's relationships with its employees and franchisees or to have any adverse effect on the Dairy Queen franchise system;



    (x) the terms and conditions of the Merger Agreement, including the consideration in the Merger, which would not limit the amount of shares of Berkshire Common Stock that Dairy Queen stockholders could receive in the aggregate; the parties' respective representations, warranties, covenants, agreements and conditions to their respective obligations; and the review by Dairy Queen's legal and financial advisors of the terms of the Merger Agreement, including the conditions to Berkshire's obligation to close the Merger and the ability of the Dairy Queen Board to consider unsolicited alternative acquisition proposals;



    (xi) information provided by Faegre & Benson LLP with respect to the federal income tax consequences of the Merger to Dairy Queen stockholders, to the effect that generally stockholders who exchange Dairy Queen Common Stock solely for Berkshire Common Stock would not recognize taxable gain or loss on the exchange, certain stockholders who exchange Dairy Queen Common Stock solely for cash would be taxed on the difference between their tax basis in Dairy Queen

         Common Stock exchanged and cash received, and that certain stockholders who exchange Dairy Queen Common Stock for a combination of cash and Berkshire Common Stock would recognize taxable gain in an amount equal to the lesser of (a) the excess of the sum of the cash and the fair market value of Berkshire Common Stock received over the tax basis in the Dairy Queen Common Stock exchanged and (b) the amount of cash received. The Board was also informed that Dairy Queen stockholders who elect cash could not ascertain their tax consequences at the time of making an election due to possible proration, but that Mr. Mooty's and his family's election to receive Berkshire Common Stock for their approximately 18.8% ownership position would significantly reduce the possibility or extent of proration. See "--Election Procedures; Surrender of Dairy Queen Common Stock Certificates" and "--Certain Federal Income Tax Considerations." The Dairy Queen Board also considered that the Merger Agreement would permit Dairy Queen stockholders to elect to receive the consideration to be issued to them in either Berkshire Common Stock or cash (subject to proration), thereby generally permitting stockholders to influence the tax consequences to them. See "--Form of the Merger," "--Merger Consideration," "--Election Procedures; Surrender of Dairy Queen Common Stock Certificates," and "--Effective Time"; and



   (xii) depending on their election decision, that Dairy Queen stockholders will not receive the full, or any, benefit of future growth in the value of their equity that Dairy Queen might achieve as an independent company, and the disadvantage to Dairy Queen stockholders who receive Berkshire Common Stock in the event that Berkshire does not perform as well in the future as Dairy Queen may have as an independent company.


    The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive. In view of the variety of factors considered in its evaluation of the Merger, the Board did not quantify or assign any relative weights to the factors considered in reaching its determination, although its individual members may have given differing weights to different factors.


    THE DAIRY QUEEN BOARD HAS UNANIMOUSLY CONCLUDED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF DAIRY QUEEN'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OWNING SHARES OF THE CLASS B COMMON STOCK OF DAIRY QUEEN VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "--CONFLICTS OF INTEREST."


DAIRY QUEEN FINANCIAL ADVISOR


    Pursuant to an engagement letter dated as of October 8, 1997, which was executed on behalf of Dairy Queen subsequent to the October 16, 1997 meeting of the Dairy Queen Board at which the engagement was approved (the "Engagement Letter"), Dairy Queen retained William Blair to render certain financial advisory and investment banking services to Dairy Queen in connection with the transaction contemplated by the Merger Agreement, including rendering an opinion, if it was able, as to the fairness, from a financial point of view, of the consideration to be received by Dairy Queen's stockholders pursuant to the Merger Agreement. William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. Dairy Queen retained William Blair as its financial advisor on the basis of William Blair's experience and expertise in transactions similar to the Merger and its reputation in the investment banking community.


    As consideration for William Blair's services, Dairy Queen agreed to pay William Blair a fee of $450,000 in connection with the rendering of its fairness opinion and is obligated to pay William Blair an additional fee of $100,000 upon the dissemination of this Proxy Statement/Prospectus. Dairy Queen further agreed in the Engagement Letter that if it consummated the transactions contemplated by the Merger Agreement, then Dairy Queen would pay William Blair a fee equal to $4,600,000, less amounts previously paid or payable to William Blair as described in the preceding sentence. In addition, Dairy

Queen has agreed to reimburse William Blair for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred with the performance of its duties under the Engagement Letter, and has agreed to indemnify William Blair and its affiliates against certain liabilities, including liabilities arising under applicable securities laws.

OPINION OF WILLIAM BLAIR & COMPANY, L.L.C.


    As part of its engagement, Dairy Queen asked William Blair to render an opinion, if it was able, as to the fairness, from a financial point of view, of the consideration to be received by Dairy Queen's stockholders pursuant to the Merger Agreement. The following is a summary provided by William Blair of certain of the assumptions made, matters considered, financial analyses used and limitations on the review undertaken by William Blair in connection with providing its preliminary indication on October 16, 1997, which it subsequently confirmed in its oral opinion (confirmed in writing) on October 21, 1997 (the "William Blair Opinion"), to the Dairy Queen Board, that the consideration to be received by Dairy Queen's stockholders pursuant to the Merger Agreement as of such date is fair to Dairy Queen's stockholders from a financial point of view. The William Blair Opinion (the continuing validity of which has been confirmed by William Blair to the Dairy Queen Board as of the date of this Proxy Statement/ Prospectus) is addressed to the Dairy Queen Board, is directed to the fairness from a financial point of view of the Merger Consideration and does not constitute a recommendation to any stockholder of Dairy Queen as to how such stockholder should vote at the Special Meeting or as to whether any such stockholder should elect to receive the Cash Consideration, the Class A Stock Consideration or the Class B Stock Consideration. The summary of the William Blair Opinion set forth below is qualified in its entirety by reference to the full text of such opinion, which is filed as Annex II to this Proxy Statement/ Prospectus and is hereby incorporated by reference.



    In connection with its opinion, William Blair reviewed, among other things:
(i) the Merger Agreement; (ii) audited financial statements of Dairy Queen for the five fiscal years ended November 30, 1996; (iii) audited financial statements of Berkshire for the five fiscal years ended December 31, 1996; (iv) the unaudited quarterly financial statements of Dairy Queen for the periods ended February 28, 1997, May 30, 1997 and August 29, 1997; (v) the unaudited quarterly financial statements of Berkshire for the periods ended March 31, 1997 and June 30, 1997; (vi) certain internal information and forecasts for Dairy Queen prepared by its management; and (vii) certain other publicly available information on Dairy Queen. William Blair also held discussions with members of the senior management of Dairy Queen and Berkshire regarding their past and current business operations, financial condition and future prospects. In addition, William Blair reviewed the reported price and trading activity for Dairy Queen Class A and Class B Stock, compared certain financial and stock market information for Dairy Queen with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations which William Blair deemed to be relevant and performed such other studies and analyses as it considered appropriate. William Blair also reviewed the historical market prices and trading volume for the Berkshire Class A Stock and the Berkshire Class B Stock. William Blair was not requested to, nor did it, seek alternative participants for a proposed transaction.


    In connection with its review, William Blair assumed and relied upon the accuracy and completeness of all such information and did not attempt to verify independently any of such information. In addition, William Blair did not make or obtain an independent valuation, appraisal or physical inspection of any of the assets, properties or liabilities of Dairy Queen or Berkshire. With respect to financial projections, William Blair assumed that the projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Dairy Queen's management, as to the future financial performance of Dairy Queen, and that such projections provided a reasonable basis upon which William Blair could form an opinion. William Blair assumes no responsibility for, and expresses no view as to, such forecasts or the assumptions on which they were based. William Blair assumed that the Merger will be free of Federal tax to Dairy Queen, Berkshire and Dairy Queen's stockholders (other than in respect of the Cash Consideration and any cash paid in lieu of fractional shares). William Blair's opinion is necessarily based solely upon information available to William Blair and business, market, economic and other conditions as they existed on, and could be evaluated as of, October 21, 1997 (provided, however, that William Blair has confirmed to the Dairy Queen Board that its opinion remains valid as of the date of this Proxy Statement/Prospectus). William Blair also assumed that the Merger would be consummated on the terms described in the Merger Agreement without any waiver of any material terms or conditions by Dairy Queen.


    William Blair neither received nor reviewed any financial projections prepared by Berkshire pertaining to the future prospects of Berkshire. In addition, William Blair expresses no opinion as to what the value of the Berkshire Class A Stock or Berkshire Class B Stock will be when issued to Dairy Queen's stockholders upon consummation of the Merger or the prices at which the Berkshire Class A Stock and Berkshire Class B Stock will trade following consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, market conditions, general economic conditions and other factors that generally influence the price of securities.


    The following presentation provided by William Blair summarizes certain financial analyses performed by William Blair in arriving at its opinion dated October 21, 1997, which analyses William Blair discussed with the Dairy Queen Board.



    STOCK PRICE ANALYSIS. William Blair examined the history of the trading prices and volume for Dairy Queen Class A Stock and Dairy Queen Class B Stock over the period from January 1, 1994 to October 2, 1997 and the period from October 1, 1996 to October 2, 1997, the day prior to the day that the Chairman of Dairy Queen and the Chairman of the Berkshire reached an agreement on the principal financial terms of the Merger. This analysis revealed that (i) between January 1, 1994 and October 2, 1997, over 99% of each of the Dairy Queen Class A Stock and the Dairy Queen Class B Stock trading volume had been at or below the $27.00 per share cash consideration and (ii) between October 1, 1996 and October 2, 1997, over 95% of the Dairy Queen Class A Stock and over 99% of the Dairy Queen Class B Stock trading volume had been at or below the $27.00 per share cash consideration.



    In addition, William Blair analyzed the consideration to be received by the holders of Dairy Queen Class A Stock and Dairy Queen Class B Stock in the Merger in relation to their closing prices of $24.75 per share and $25.25 per share (each a "Current Market Price"), respectively, on October 14, 1997, the second to last full trading day prior to the meeting of the Dairy Queen Board at which William Blair provided its preliminary indication that the consideration to be received by Dairy Queen's stockholders pursuant to the Merger Agreement was fair from a financial point of view, and the closing prices of Dairy Queen Class A Stock and Dairy Queen Class B Stock of $23.75 and $24.75 (each an "Initial Market Price"), respectively, on October 2, 1997. The analysis indicated that the price per share of Dairy Queen Class A Stock to be paid in the Merger represented: (i) a 9.1% and a 13.7% premium to the Current Market Price and the Initial Market Price, respectively, for holders of Dairy Queen Class A Stock who elect to receive the cash consideration of $27.00 per share (assuming that the Total Cash Consideration to be paid to all of Dairy Queen's stockholders in the Merger (before giving effect to the proration provisions contained in the Merger Agreement) does not exceed the Cash Limitation); (ii) a 7.3% and 11.8% premium to the Current Market Price and the Initial Market Price, respectively, for holders of Dairy Queen Class A Stock based upon a blended price of $26.55 (the "Blended Offer Price") (assuming stockholders owning 55% of Dairy Queen Common Stock receive the Cash Consideration and stockholders owning 45% of Dairy Queen Common Stock receive Berkshire Common Stock (excluding any adjustments for fractional shares)); and (iii) a 5.1% and 9.5% premium to the Current Market Price and the Initial Market Price, respectively, assuming that all of the holders of Dairy Queen Class A Stock elect to receive Berkshire Common Stock valued at $26.00 per share of Dairy Queen Class A Stock. In addition, the analysis indicated that the price per share of Dairy Queen Class B Stock to be paid in the Merger represented: (i) a 6.9% and a 9.1% premium to the Current Market Price and the Initial Market Price, respectively, for holders of Dairy Queen Class B Stock who elect to receive the cash consideration of $27.00 per share (assuming that the Total Cash Consideration to be paid to all of Dairy Queen's stockholders in the Merger (before giving effect to the proration provisions contained in the Merger Agreement) does not exceed the Cash Limitation); (ii) a 5.1% and 7.3% premium to the Current Market Price and the Initial Market Price, respectively, for holders of Dairy Queen Class B Stock based upon the Blended Offer Price of $26.55; and (iii) a 3.0% and 5.1% premium to the Current Market Price and the Initial Market Price, respectively, assuming that all of the holders of Dairy Queen Class B Stock elect to receive Berkshire Common Stock valued at $26.00 per share of Dairy Queen Class B Stock.


    COMPARABLE COMPANY ANALYSIS. William Blair compared selected historical and projected operating information, stock market data and financial ratios for Dairy Queen to selected historical and projected operating information, stock market data and financial ratios of certain other publicly traded companies that William Blair deemed to be similar in certain respects to Dairy Queen. For companies used as comparables to Dairy Queen: (i) an analysis of current stock prices to most recent twelve months earnings per share yielded a range of 15.7 to 45.9 times earnings with a median of 19.8 times earnings, compared with a multiple of 16.4 times earnings for Dairy Queen based upon the Blended Offer Price; (ii) an analysis of current stock price to projected calendar 1997 earnings per share yielded a range for comparable companies of 14.9 to 38.9 times earnings with a median of 20.0 times earnings, compared to a multiple of
16.2 times earnings for Dairy Queen based upon the Blended Offer Price and management's projections of Dairy Queen's 1997 earnings; and (iii) an analysis of current stock price to projected calendar 1998 earnings per share yielded a range for comparable companies of 6.1 to 28.2 times earnings with a median of
15.4 times earnings, compared with a multiple of 16.0 times earnings for Dairy Queen based upon the Blended Offer Price and management's projections of Dairy Queen's 1998 earnings. Among the other information considered were multiples of revenues, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA"). William Blair indicated that the price paid per share of Dairy Queen Common Stock implied the following multiples: total transaction value (defined as transaction equity value adjusted by adding debt and subtracting cash and short-term investments) ("Total Transaction Value") of 1.34 times the latest twelve month's revenue (compared to a median multiple of 1.49 and a range of 0.74 to 2.44), a Total Transaction Value of 9.8 times the latest twelve month's EBIT (compared to a median multiple of 12.25 and a range of 9.05 to 33.58) and a Total Transaction Value of 8.8 times the latest twelve month's EBITDA (compared to a median multiple of 7.94 and a range of 6.41 to 20.77).



    COMPARABLE ACQUISITIONS ANALYSIS. William Blair reviewed numerous mergers and acquisitions involving food service companies during the period between January 1, 1993 to October 14, 1997. William Blair indicated to the Dairy Queen Board that William Blair did not believe that any of these transactions were directly comparable to the Merger. In examining these transactions, William Blair analyzed certain income statement and balance sheet parameters of the acquired companies relative to the consideration paid. Multiples analyzed included Total Transaction Value as a multiple of the last twelve months revenues, last twelve months EBIT and last twelve months EBITDA. In certain cases, complete financial data were not publicly available for these transactions and only partial information was used in such instances. An analysis of these ratios as applied to Dairy Queen's results implied a median range of value for the Dairy Queen Common Stock of between $18.79 and $36.96, as compared to the Blended Offer Price of $26.55 and the Cash Consideration Price of $27.00 per share.



    DISCOUNTED CASH FLOW ANALYSIS. William Blair performed a discounted cash flow analysis of Dairy Queen. The analysis was performed on a set of projections provided by Dairy Queen's management. William Blair also performed a sensitivity analysis assuming the same operating margins incorporated in management's projections and varying sales growth rates. Using management's projections and assumed weighted average costs of capital between 10% and 12%, the implied per share values of Dairy Queen Common Stock were estimated ranging from $21.58 to $26.85, as compared to the Blended Offer Price of $26.55 and the Cash Consideration Price of $27.00 per share.


    IMPLIED FUTURE SHARE PRICE ANALYSIS. Using the 1998 first call earnings estimate, the first call long term growth rate of 8% and a discount rate equal to Dairy Queen's estimated cost of equity of 11%,

William Blair examined possible projected future stock prices for Dairy Queen Common Stock and determined that at Dairy Queen's current price earnings multiple the present value of Dairy Queen's implied or projected future stock price in 1998, 1999 or 2000 would not equal or exceed the Blended Offer Price of $26.55.



    HISTORICAL STOCK TRADING ANALYSIS--BERKSHIRE. William Blair reviewed the historical trading prices for Berkshire Class A Stock from July 1, 1997 to October 14, 1997, from October 1, 1996 to October 14, 1997 and from January 1992 to October 14, 1997. William Blair also compared Berkshire's price performance to the price performance of the S&P 500 from January 1992 to October 14, 1997 which analysis indicated that the S&P 500 had appreciated 237.4% during such period while the Berkshire Class A Stock had appreciated by 508.5% during the same period.



    The foregoing summary does not purport to be a complete description of the analysis performed by William Blair. The preparation of a fairness opinion involves determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but required William Blair to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the Merger and add to the total mix of information available. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded its analyses taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.


FORM OF THE MERGER

    If the approval of the holders of Dairy Queen Class B Stock is obtained and all other conditions to the Merger are satisfied or waived, Dairy Queen will be merged with and into Merger Sub, with Merger Sub being the surviving corporation after the Merger and a wholly owned subsidiary of Berkshire. The name of the Surviving Corporation will be changed to International Dairy Queen, Inc. The date on which the closing of the Merger occurs is referred to herein as the "Closing Date."

MERGER CONSIDERATION

    Subject to the Cash Limitation and except as stated otherwise herein as to
(i) shares owned by Dairy Queen, any subsidiary of Dairy Queen, Berkshire, Merger Sub or any other subsidiary of Berkshire and (ii) fractional shares, (a) each issued and outstanding share of Dairy Queen Common Stock with respect to which an election (a "Cash Election") to receive cash has been made and not revoked in accordance with the Merger Agreement (a "Cash Electing Share") will be converted into the right to receive in cash from Berkshire an amount equal to $27.00 (the "Cash Election Price"), (b) each issued and outstanding share of Dairy Queen Common Stock with respect to which an election (a "Class A Election") to receive Berkshire Class A Stock has been made and not revoked in accordance with the Merger Agreement (a "Class A Electing Share") will be converted into the right to receive from Berkshire the portion of a fully paid and nonassessable share of Berkshire Class A Stock determined by dividing $26.00 by the Average Class A Stock Price and rounding to nine decimal places (the "Class A Exchange Ratio"), and (c) each issued and outstanding share of Dairy Queen Common Stock (other than Cash Electing Shares and Class A Electing Shares) (the "Class B Electing Shares") will be converted into the right to receive from Berkshire the portion of a fully paid and nonassessable share of Berkshire Class B Stock determined by multiplying the Class A Exchange Ratio by 30 and rounding to nine decimal places (the "Class B Exchange Ratio"). See "--Cash Limitation" and "--Fractional Shares."

    Any shares of Dairy Queen Common Stock owned by Dairy Queen or any subsidiary, Berkshire, Merger Sub or any other subsidiary of Berkshire will automatically be cancelled and retired at the Effective Time of the Merger and will cease to exist, and no cash, Berkshire Common Stock or other consideration will be delivered in exchange therefor.

    If prior to the Effective Time the outstanding shares of Berkshire Class A or Class B Stock have been changed into a different number of shares or a different class, due to any stock dividend, reclassification, recapitalization, split or similar transaction, the Merger Consideration will be correspondingly adjusted to the extent appropriate to reflect such changes.

CASH LIMITATION

    The Total Cash Consideration in the Merger may not be more than 55% of the sum of (i) the Total Cash Consideration, (ii) the Total Class A Merger Consideration, and (iii) the Total Class B Merger Consideration. Such amount is referred to herein as the "Cash Limitation."

    "Total Class A Merger Consideration" means the product of (i) the Class A Exchange Ratio and (ii) the number of shares of Dairy Queen Common Stock converted into Berkshire Class A Stock, after the application of the adjustment provisions for any fractional shares as described below and (iii) the average of the high and low trading prices of Berkshire Class A Stock on the NYSE Composite Tape on the date on which the Effective Time occurs. "Total Class B Merger Consideration" means the product of (i) the Class B Exchange Ratio and (ii) the number of shares of Dairy Queen Common Stock converted into Berkshire Class B Stock, after the application of the adjustment provisions with respect to the Cash Limitation and for any fractional shares as described below and (iii) the average of the high and low trading prices of Berkshire Class B Stock on the NYSE Composite Tape on the date on which the Effective Time occurs. "Total Cash Consideration" means the sum (after the application of the adjustment provisions with respect to the Cash Limitation and for any fractional shares as described below) of (i) cash paid in connection with Cash Elections and (ii) cash paid in lieu of fractional shares of Berkshire Class B Stock. See "--Fractional Shares."

    If the Total Cash Consideration is more than the Cash Limitation, the number of Cash Electing Shares will be reduced, and Dairy Queen stockholders who have made a Cash Election (a "Cash Electing Stockholder") will instead receive one or more shares of Berkshire Class B Stock to the extent and in the order set forth below until the Total Cash Consideration is equal to or less than the Cash
Limitation:

    (i) Each Cash Electing Stockholder who holds a sufficient number of Dairy Queen shares covered by a Cash Election to receive as part of the Merger Consideration at least one whole share of Berkshire Class B Stock if such shares are treated as Class B Electing Shares, will receive such share of Berkshire Class B Stock for such Dairy Queen shares at the Class B Exchange Ratio in lieu of receiving the Cash Election Price for such shares, meaning that the stockholder will receive approximately $26 worth of Berkshire Class B Stock, based on the Average Class A Stock Price, for such Dairy Queen shares in lieu of receiving $27 in cash for such shares as requested by the Cash Election (provided, however, that if the application of this procedure to fewer than all of such Cash Electing Stockholders is sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, the Exchange Agent will select by lot the Cash Electing Stockholders whose Cash Elections will be subject to the foregoing procedure);

    (ii) If the application of (i) above is not sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, then, in addition to the application of clause (i) above, each Cash Electing Stockholder who holds a sufficient number of shares of Dairy Queen Common Stock covered by a Cash Election to receive as part of the Merger Consideration at least a second whole share of Berkshire Class B Stock if such shares are treated as Class B Electing Shares will receive such second whole share of Berkshire Class B Stock for such shares of Dairy Queen Common Stock at the Class B Exchange Ratio in lieu of receiving the Cash Election Price for such shares (provided, that, if the application of this procedure to fewer than all of such Cash Electing Stockholders is sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, the Exchange Agent will similarly select by lot such Cash Electing Stockholders whose Cash Elections will be subject to the foregoing procedure); and

   (iii) If the application of (ii) above is not sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, under the principles of (i) and (ii) above, the Cash Electing Shares will continue to be reduced, and each Cash Electing Stockholder who holds a sufficient number of shares of Dairy Queen Common Stock covered by a Cash Election to receive as part of the Merger Consideration at least a third whole share and, to the extent necessary, greater than three whole shares, of Berkshire Class B Stock if such shares are treated as Class B Electing Shares, will receive such third or more whole shares of Berkshire Class B Stock for such shares of Dairy Queen Common Stock at the Class B Exchange Ratio in lieu of receiving the Cash Election Price for such shares until the Total Cash Consideration is equal to or less than the Cash Limitation.


    In addition, if due to the amount of cash paid in cancellation of Dairy Queen Options (as defined), or any other uncertainty in the calculation of the Cash Limitation, it reasonably appears to Berkshire or Dairy Queen that the Merger may potentially fail to satisfy the continuity of interest requirements relating to reorganizations under Section 368(a) of the Code, then the number of Cash Electing Shares will be reduced, and Cash Electing Stockholders will instead receive one or more shares of Berkshire Class B Stock in the order described above, to the extent necessary to enable the Merger to satisfy such requirements.


    DUE TO THE CASH LIMITATION, DAIRY QUEEN STOCKHOLDERS WHO ELECT TO RECEIVE CASH MAY RECEIVE SHARES OF BERKSHIRE CLASS B STOCK FOR THEIR DAIRY QUEEN COMMON STOCK DESPITE SUCH ELECTION.

ELECTION PROCEDURES; SURRENDER OF DAIRY QUEEN COMMON STOCK CERTIFICATES

    Record holders of Dairy Queen Common Stock will be entitled to make a Cash Election or Class A Election or elect to receive Berkshire Class B Stock (a "Class B Election") with respect to all or any portion of their shares, on or prior to the Election Deadline (as defined), on the Form of Election enclosed with this Proxy Statement/Prospectus. To the extent that holders do not make a Cash Election, Class A Election or Class B Election on the Form of Election, such holders will receive the Class B Stock Consideration. Cash Elections are subject to the Cash Limitation and, pursuant to the terms of the Merger Agreement, holders who make the Cash Election may nonetheless receive shares of Berkshire Class B Stock for Dairy Queen shares. See "--Cash Limitation." Forms of Election will be made available by the Exchange Agent as may be reasonably requested to all persons who become holders (or beneficial owners) of Dairy Queen Common Stock between the Meeting Record Date and the close of business on the day prior to the Election Date; such Forms of Election will be accompanied by a copy of this Proxy Statement/ Prospectus.

    ALL ELECTIONS MUST BE MADE ON A FORM OF ELECTION AND DAIRY QUEEN STOCKHOLDERS MUST, IN ACCORDANCE WITH THE FORM OF ELECTION, (A) COMPLETE PROPERLY AND RETURN THE FORM OF ELECTION TO THE EXCHANGE AGENT, (B) EITHER (I) DELIVER THEREWITH THE HOLDER'S CERTIFICATES REPRESENTING SHARES OF DAIRY QUEEN COMMON STOCK

(DULY ENDORSED IN BLANK OR OTHERWISE IN A FORM ACCEPTABLE FOR TRANSFER ON THE BOOKS OF DAIRY QUEEN) WITH RESPECT TO SUCH SHARES (OR AN APPROPRIATE GUARANTEE OF DELIVERY THEREOF) OR (II) COMPLETE THE PROCEDURE FOR DELIVERY BY BOOK-ENTRY TRANSFER OF SUCH SHARES ON A TIMELY BASIS, AND (C) DELIVER THEREWITH ANY OTHER REQUIRED DOCUMENTS, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE LAST BUSINESS DAY PRIOR TO THE DATE OF THE SPECIAL MEETING (THE "ELECTION DEADLINE"). DAIRY QUEEN STOCKHOLDERS ARE URGED TO DELIVER A PROPERLY COMPLETED FORM OF ELECTION TO THE EXCHANGE AGENT, ACCOMPANIED BY STOCK CERTIFICATES (OR GUARANTEE OF DELIVERY), NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 31, 1997, TO ENSURE THAT THEIR FORM OF ELECTION WILL BE RECEIVED BY THE ELECTION DEADLINE.


    IF BERKSHIRE OR THE EXCHANGE AGENT DETERMINES THAT ANY PURPORTED ELECTION IS NOT PROPERLY MADE OR IS RECEIVED AFTER THE ELECTION DEADLINE, SUCH PURPORTED ELECTION WILL BE DEEMED TO BE OF NO FORCE AND EFFECT AND THE STOCKHOLDER MAKING SUCH PURPORTED ELECTION WILL BE DEEMED TO HAVE MADE A CLASS B ELECTION.

    Any Dairy Queen stockholder may (i) change such holder's election by submitting a revised Form of Election, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline, or (ii) revoke the election and withdraw the certificates deposited with the Exchange Agent by written notice received by the Exchange Agent prior to the Election Deadline. The certificate(s) covered by any properly revoked Form of Election will be returned to the person who submitted the Form of Election to the Exchange Agent upon written request to that effect. The Exchange Agent and Berkshire will have reasonable discretion to determine when any Election, modification, or revocation is received and whether any such Election, modification or revocation has been properly made, and such determination will be final. If a Form of Election is revoked, the Dairy Queen Common Stock to which such Form of Election relates will be treated as shares as to which no election has been made. The Form of Election will also constitute a letter of transmittal for effecting the surrender of such certificates in exchange for the Merger Consideration into which the shares represented by the certificates so surrendered are exchangeable pursuant to the Merger Agreement. The determination of the Exchange Agent will be binding as to whether or not a Cash Election, Class A Election or Class B Election has been properly made or revoked and as to the time when such election or revocation was received.

    NONE OF BERKSHIRE, THE BERKSHIRE BOARD, DAIRY QUEEN, NOR THE DAIRY QUEEN BOARD MAKES ANY RECOMMENDATION AS TO WHETHER DAIRY QUEEN STOCKHOLDERS SHOULD ELECT TO RECEIVE THE CASH CONSIDERATION, THE CLASS A STOCK CONSIDERATION OR THE CLASS B STOCK CONSIDERATION IN THE MERGER.


    Stockholders of record of Berkshire Class A Stock may designate charitable contributions to be made by Berkshire. In 1997, stockholders of record as of August 31, 1997 were entitled to designate $16 per share. It is anticipated that this program will continue in the future for stockholders of record of Berkshire Class A Stock. Shares of Berkshire Class B Stock do not participate in this program. Accordingly, Dairy Queen stockholders who receive the Class B Stock Consideration will not be entitled to participate in this program with respect to their shares of Berkshire Class B Stock.



    The Exchange Agent is the BankBoston, N.A., whose address is 150 Royall Street, Canton, Massachusetts 02021.


    In order to receive the Merger Consideration, a Dairy Queen stockholder must surrender to the Exchange Agent the certificate or certificates which, prior to the Effective Time, represented outstanding shares of Dairy Queen Common Stock. Dairy Queen stockholders who submit a Form of Election should surrender their certificates with the Form of Election (and should bear in mind that the Exchange Agent must receive the Form of Election by the Election Deadline for a Cash Election, Class A Election or Class B Election to be effective; otherwise, the shares represented by such certificates will be converted into Berkshire Class B Stock and cash in lieu of fractional shares thereof). As soon as practicable after the Effective Time, the Exchange Agent will send to each holder of a certificate or certificates previously representing outstanding shares of Dairy Queen Common Stock, other than holders who have previously submitted their certificates to the Exchange Agent with a Form of Election, a letter of transmittal and instructions for use in effecting the surrender of certificates. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

    After the Effective Time of the Merger, there will be no further transfer on the records of Dairy Queen or its transfer agent of certificates representing shares of Dairy Queen Common Stock and if such certificates are presented to Dairy Queen for transfer, they will be cancelled against delivery of the Merger Consideration pursuant to the Merger Agreement. Until surrendered in accordance with the Merger Agreement, each certificate for shares of Dairy Queen Common Stock will be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration pursuant to the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Merger or in lieu of any fractional shares of Berkshire Common Stock.

    No dividends or other distributions with respect to Berkshire Common Stock with a record date after the Effective Time of the Merger will be paid to the holder of any unsurrendered certificate for shares of Dairy Queen Common Stock with respect to the shares of Berkshire Common Stock represented thereby and no payment of cash or Berkshire Class B Stock in lieu of fractional shares will be paid to any such holder until the surrender of such certificate in accordance with the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such certificate, there will be paid to the holder of the certificate representing whole shares of Berkshire Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable in lieu of a fractional share of Berkshire Common Stock to which such holder is entitled pursuant to the Merger Agreement and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Berkshire Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Berkshire Common Stock.

    DAIRY QUEEN STOCKHOLDERS MAY SURRENDER THEIR DAIRY QUEEN COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT WITH THE FORM OF ELECTION. ELECTIONS WILL BE EFFECTIVE ONLY IF ACCOMPANIED BY SUCH CERTIFICATES (OR GUARANTEE OF DELIVERY) AS DESCRIBED ABOVE. DAIRY QUEEN STOCKHOLDERS WHO DO NOT SURRENDER THEIR CERTIFICATES WITH THE FORM OF ELECTION SHOULD SURRENDER THEIR DAIRY QUEEN COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT WITH THE LETTER OF TRANSMITTAL THAT WILL BE MAILED TO THOSE STOCKHOLDERS AFTER THE EFFECTIVE TIME.

FRACTIONAL SHARES

    No certificates or scrip representing fractional shares of Berkshire Common Stock will be issued upon the surrender for exchange of certificates representing shares of Dairy Queen Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Berkshire.

    Each holder of shares of Dairy Queen Common Stock exchanged pursuant to the Merger who would have otherwise been entitled to receive a fraction of a share of Berkshire Class A Stock (after taking into account all Class A Electing Shares delivered by such holder or, as to a holder of record who holds shares of Dairy Queen Common Stock as nominee or in a similar representative capacity, after taking into account all Class A Electing Shares delivered by such a representative holder on behalf of a particular beneficial owner) will receive, in lieu thereof, the number of whole shares of Berkshire Class B Stock determined by dividing (x) the product of such fraction and the Average Class A Stock Price by (y) the quotient of the Average Class A Stock Price divided by
30. After application of the procedure described in the previous sentence, each holder of shares of Dairy Queen Common Stock exchanged pursuant to the Merger who would have otherwise been entitled to receive a fraction of a share of Berkshire Class B Stock (after taking into account all shares of Dairy Queen Common Stock delivered by such holder, or by such a representative holder on behalf of a particular beneficial owner, other than Class A Electing Shares and Cash Electing Shares) will receive, in lieu thereof, a cash payment (without interest) equal to the product of (x) such fraction and
(y) the quotient of the Average Class A Stock Price divided by 30.

EFFECTIVE TIME


    On the Closing Date, the parties will file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") and will make all other filings or recordings required under the Delaware General Corporation Law ("DGCL"). The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Berkshire and Dairy Queen specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time"). Such filing will be made as promptly as practicable after satisfaction or waiver of the conditions to the Merger.


STOCK EXCHANGE LISTING

    Berkshire will use its best efforts to cause the shares of Berkshire Common Stock issued in the Merger to be approved for listing on the NYSE, subject to notice of issuance, prior to the Closing Date.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger to a stockholder of Dairy Queen who holds Dairy Queen shares as a capital asset (a "Holder"). The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretation. This discussion is for general information only, and does not address all aspects of federal income taxation that may be applicable to a Holder subject to special treatment under the Code (including, but not limited to, banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency and holders who are not U.S. persons (as defined in section 7701(a)(30) of the Code) or who acquired shares of Dairy Queen Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, the discussion does not address the state, local or foreign tax consequences of the Merger.

    Consummation of the Merger is conditioned upon (i) the receipt by Dairy Queen of the opinion of Faegre & Benson LLP or other tax counsel of a prominent law firm designated by Berkshire and reasonably acceptable to Dairy Queen, and
(ii) the receipt by Berkshire of the opinion of Munger, Tolles & Olson LLP, each such opinion dated as of the Closing Date and substantially to the effect that, on the basis of facts, representations, assumptions and agreements set forth or referred to in such opinions, for federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368 of the Code and that each of Berkshire, Merger Sub and Dairy Queen will be a party to the reorganization within the meaning of Section 368(b) of the Code. The opinions of tax counsel represent the best judgment of such counsel, but are not binding on the Internal Revenue Service (the "Service") or the courts. No ruling has been requested from the Service with respect to any of the matters discussed in this summary.


    If, in accordance with such opinions referred to above, the Merger is treated as a reorganization within the meaning of Section 368 of the Code, and Berkshire, Merger Sub and Dairy Queen are each a party to the reorganization under Section 368(b) of the Code, the following is a summary of the general federal income tax consequences of the Merger to a Holder:


    EXCHANGE OF DAIRY QUEEN COMMON STOCK. The federal income tax consequences of the Merger to a Holder generally will depend on whether the Holder exchanges Dairy Queen Common Stock for cash, Berkshire Common Stock, or a combination thereof, and may further depend on whether (i) the Holder is deemed to own constructively shares of Dairy Queen Common Stock and (ii) the Holder actually or constructively owns any shares of Berkshire Common Stock. For this purpose, shares are constructively owned under rules set forth in Section 318 of the Code which generally deem a person to own stock owned by certain family members or related entities or that is the subject of an option or options owned or deemed owned by such person.

    EXCHANGE SOLELY FOR CASH. If pursuant to the Merger a Holder exchanges all of the shares of Dairy Queen Common Stock actually owned by the Holder solely for cash, such Holder will recognize gain or loss equal to the difference between the amount of cash received and the Holder's adjusted tax basis in the shares of Dairy Queen Common Stock surrendered therefor, which gain or loss will generally be long-term capital gain or loss if the Holder's holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain or loss. The Taxpayer Relief Act of 1997 establishes preferential long-term capital gains rates ("Preferential Rates") that will generally apply to Holders who are individuals, trusts, or estates whose holding period with respect to the stock is more than 18 months. If, however, any Holder exchanging all shares of Dairy Queen Common Stock actually owned by such Holder solely for cash constructively owns shares of Dairy Queen Common Stock that are exchanged for shares of Berkshire Common Stock in the Merger or owns shares of Berkshire Common Stock actually or constructively after the Merger, the consequences to such Holder may be similar to the consequences described below under the heading "Exchange for Berkshire Common Stock and Cash," except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such Holder's gain.

    EXCHANGE SOLELY FOR BERKSHIRE COMMON STOCK. If pursuant to the Merger a Holder exchanges all of the shares of Dairy Queen Common Stock actually owned by the Holder solely for shares of Berkshire Common Stock, such Holder will not recognize any gain or loss except in respect of cash received in lieu of a fractional share of Berkshire Class B Stock (as discussed below). The aggregate adjusted tax basis of the shares of Berkshire Common Stock received (including fractional shares) in that exchange will be equal to the aggregate adjusted tax basis of the shares of Dairy Queen Common Stock surrendered therefor, and the holding period of such Berkshire Common Stock will include the period during which such shares of Dairy Queen Common Stock were held. If the Holder has differing bases or holding periods in respect of its shares of Dairy Queen Common Stock, the Holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Berkshire Common Stock that it receives in the exchange.


    EXCHANGE FOR BERKSHIRE COMMON STOCK AND CASH. If pursuant to the Merger a Holder exchanges all of the shares of Dairy Queen Common Stock actually owned by the Holder for a combination of Berkshire Common Stock and cash, such Holder will realize gain or loss equal to the difference between (i) the sum of cash and the fair market value of Berkshire Common Stock received and (ii) the Holder's adjusted tax basis in the shares of Dairy Queen Common Stock surrendered therefor. However, any such loss will not be recognized, and any such gain will only be recognized to the extent of the cash received. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares of Dairy Queen Common Stock cannot be used to offset a gain recognized on another block of shares of Dairy Queen Common Stock. Any such recognized gain will generally be long-term capital gain if the Holder's holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain. The Preferential Rates will generally apply to any such recognized gain if the Holder is an individual, trust, or estate whose holding period with respect to the stock is more than 18 months. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the Holder's ratable share of Dairy Queen's accumulated earnings and profits (and, possibly, Berkshire's accumulated earnings and profits). The term "accumulated earnings and profits" in the preceding sentence may include current earnings and profits. See "Possible Treatment of Cash as a Dividend" below.


    The aggregate tax basis of Berkshire Common Stock received by a Holder that exchanges the Holder's shares of Dairy Queen Common Stock for a combination of Berkshire Common Stock and cash pursuant to the Merger will be equal to the aggregate adjusted tax basis of the shares of Dairy Queen Common Stock surrendered therefor, decreased by the cash received and increased by any recognized gain (whether capital gain or ordinary income). The holding period of such Berkshire Common Stock will include the holding period of the shares of Dairy Queen Common Stock surrendered therefor. If a Holder has differing bases or holding periods in respect of the Holder's shares of Dairy Queen Common Stock, the Holder should consult its tax advisor prior to the exchange to identify the particular shares of Dairy Queen Common Stock to be surrendered in the exchange and the particular bases or holding periods of the particular shares of Berkshire Common Stock that it receives in the exchange.

    POSSIBLE TREATMENT OF CASH AS A DIVIDEND. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or dividend income depends upon whether and to what extent the exchange reduces the Holder's deemed percentage stock ownership interest in Berkshire. For purposes of this determination, the Holder is treated as if it first exchanged all of the Holder's shares of Dairy Queen Common Stock solely for Berkshire Common Stock and then Berkshire immediately redeemed (the "deemed redemption") a portion of such Berkshire Common Stock in exchange for the cash that the Holder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (i) "substantially disproportionate" with respect to the Holder, (ii) "not essentially equivalent to a dividend," or (iii) a "complete termination" of the Holder's interest in all shares of Berkshire Common Stock actually and constructively owned by that Holder.


    The deemed redemption, generally, will be "substantially disproportionate" with respect to a Holder if the percentage described in (ii) below is less than 80 percent of the percentage described in (i) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Holder will depend upon the Holder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the Holder's deemed percentage stock ownership of Berkshire. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of Berkshire that the Holder is deemed actually and constructively to have owned immediately before the deemed redemption and (ii) the percentage of the outstanding stock of Berkshire that is actually and constructively owned by the Holder immediately after the deemed redemption. In applying the foregoing tests, a stockholder is deemed to own stock owned and, in some cases, constructively owned by certain family members, certain estates and trusts of which the Holder is a beneficiary, certain affiliated entities, and stock subject to an option actually or constructively owned by the stockholder or such other persons. Because these rules are complex each Holder that may be subject to these rules should consult its tax advisor. The Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a "meaningful reduction." Accordingly, in most circumstances, gain recognized by a Holder that exchanges the Holder's shares of Dairy Queen Common Stock for a combination of Berkshire Common Stock and cash will generally be long-term capital gain if the Holder's holding period with respect to the stock is more than one year, will generally be subject to the Preferential Rates if the Holder is an individual, trust, or estate whose holding period with respect to the stock is more than 18 months, and otherwise will be short-term capital gain. Because of the complexity involved with the determination of whether cash received in the Merger will be treated as a dividend, and because the actual, constructive and deemed stock ownership figures needed, under certain circumstances, to make such determination will not be known until after the consummation of the Merger, stockholders are strongly urged to consult their own tax advisors.


    In general, the receipt of cash by a stockholder of Dairy Queen will be a "complete termination of interest" only if the stockholder exchanges all shares of Dairy Queen Common Stock owned by such stockholder for cash in the Merger, and actually and constructively owns no shares of Berkshire Common Stock immediately after the Merger. For these purposes, the constructive ownership rules will apply as described above. However, Section 302(c)(2) of the Code provides that, for the purpose of determining whether there is a "complete termination of interest," the family member constructive ownership rules will not apply if certain conditions are met. If those conditions are met, a Dairy Queen stockholder will not be deemed to own shares of Berkshire Common Stock owned or deemed to be owned by family members for the purpose of determining whether there is a complete termination of that stockholder's interest.


    CASH RECEIVED IN LIEU OF A FRACTIONAL SHARE. Cash received in lieu of a fractional share of Berkshire Class B Stock will be treated as received in redemption of such fractional share and gain or loss will be recognized by a Holder, equal to the difference between the amount of cash received and the portion of the basis of the share or shares of Dairy Queen Common Stock allocable to such fractional interest. Such gain or loss will generally be long-term capital gain or loss if the holding period for such share or shares of Dairy Queen Common Stock was greater than one year, and otherwise will be short-term capital gain or loss. The Preferential Rates will generally apply to any such recognized gain if the Holder is an individual, trust, or estate whose holding period with respect to such share or shares is more than 18 months.


    BACKUP WITHHOLDING. Unless a Holder complies with certain reporting or certification procedures or is an "exempt recipient" (I.E., in general, corporations and certain other entities), the Holder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the Merger. A foreign Holder should consult the Holder's tax advisor with respect to the application of withholding rules to the Holder with respect to any cash payments received pursuant to the Merger.

    EACH DAIRY QUEEN STOCKHOLDER IS URGED TO CONSULT THE HOLDER'S TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

TREATMENT OF DAIRY QUEEN EMPLOYEE STOCK OPTIONS


    Dairy Queen has issued and outstanding options ("Options") to purchase shares of Dairy Queen Common Stock under its Restated 1982 Incentive Stock Option Plan and its Incentive Stock Option Plan of 1993. At the Effective Time, each outstanding Option, whether or not then exercisable, will be cancelled and the former holder thereof will have the right only to a cash payment (subject to any applicable withholding taxes) equal to the product of (a) the difference between $27 and the exercise price of such Option and (b) the number of shares of Dairy Queen Common Stock subject to such Option.


CONFLICTS OF INTEREST

    Certain officers and directors of Dairy Queen have interests in the Merger in addition to their interests solely as stockholders. The Dairy Queen Board has considered these interests, among other matters, in approving and adopting the Merger Agreement and the Merger.

    The Merger Agreement provides that all Options will be converted into cash. See "THE MERGER-- Treatment of Dairy Queen Employee Stock Options." Set forth below are the number and approximate weighted average exercise price of Dairy Queen stock options held by executive officers of Dairy Queen:

                                                                                          WEIGHTED
                                                                                           AVERAGE
                                                                               TOTAL      EXERCISE
EXECUTIVE OFFICER                                                             OPTIONS       PRICE
--------------------------------------------------------------------------  -----------  -----------
Michael P. Sullivan.......................................................      77,000    $   18.32
Edward A. Watson..........................................................      63,400        18.29
Charles W. Mooty..........................................................      36,300        18.35

    Mr. John W. Mooty, the Chairman of the Board of Dairy Queen and one of its largest stockholders, Mrs. Jane N. Mooty, a director of Dairy Queen, and Mr. Charles W. Mooty, Executive Vice President and Chief Financial Officer of Dairy Queen, who own an aggregate of 1,595,632 shares of Dairy Queen Class B Stock, are each a party to the Shareholders' Agreement, and thus have agreed to vote for approval and adoption of the Merger Agreement, to elect to receive the Stock Consideration in exchange for their shares of Dairy Queen Common Stock, to vote against any Transaction Proposal and to not solicit or encourage any Transaction Proposal. All of the other executive officers and directors of Dairy Queen, who own and aggregate of 187,736 shares of Dairy Queen Class B Stock (approximately 2.3% of the outstanding shares), are expected to vote for approval and adoption of the Merger Agreement. Berkshire has stated that it expects to retain all officers of Dairy Queen following the Merger.


    The Merger Agreement also provides that after the Effective Time, Berkshire and Dairy Queen will use their best efforts to agree on compensation plans for officers and employees of Dairy Queen and that such compensation plans will include an incentive compensation component reasonably comparable to the existing Dairy Queen plans.

    The Merger Agreement also provides that the current officers of Dairy Queen will remain as officers of the Surviving Corporation.

    The Merger Agreement also provides that from and after the Effective Time, Berkshire and the Surviving Corporation will indemnify, defend and hold harmless the present and former officers and directors of Dairy Queen, subject to certain limitations, for all claims arising as a result of their service to Dairy Queen or relating to the Merger Agreement and the transactions contemplated thereby. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Set forth below is certain information, as of November 20, 1997, concerning the beneficial ownership of Dairy Queen Class A Stock or Dairy Queen Class B Stock by (i) each director, (ii) all directors and executive officers as a group and, (iii) to the knowledge of Dairy Queen based on filings with the Commission, each person or group which beneficially owns more than 5% of the outstanding Dairy Queen Common Stock.


                                                                     CLASS A COMMON STOCK      CLASS B COMMON STOCK
                                                                   ------------------------  ------------------------
                                                                     AMOUNT                    AMOUNT
                                                                   BENEFICIALLY PERCENT OF   BENEFICIALLY PERCENT OF
STOCKHOLDER/DIRECTOR                                                  OWNED        CLASS        OWNED        CLASS
-----------------------------------------------------------------  -----------  -----------  -----------  -----------
Rudy Luther Revocable Trust(1)...................................   1,548,934        11.1%    1,631,850        20.4%
5353 Wayzata Blvd.
Minneapolis, MN 55416

Nicholas Company, Inc.(2)........................................   1,795,800        12.8%      779,000         9.7%
700 North Water Street
Milwaukee, WI 53202

Private Capital Management(2)....................................   1,189,080         8.5%       51,000        *
3003 Tamimi Trail N.
Naples, FL 33940

Yacktman Asset Management Co.(2).................................   1,046,150         7.5%       --           --
303 W. Madison
Suite 1925
Chicago, IL 60666

Capital Guardian Trust(2)........................................     920,900         6.6%       --           --
333 South Hope Street
Los Angeles, CA 90071

John W. Mooty(3).................................................     485,849         3.5%      839,049        10.5%
33 South Sixth Street
Suite 3400
Minneapolis, MN 55402

                                                                     CLASS A COMMON STOCK      CLASS B COMMON STOCK
                                                                   ------------------------  ------------------------
                                                                     AMOUNT                    AMOUNT
                                                                   BENEFICIALLY PERCENT OF   BENEFICIALLY PERCENT OF
STOCKHOLDER/DIRECTOR                                                  OWNED        CLASS        OWNED        CLASS
-----------------------------------------------------------------  -----------  -----------  -----------  -----------
Gilbert Stein(4).................................................     114,880        *          847,760        10.6%
4 Bay Ridge
Springfield, IL 62707

Luther Family Limited Partnership................................      50,400        *          550,000         6.9%
7505 Metro Boulevard
Minneapolis, MN 55439

Jane N. Mooty(5).................................................      13,735        *          560,882         7.0%
7505 Metro Boulevard
Minneapolis, MN 55439

Ernest F. Dorn, Jr...............................................       1,308        *           --           --

Richard I. Giertsen(6)...........................................      38,302        *          124,996         1.6%

Frank L. Heit....................................................         308        *            3,000        *

C. David Luther(7)...............................................         308        *           20,000        *

Thomas R. Stuart.................................................         308        *            1,100        *

Michael P. Sullivan(8)...........................................      80,603        *           38,740        *

All officers and directors
  as a group (21 persons)(9).....................................   2,783,879        19.9%    4,176,823        52.1%


------------------------

*   Less than one percent

(1) The trustees of the Trust are Rudy D. Luther, C. David Luther and Michael P. Sullivan.

(2) The Nicholas Company, Inc., Private Capital Management, Yacktman Asset Management Co. and Capital Guardian Trust are investment advisors ("Advisors"). Based on information provided by the Advisors, funds and other client accounts managed by them hold sole voting power with respect to these shares.

(3) Does not include securities shown opposite Mrs. Mooty's name.

(4) Includes shares owned by Capitol Dairy Queen, Inc. and Illinois Dairy Queen, Inc.

(5) Does not include securities shown opposite Mr. Mooty's name.

(6) Includes 23,998 shares of Dairy Queen Class A Stock and 82,794 shares of Dairy Queen Class B Stock owned by trusts of which Mr. Giertsen is a trustee.

(7) Does not include shares owned by the Luther Family Limited Partnership, the general partner of which is Luther Family Holdings Limited, of which Mr. Luther is an officer, shareholder and director, or the Rudy Luther Revocable Trust, one of the trustees of which is Mr. Luther.

(8) Does not include shares owned by the Luther Family Limited Partnership, the general partner of which is Luther Family Holdings Limited, of which Mr. Sullivan is an officer, shareholder and director, or the Rudy Luther Revocable Trust, one of the trustees of which is Mr. Sullivan. Includes 54,687 shares subject to options to acquire shares of Dairy Queen's Class A Stock which are exercisable within 60 days of the date of this Proxy Statement/Prospectus.

(9) Includes shares owned by the Rudy Luther Revocable Trust, Luther Family Limited Partnership, 452,733 shares subject to options to acquire shares of Dairy Queen's Class A Stock which are exercisable within 60 days of the date of this Proxy Statement/Prospectus.

ACCOUNTING TREATMENT

    The Merger will be accounted for by Berkshire under the purchase method of accounting in accordance with Accounting Principles Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the aggregate consideration paid by Berkshire in connection with the Merger will be allocated to Dairy Queen's assets and liabilities based on their fair values at the Effective Time, with any excess being treated as goodwill. The assets and liabilities and results of operations of Dairy Queen will be consolidated into the assets and liabilities and the results of operations of Berkshire commencing at the Effective Time.

APPROVALS AND CONSENTS

    The Merger Agreement provides that Dairy Queen, Berkshire and Merger Sub will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained under any applicable law or regulation or from any governmental authorities or third parties in connection with the transactions contemplated by the Merger Agreement and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.


    Under the HSR Act, certain acquisition transactions may not be consummated unless notice has been given and certain information furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied, unless earlier termination has been granted. Dairy Queen and Berkshire each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on November 10, 1997. On November 21, 1997, the FTC notified Berkshire and Dairy Queen that the waiting period under the HSR Act had been terminated. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has been terminated, the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the Merger or seeking divestiture of substantial assets of Berkshire or Dairy Queen. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has been terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin consummation of the Merger or divestiture of businesses of Berkshire or Dairy Queen. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.


DELISTING AND DEREGISTRATION OF DAIRY QUEEN COMMON STOCK

    If the Merger is consummated, Dairy Queen Common Stock will be delisted from the Nasdaq and deregistered under the Exchange Act.

RESALES OF BERKSHIRE COMMON STOCK

    All shares of Berkshire Class A Stock and Berkshire Class B Stock to be issued in connection with the Merger will be registered under the Securities Act. Such shares will be freely transferable, except that shares received by any person who may be deemed to be an affiliate of Dairy Queen within the meaning of Rule 145 of the Securities Act (each such person being an "Affiliate") may not be resold except in transactions permitted by such Rule or as otherwise permitted under the Securities Act.

    Dairy Queen has agreed in the Merger Agreement to use its best efforts to cause each person who may be deemed to be an Affiliate of Dairy Queen to deliver to Berkshire a written agreement intended to ensure compliance with the Securities Act.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, WHICH IS ANNEXED AS ANNEX I TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

CERTAIN REPRESENTATIONS AND WARRANTIES


    The Merger Agreement contains representations and warranties of Dairy Queen relating, among other things, with respect to Dairy Queen and its subsidiaries, to (i) their organization, good standing and corporate power; (ii) ownership of subsidiaries by Dairy Queen; (iii) Dairy Queen's capital structure; (iv) its corporate power to enter into, and its due authorization, execution and delivery of the Merger Agreement and the Merger Agreement not violating its Certificate of Incorporation or By-Laws, applicable law, franchise agreements and other agreements with franchisees, and certain other material agreements; (v) documents filed by Dairy Queen with the Commission and the accuracy of information contained therein and the absence of undisclosed liabilities; (vi) the accuracy of information supplied by Dairy Queen in connection with this Proxy Statement/Prospectus; (vii) the absence of certain changes or events since the date of the most recent audited financial statements filed with the Commission, including material adverse changes with respect to Dairy Queen;
(viii) the absence of pending or threatened litigation, certain labor matters and compliance with all applicable laws; (ix) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended, and employment matters; (x) filing of tax returns and payment of taxes; (xi) the inapplicability of any state takeover statute or similar statute or regulation of the State of Delaware (and, to the knowledge of Dairy Queen, of any other state or jurisdiction) to the Merger Agreement and the transactions contemplated thereby; (xii) environmental matters; (xiii) good title to properties and assets free of liens; (xiv) brokers' fees and expenses; (xv) receipt of the opinion of William Blair to the effect that the Merger Consideration to be received in the Merger by Dairy Queen stockholders is fair from a financial point of view; (xvi) Dairy Queen Board's recommendation and determinations with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger; and
(xvii) the required vote of Dairy Queen's stockholders necessary to approve the Merger Agreement, the Merger and the other transactions contemplated thereby.



    The Merger Agreement also contains representations and warranties of Berkshire relating, among other things, with respect to Berkshire and its subsidiaries, to (i) their organization, good standing, and corporate power;
(ii) ownership of subsidiaries by Berkshire; (iii) Berkshire's capital structure; (iv) its corporate power to enter into, and its due authorization, execution and delivery of the Merger Agreement and the Merger Agreement not violating its Certificate of Incorporation or By-Laws, applicable law and certain material agreements; (v) documents filed by Berkshire with the Commission and the accuracy of information contained therein and the absence of undisclosed liabilities; (vi) the accuracy of information supplied by Berkshire in connection with the Registration Statement and this Proxy Statement/Prospectus; (vii) the absence of certain changes or events since the most recent financial statements filed with the Commission, including material adverse changes with respect to Berkshire; (viii) the interim operations of Merger Sub; and (ix) brokers' fees and expenses.


CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the Merger Agreement, Dairy Queen has agreed, among other things, until the Effective Time (except as otherwise specifically required by the terms of the Merger Agreement), that it will, and it will cause its subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and, to the extent consistent therewith, use its best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, franchisees, licensors, licensees, advertisers, distributors and others having business dealings with them so that their goodwill and ongoing businesses will not be impaired at the Effective Time. Except for certain exceptions for actions in the ordinary course of business consistent with past practice, Dairy Queen agreed to not, and not permit any of its subsidiaries to, without prior consent of Berkshire, among other things, (i) declare or pay any dividend or distribution, (ii) reclassify or acquire any shares of its capital stock or certain other securities, (iii) issue or encumber any shares of its capital stock and certain other securities, (iv) amend its charter documents,
(v) acquire a substantial portion of the stock or assets of another business organization, (vi) sell, lease, or encumber any of its material properties or assets, (vii) incur any indebtedness or make any loans or capital contributions to, or investments in, any other person (other than a Dairy Queen subsidiary),
(viii) acquire any material asset or agree to make any capital expenditure, (ix) pay or satisfy any claims or obligations (except as contemplated in Dairy Queen's most recent audited financial statements), (x) grant, transfer, or modify any rights of material value, (xi) adopt or amend in any material respect any employee or director benefit plan or arrangement, (xii) change any material accounting principal, (xiii) take any action that would result in any of its representations and warranties in the Merger Agreement becoming untrue, or in any of the conditions to the Merger not being satisfied, (xiv) make any tax election or settle or compromise any tax liability, or (xv) authorize or commit to take any of the foregoing actions.

INDEMNIFICATION


    The Merger Agreement provides that Dairy Queen will, and from and after the Effective Time, Berkshire and the Surviving Corporation will, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes such prior to the Effective Time, an officer, director or employee of Dairy Queen or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval will not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Dairy Queen or any of its subsidiaries (the "Indemnified Parties"), whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby. In the case of Dairy Queen and the Surviving Corporation, such indemnification will only be to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors, officers and employees; and in the case of Berkshire, such indemnification will not be limited by the DGCL but will not be applicable to any claims made against the Indemnified Parties if a judgment or other final adjudication establishes that their acts or omissions (A) were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arose out of, were based upon or attributable to the gaining of any financial profit or other advantage to which they were not legally entitled. Dairy Queen, Berkshire and the Surviving Corporation, as the case may be, will pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding, which in the case of Dairy Queen and the Surviving Corporation will be only to the fullest extent permitted by law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL.


CONDITIONS TO CONSUMMATION OF THE MERGER


    The respective obligation of each party to consummate the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of various conditions which include, in addition to certain other closing conditions, the following:


    (i) the Merger and the Merger Agreement having been approved by the affirmative vote of a majority of the outstanding shares of Dairy Queen Class B Stock, voting separately as a class;

    (ii) the shares of Berkshire Common Stock issuable to Dairy Queen stockholders pursuant to the Merger Agreement having been approved for listing on the NYSE, subject to official notice of issuance;

   (iii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act having terminated or expired (see "THE
         MERGER--Approvals and Consents");

    (iv) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger being in effect, provided that Dairy Queen, Berkshire and Merger Sub shall use their best efforts to have any such injunction, order, restraint or prohibition vacated;

    (v) the Registration Statement having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the issuance of Berkshire Common Stock having been complied with;

    (vi) the representations and warranties of the other party in the Merger Agreement being true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date; and

   (vii) each party having performed the obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to the other party or adversely affect the ability of the party to consummate the transactions therein contemplated or perform its obligations thereunder).

    Berkshire's and Merger Sub's obligation to consummate the Merger is subject to the following additional conditions:

    (i) Berkshire having received the opinion of Munger, Tolles & Olson LLP, dated the Closing Date, based on appropriate representations of Dairy Queen, its affiliates and Berkshire, and such other facts, representations, assumptions and agreements as such counsel may reasonably deem relevant, to the effect that for United States federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368 of the Code and that each of Berkshire, Merger Sub and Dairy Queen will be a party to the reorganization within the meaning of Section 368(b) of the Code;

    (ii) Berkshire having received satisfactory evidence that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the Merger Agreement have been obtained, except for those which are not, individually or in the aggregate, material to Berkshire or Dairy Queen or the failure of which to have been received would not (as compared to any of those which had been obtained) materially dilute the aggregate benefits to Berkshire of the Merger;

   (iii) Berkshire having received certain agreements from each such person identified by Dairy Queen to be an Affiliate of Dairy Queen for purposes of Rule 145 under the Securities Act;

    (iv) Mr. Mooty having executed and delivered, and used his best efforts to cause certain members of his family, and such other stockholders of Dairy Queen as may be necessary or desirable to facilitate issuance of the required tax opinions, to have executed and delivered, a continuity of interest agreement pursuant to which such parties agree, among other things, that for a period of two years after the Merger, they will not dispose of any Berkshire Common Stock received in exchange for shares of Dairy Queen Common Stock pursuant to the Merger, except in certain limited circumstances; and

    (v) Berkshire shall have received the opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A., dated as of the Closing Date, to the effect that Dairy Queen is duly incorporated and in good standing, the execution and delivery of the Merger Agreement and the consummation of the Merger have been duly authorized by all necessary corporate and stockholder action, the Merger Agreement has been duly executed and delivered and is enforceable against Dairy Queen, and the execution and delivery of the Merger Agreement and consummation of the Merger will not violate Dairy Queen's Certificate of Incorporation or By-Laws or conflict with or cause a default under any franchise or other agreement with any franchisee, subject to certain qualifications.

    Dairy Queen's obligation to consummate the Merger is subject to the additional conditions of (i) the receipt of an opinion of Faegre & Benson LLP, or other tax counsel of a prominent law firm designated by Berkshire and reasonably acceptable to Dairy Queen, dated the Closing Date, based on appropriate representations of Dairy Queen, its affiliates and Berkshire and such other facts, representations, assumptions, and agreements as counsel may reasonably deem relevant, that, for United States federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368 of the Code and that each of Berkshire, Merger Sub and Dairy Queen will be a party to a reorganization within the meaning of Section 368(b) of the Code, see "THE MERGER--Approvals and Consents," and (ii) the receipt by Dairy Queen of the opinion of Munger, Tolles & Olson LLP, dated as of the Closing Date, to the effect that Berkshire and QDI, Inc. are each duly incorporated and in good standing, the execution and delivery of the Merger Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action, the Merger Agreement has been duly executed and delivered and is enforceable against each of Berkshire and QDI, Inc., and the execution and delivery of the Merger Agreement and consummation of the Merger will not violate the respective Certificate of Incorporation or By-Laws of Berkshire or QDI, Inc.

NO SOLICITATION


    The Merger Agreement provides that neither Dairy Queen nor any of its subsidiaries will, nor will Dairy Queen or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of a substantial amount of assets of Dairy Queen or any of its subsidiaries (other than in the ordinary course of business) or of over 20% of any class of equity securities of Dairy Queen or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Dairy Queen or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Dairy Queen or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or could reasonably be expected to materially dilute the benefits to Berkshire of the transactions contemplated thereby (collectively, "Transaction Proposals") or agree to or endorse any Transaction Proposal, or (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing will not prohibit Dairy Queen from (a) furnishing information concerning Dairy Queen and its businesses, properties or assets pursuant to an appropriate and customary confidentiality agreement to a third party who has made an unsolicited Transaction Proposal, (b) engaging in discussions or negotiations with a third party who has made an unsolicited Transaction Proposal, (c) following receipt of an unsolicited Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders and/or (d) following receipt of an unsolicited Transaction Proposal, failing to make or withdrawing or modifying its recommendation that Dairy Queen stockholders approve and adopt the Merger Agreement, but in each case referred to in the foregoing clauses (a) through (d) only if and to the extent that the Dairy Queen Board has concluded in good faith, after consulting with and considering the advice of outside counsel, that such action is required by the Dairy Queen Board in the exercise of its fiduciary duties; provided, further, that the Dairy Queen Board will not take any of the foregoing actions referred to in clauses (a) through (d) until after giving at least one business day's notice to Berkshire with respect to such actions. In addition, if the Dairy Queen Board receives a Transaction Proposal, Dairy Queen will promptly inform Berkshire in writing of the material terms of such proposal and the identity of the person (or group) making it. Dairy Queen also agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties as of the date of the Merger Agreement with respect to the foregoing. Dairy Queen also acknowledged that any violation of the restrictions set forth above by any director or executive officer of Dairy Queen or any of its subsidiaries or by any investment banker, financial adviser, attorney, accountant or other representative of Dairy Queen or any of its subsidiaries will be deemed to be a breach of the Merger Agreement by Dairy Queen. For a description of the effects that a Transaction Proposal prior to the Effective Time could have on the Merger Agreement, see "--Termination" below.

BOARD OF DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

    The Merger Agreement provides that the directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation and that the officers of Dairy Queen at the Effective Time of the Merger will be officers of the Surviving Corporation.

TERMINATION

    The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time:

    (i) by mutual written consent of Berkshire and Dairy Queen;

    (ii) by either Berkshire or Dairy Queen (a) if any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable; or (b) if the Merger has not been consummated on or before March 31, 1998 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under such agreement required to be performed at or prior to the Effective Time);


   (iii) by Berkshire, (a) if the required approval of the stockholders of Dairy Queen has not been obtained; (b) if the Dairy Queen Board has withdrawn, modified or amended in any respect adverse to Berkshire or Merger Sub its approval or recommendation of the Merger Agreement or the Merger, failed as soon as practicable to mail the Proxy Statement/Prospectus to its stockholders or failed to include in such statement such recommendation, recommended any Transaction Proposal from a person other than Berkshire or resolved to do any of the foregoing; (c) if (1) Dairy Queen has exercised any of its rights described under "--No Solicitation" above with respect to any Transaction Proposal and has, directly or through agents or representatives, continued discussions with any third party concerning such Transaction Proposal for more than 10 business days after receipt of such Transaction Proposal; or (2) (A) a Transaction Proposal that is publicly disclosed which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) shall have been commenced, publicly proposed or communicated to Dairy Queen and (B) Dairy Queen has not rejected such proposal within the earlier of 10 business days of its receipt or the date its existence first becomes publicly disclosed; or (iv) if Dairy Queen fails to perform any of its material obligations under the Merger Agreement; or


    (iv) by Dairy Queen, (a) if, in the appropriate exercise of its fiduciary duties, the Dairy Queen Board fails to make or withdraws or modifies its recommendation that Dairy Queen stockholders approve the Merger under the circumstances described under "--No Solicitation" above; or
         (b) if Berkshire or Merger Sub fails to perform any of their respective material obligations under the Merger Agreement.



    In the event of termination of the Merger Agreement by either Dairy Queen or Berkshire, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Berkshire, Merger Sub or Dairy Queen, other than under certain specified provisions of the Merger Agreement relating to the payment of expenses, and provided such termination shall not relieve any party of its liability for any breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.


FEES AND EXPENSES

    Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that expenses in connection with the printing and mailing of this Proxy Statement/ Prospectus, the Registration Statement and filing fees with the Commission, will be shared equally between Berkshire and Dairy Queen.

AMENDMENT AND WAIVER

    The Merger Agreement may be amended by the parties at any time before or after required approval of the Merger by Dairy Queen stockholders; provided, however, that after such approval, no amendment will be made that requires stockholder approval unless such approval is obtained. Prior to the Effective Time, the parties may (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto or (iii) subject to any required stockholder approval, waive compliance with any of the agreements or conditions contained in the Merger Agreement.

                                 CAPITALIZATION

    The table below sets forth the unaudited (i) consolidated capitalization of Berkshire as of September 30, 1997, (ii) consolidated capitalization of Dairy Queen as of August 29, 1997 and (iii) pro forma combined capitalization of Berkshire as of September 30, 1997 giving effect to the Merger. The pro forma data gives effect to the Merger under the purchase method of accounting. Because the relative amounts of Cash Consideration and Stock Consideration in the Merger depend upon, among other things, the elections of Dairy Queen stockholders and the application of procedures to ensure that the Cash Consideration does not exceed the Cash Limitation (see "THE MERGER--Merger Consideration" and "--Cash Limitation"), two alternative scenarios of unaudited pro forma comparative per share data are presented. Scenario 1 assumes that 55% of the total consideration in the Merger is Cash Consideration and 45% of the total consideration is Stock Consideration. Scenario 2 assumes that 100% of the total consideration is Stock Consideration. This information should be read in conjunction with the financial statements, related notes and other financial information pertaining to Berkshire and Dairy Queen incorporated herein by reference.


                                                                                                PRO FORMA
                                                                                            SEPTEMBER 30, 1997
                                                                                                UNAUDITED
                                                         BERKSHIRE         DAIRY QUEEN    ----------------------
                                                         HISTORICAL        HISTORICAL     SCENARIO 1  SCENARIO 2
                                                     SEPTEMBER 30, 1997  AUGUST 29, 1997   MAXIMUM     MAXIMUM
                                                         UNAUDITED          UNAUDITED        CASH       STOCK
                                                     ------------------  ---------------  ----------  ----------
                                                                            (IN MILLIONS)
Borrowing under investment agreements and other
  debt:

    Parent company.................................     $    1,200.1        $  --         $  1,200.1  $  1,200.1

    Finance subsidiaries...........................            301.9           --              301.9       301.9

    Other subsidiaries.............................            632.1             13.7          645.8       645.8

Minority shareholder interests.....................            401.4              0.6          402.0       402.0

Shareholders' equity...............................         28,007.0            195.3       28,270.2    28,580.1
                                                          ----------           ------     ----------  ----------

                                                        $   30,542.5        $   209.6     $ 30,820.0  $ 31,129.9
                                                          ----------           ------     ----------  ----------
                                                          ----------           ------     ----------  ----------


                             BUSINESS OF BERKSHIRE


    Berkshire is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business, which Berkshire conducts through subsidiaries referred to collectively as the Berkshire Hathaway Insurance Group. See "-- Berkshire Hathaway Insurance Group." The investment portfolios of the insurance subsidiaries include meaningful equity ownership percentages of other publicly-traded companies. See "--Common Stock Investments." In addition, Berkshire publishes the BUFFALO NEWS, a daily and Sunday newspaper in upstate New York, and its non-insurance subsidiaries engage in a variety of manufacturing, publication, retail and service businesses. See "--Non-Insurance Businesses of Berkshire."


    Operating decisions for the various insurance and non-insurance businesses of Berkshire are made by the managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Mr. Buffett, Berkshire's Chairman, in consultation with Mr. Munger, its Vice-Chairman.

BERKSHIRE HATHAWAY INSURANCE GROUP

    Underwriting operations of the Berkshire Hathaway Insurance Group (the "Group") are comprised of three sub-groups: (1) the direct insurance operations of GEICO Corporation ("GEICO"), the seventh largest auto insurer in the United States, (2) the reinsurance assumed business of National Indemnity Company and certain affiliated companies and (3) various other direct insurance businesses.

    The Group maintains capital strength at high levels, significantly higher than normal in the industry. This capital strength differentiates Group members from their competitors. For example, the Group's ratio of net premiums written in 1996 to year-end 1996 statutory surplus was approximately 16%. In each of the four years from 1992 through 1995 the Group's ratio of net premiums written to year-end statutory surplus was 10% or less. The industry average net premiums-to-surplus ratio from 1992 through 1996 ranged from 105% to 140% (based on statistics published by A.M Best & Company). The Group's aggregate statutory surplus has grown from $8.7 billion at year-end 1991 to over $26 billion at year-end 1996. Group members are rated AAA by Standard and Poor's Corporation with respect to their claims-paying abilities and are rated A++ (Superior) by A.M Best with respect to their financial condition and operating performance.

    Because it maintains large capital in relation to annual premiums written, Berkshire can pay losses under the most adverse circumstances. This obvious margin of safety is very attractive to the Group's insureds, and creates opportunities for the Group to negotiate and enter into contracts of insurance specially designed to meet unique needs of sophisticated insurance and reinsurance buyers. Berkshire's capital base also allows the Group to issue and retain policies with limits larger than other insurance companies are typically prepared to write and retain. Finally, large capital combined with low overhead allows the Group to respond to insurance opportunities with exceptional speed and be selective about the business it writes. The Group can forbear from writing policies when it perceives rates to be inadequate. Conversely, it can more fully utilize its capital strength when better-than-industry-average results may be expected.

    DIRECT INSURANCE OF GEICO. GEICO became a wholly-owned subsidiary of Berkshire on January 2, 1996. GEICO, through its own subsidiaries, is a multiple line property casualty insurer, the principal business of which is writing private passenger automobile insurance. GEICO markets its policies to individuals in 48 states and the District of Columbia by direct response methods in which customers apply directly over the phone or through the mail. This is a major aspect of GEICO's strategy to be a low-cost provider of such coverages.

    REINSURANCE. The Reinsurance Division of National Indemnity provides excess of loss and quota share treaty reinsurance to other property/casualty insurers and reinsurers. Minimal organizational resources, but huge financial resources, are currently devoted to this business.


    During 1990, management of the Group perceived declines in industry capacity and competition for mega-catastrophe excess-of-loss reinsurance ("super-cat") coverages. Consequently, National Indemnity has written coverages for a number of such risks. Management believes that in recent years the Group has been the largest provider in the world of this type of coverage. These coverages may provide sizeable amounts of indemnification per contract, and a single event may result in payments under a number of contracts. Berkshire's present underwriting standards (which are subject to change) seek to limit Berkshire's exposure to a pre-tax loss from a single event to $1 billion in excess of the premium earned. This business can produce extreme volatility in reported periodic results. Accounting consequences, however, do not influence decisions of Berkshire's management with respect to this or any other business and this fact, plus the Group's extraordinary financial strength, are believed to be the primary reasons why the Group has become a major provider of these coverages.


    Since 1992, there has been a substantial increase in catastrophe reinsurance capacity for the industry. Most of the additional capacity has arisen from equity capital raised by newly formed entities. Berkshire management has observed that, in some instances, catastrophe reinsurance prices have fallen below the amounts that it considered adequate. However, during 1996, the Group took on some major catastrophe exposures. In July 1996, a large contract was entered into with an affiliate of Allstate Insurance Company covering property risks in the State of Florida. At the end of 1996, the Group entered into a reinsurance contract with the newly formed California Earthquake Authority ("CEA"). The contract, which went into effect on April 1, 1997, provides the CEA with a reinsurance layer of approximately $1 billion which would be called upon to the extent the CEA's aggregate losses in the four year period ending March 31, 2001 exceed $5 billion.

    In recent years, the Group has entered into several non-traditional reinsurance arrangements known as finite-risk contracts. These contracts have been significant to the Group's business and the property/ casualty insurance marketplace. These reinsurance agreements provide essentially traditional coverages but also contractually establish minimum and maximum payouts by the reinsurer. Minimum payout requirements may call for repayments to the reinsured, on specified dates, of sums not otherwise paid out by the reinsurer as losses. The amount of risk transferred, while significant, is limited. Because the period over which claims are expected to be paid can be lengthy, the time value of money is an important element in pricing and setting terms for these contracts. Transaction amounts and limits of indemnification are likely to be large. In addition, a single contract may relate to loss occurrences in a number of lines of business that span a number of years.

    Providers of such non-traditional products need significant financial strength. Increased competition for such business and new accounting standards for ceding companies have limited the number of opportunities to write such business, particularly with respect to retroactive reinsurance coverages of past loss events. However, the occasional acceptance of such business continues to produce considerable premium volume.

    OTHER DIRECT INSURANCE BUSINESSES. Other Group members engaged in direct insurance underwrite multiple lines of principally casualty coverages nationwide for primarily commercial accounts. These members write business through insurance agents and brokers. The traditional business of National Indemnity has been largely in providing liability coverages for commercial truck and bus operators and related commercial transportation activities that require specialized underwriting knowledge and techniques. The Commercial Casualty Division and Professional Liability and Special Risk Division of National Indemnity solicit and underwrite especially large or unusual risks. Other member companies, referred to as "homestate operations," market various commercial coverages for standard risks to insureds in an increasing number of selected states. The Group also insures the credit card debt of policyholders through Berkshire's 82%-owned Central States Indemnity Company of Omaha, which markets to individuals through credit card issuers nationwide. In addition, the Group, through its 80.1%-owned Kansas Bankers Surety, provides primarily crime, fidelity, errors and omissions, officers and directors liability and related insurance coverages directed toward small and medium-sized banks throughout the midwestern United States.

    UNDERWRITING RESULTS AND "FLOAT". The increases in reinsurance business in recent years have produced an exceptional increase in the amount of "float" generated by the Group. Float is an estimate of the net investable funds provided by policyholders to the Group and held by it prior to payment of claims and claims adjustment expenses. Float arises because of the time lapse between the dates premiums are received from policyholders and the dates policy costs, primarily losses and loss adjustment expenses, are paid by the insurer. Float equals the sum of unpaid losses, unpaid loss adjustment expenses, unearned premiums and other liabilities to policyholders less the aggregate of premium balances receivable, amounts recoverable as reinsurance on paid and unpaid losses, deferred policy acquisition costs, deferred charges applicable to assumed reinsurance and prepaid income taxes. The Group generates float in exceptional amounts relative to premium volume. Since 1967, when Berkshire entered the insurance business, its float has grown at an annual compounded rate of 22.3%.

    The "cost" of float in any year is the underwriting loss that occurs when premiums earned by an insurer are less than losses and expenses incurred by the insurer for the year. In years when an underwriting profit is achieved, as the Group has in each of the past four years, the "cost" of float is negative; that is, the Group has had access to money at no cost. The following table shows the Group's pre-tax underwriting profit or loss, average float, and approximate cost of float (compared to the year-end yield on long-term U.S. Treasury bonds) for the past five years:

                                           (1)                                                  YEAR-END
                                      UNDERWRITING          (2)           APPROXIMATE      YIELD ON LONG-TERM
                                       GAIN (LOSS)     AVERAGE FLOAT     COST OF FUNDS      GOVERNMENT BONDS
                                     ---------------   --------------  -----------------   -------------------
                                     (IN $MILLIONS)    (IN $MILLIONS)  (RATIO OF 1 TO 2)
1992...............................          (109.0)         2,290.4         4.76%                7.39%
1993...............................            30.0          2,624.7    less than zero            6.35%
1994...............................           129.0          3,056.6    less than zero            7.88%
1995...............................            19.6          3,607.2    less than zero            5.95%
1996*..............................           230.7          6,702.0    less than zero            6.64%

------------------------

* Beginning in 1996, underwriting gain (loss) and average float include GEICO.

    Underwriting results from the last four years have benefitted from the profitability of the super-cat business (see "CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS").

COMMON STOCK INVESTMENTS

    Berkshire's investment portfolio, held principally through insurance subsidiaries, includes marketable equity securities valued at approximately $32.2 billion as of September 30, 1997. Such investments include:

                                                     APPROXIMATE PERCENTAGE
                                                        OF CAPITAL STOCK
                                                    -------------------------
American Express Company..........................               10.5%
The Coca-Cola Company.............................                8.0%
The Walt Disney Company...........................                3.5%
Federal Home Loan Mortgage Company................                9.5%
The Gillette Company..............................                8.5%
Salomon Inc.......................................               18.0%*
The Washington Post Company.......................               16.0%
Wells Fargo & Company.............................                9.0%

------------------------


* Includes convertible preferred stock with a carrying value of $829.5 million as of September 30, 1997 not included in the $32.2 billion stated above. Salomon Inc has subsequently merged into a subsidiary of Travelers Group Inc.


    Much information about these publicly owned companies is available, including that released from time to time by the companies themselves.

    Mr. Buffett and Mr. Munger select marketable equity securities in much the same way as they evaluate a business for acquisition in its entirety. They seek businesses that they can understand, with favorable long-term prospects, operated by honest and competent people, and available at an attractive price. When pro-rata portions of outstanding businesses sell in the securities markets at discounts from the prices they would command in negotiated transactions involving entire companies, bargains in business ownership that are not available through corporate acquisition can be obtained indirectly through minority stock ownership.

    Berkshire is willing to take very large positions in selected companies, not with an intention of taking control, but with the expectation that excellent business results by corporations will translate over the long term into correspondingly excellent market value and dividend results for owners, minority as well as majority. Large positions of the type reflected in the table above may be less liquid than smaller positions, in that such large positions often cannot be sold readily without causing a decline in market value. However, Berkshire is willing to hold such positions for the very long term.

NON-INSURANCE BUSINESSES OF BERKSHIRE

    Berkshire's non-insurance businesses engage in a variety of manufacturing, publication, retail, and service activities. Mr. Buffett and Mr. Munger apply the same economic principles in acquiring whole businesses as in acquiring marketable equity securities. They seek businesses they understand, with demonstrated consistent earning power, good returns on equity while employing little or no debt, and competent management in place. Applying these criteria, Berkshire has accumulated over many years a collection of businesses operated by managers, whom Mr. Buffett and Mr. Munger admire and trust, working with extraordinary autonomy. Berkshire's non-insurance businesses consist primarily of the following:

                                                          PRODUCT OR SERVICE
                                                          --------------------------------------------------------

See's Candies                                             Manufacture and distribution of candy at retail and by
                                                            catalog solicitation

World Book                                                Publication and marketing of encyclopedias and other
                                                            reference materials, principally by the direct sales
                                                            method

Kirby, Douglas and Cleveland Wood Divisions of The Scott  Manufacture and sale of home cleaning systems,
  Fetzer Company                                            principally to distributors

Nebraska Furniture Mart, R.C. Willey Home Furnishings     Retailing of home furnishings
  and Star Furniture Company

Buffalo News                                              Publication of a daily and Sunday newspaper

H. H. Brown Shoe Co., Lowell Shoe, Inc. and Dexter Shoe   Manufacture, importing and distribution of shoes at
  Companies                                                 wholesale and retail

Fechheimer Bros. Co.                                      Manufacture and distribution of uniforms at wholesale
                                                            and retail

Borsheim's Jewelry and Helzberg's Diamond Shops           Retailing of fine jewelry

Scott Fetzer Financial Group and other finance companies  Consumer and commercial financing and annuities

Campbell Hausfeld and other Scott Fetzer Manufacturing    Manufacture and sale of diverse industrial and consumer
  Group companies                                           products

FlightSafety International                                High-technology training for operators of aircraft and
                                                            ships

                            BUSINESS OF DAIRY QUEEN

    Dairy Queen develops, licenses and services a system of 5,796 Dairy Queen stores in the United States, Canada and other foreign countries featuring hamburgers, hot dogs, various dairy desserts and beverages, 34 of which are wholly or jointly owned and operated by subsidiaries of Dairy Queen; 414 Orange Julius stores in the United States, Canada and other foreign countries featuring blended drinks made from orange juice, fruits and fruit flavors, along with various snack items; and 46 Karmelkorn stores featuring popcorn and other treat items.

    To support and promote the businesses of its franchisees, Dairy Queen undertakes product development and market testing, creates and coordinates advertising programs, provides training and advisory services for store operators and enforces quality control standards. A major portion of Dairy Queen's operating income is derived from franchise service fees paid by franchised stores and stores licensed by territorial operators. Dairy Queen also sells equipment to stores and sells other products used in store operations to a system of independently-owned warehouses, which also purchase approved products from other suppliers. These warehouses in turn sell products to retail stores in their geographical areas.

    Except for providing financing for the sale of specialized equipment to its franchisees, offering financing services for the remodeling of existing franchised stores and for providing certain leasing services for stores located in shopping malls, Dairy Queen has not generally provided financial assistance or guarantees for the construction or operation of franchised stores.

FRANCHISING SYSTEM

    DAIRY QUEEN. Stores are located in all states, except Rhode Island, as well as Canada, Japan and several other countries. Most stores are located in smaller towns and suburbs of larger cities. Some franchised stores offer only soft serve dairy products, while others also offer some or all of the food items in the Brazier line. Dairy Queen endeavors to have its Dairy Queen franchisees offer a more complete line of authorized products.

    Dairy Queen/Brazier stores offer a menu of fast food items, including hamburgers, various dairy desserts (including soft serve and frozen yogurt) and beverages which are marketed under the Dairy Queen and Brazier trademarks. Retail prices are determined by the store operators.

    Dairy Queen franchises Dairy Queen stores either directly through agreements with individual retail store operators or indirectly through agreements with territorial operators who are authorized to grant franchise rights to store operators within a specified territory.

    DAIRY QUEEN TREAT CENTER. With the acquisition of Karmelkorn in 1986 and Orange Julius in 1987, the Dairy Queen Treat Center concept emerged. This franchising concept combines Dairy Queen treat items together with either or both Orange Julius and Karmelkorn menu items under one storefront generally within a shopping mall. By combining the products of these franchising systems, Dairy Queen seeks to substantially increase store sales volumes in order to support the signing of leases that would be too expensive for a one product-line store.

    ORANGE JULIUS. In August 1987, Dairy Queen acquired Orange Julius of America and Orange Julius Canada Limited, franchisors of retail stores which feature blended drinks made from orange juice, fruits and fruit flavors. Most of the stores are located in shopping malls.

    KARMELKORN. In March 1986, Dairy Queen acquired Karmelkorn Shoppes, Inc., a franchisor of retail stores which sells popcorn, candy and other treat items. Most of the stores are located in shopping malls.

    GOLDEN SKILLET. In December 1981, Dairy Queen acquired the United States and international (exclusive of Canada) franchise rights and other selected assets of the Golden Skillet system. Golden Skillet stores feature fried chicken and side dishes. In October 1992, Dairy Queen assigned the franchises, trademarks and related assets for Golden Skillet in the contiguous 48 United States and the District of Columbia to a non-affiliated company. Dairy Queen continues to hold the Golden Skillet franchises and rights for the rest of the world.


    The following table sets forth certain information as to the number of stores in the Dairy Queen, Orange Julius, Karmelkorn and Golden Skillet systems.


                                                                         CONVERTED
                                       TOTAL                             TO TREAT     OWNERSHIP     TOTAL
                                     11/30/96    OPENED      CLOSED       CENTERS      CHANGES     8/27/97
                                     ---------  ---------  ----------   -----------   ----------  ---------
Dairy Queen system
  United States
    Franchised by Dairy Queen:
      Dairy Queen stores...........     3,274         53         (69)            0           0       3,258
      Treat Center units...........       150         14          (3)            1           0         162
    Franchised by territorial
      operators....................     1,577         61         (28)           (1)          0       1,609
    Company operated stores........        34          0           0             0           0          34
                                     ---------       ---         ---           ---         ---    ---------
                                        5,035        128        (100)            0           0       5,063
  Canada
    Franchised by Dairy Queen:
      Dairy Queen stores...........       458         13           0             0           0         471
      Treat Center units...........        21          1           0             2           0          24
                                     ---------       ---         ---           ---         ---    ---------
                                          479         14           0             2           0         495
  Other foreign....................       202         48         (12)            0           0         238
                                     ---------       ---         ---           ---         ---    ---------
    Total Dairy Queen stores.......     5,716        190        (112)            2           0       5,796
Orange Julius stores...............       421         19         (24)           (2)          0         414
Karmelkorn shoppes.................        61          0         (15)            0           0          46
Golden Skillet restaurants.........        21          1           0             0           0          22
                                     ---------       ---         ---           ---         ---    ---------
                                     ---------       ---         ---           ---         ---    ---------
Total..............................     6,219        210        (151)            0           0       6,278

                     DESCRIPTION OF BERKSHIRE COMMON STOCK

    The authorized capital stock of Berkshire consists of 1,500,000 shares of Berkshire Class A Stock, 50,000,000 shares of Berkshire Class B Stock and 1,000,000 shares of preferred stock, no par value per share ("Berkshire Preferred Stock").

    The following summary of certain provisions of the Berkshire Class A Stock, Berkshire Class B Stock and Berkshire Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of applicable law and Berkshire's Restated Certificate of Incorporation.


    The holders of outstanding shares of Berkshire Class A Stock are entitled to one vote, and the holders of outstanding shares of Berkshire Class B Stock are entitled to one-two-hundredth (1/200th) of a vote, for each share held of record on all matters submitted to a vote of stockholders. Unless otherwise required by the DGCL, the Berkshire Class A Stock and Berkshire Class B Stock vote as a single class with respect to all matters submitted to a vote of stockholders of Berkshire.



    Mr. Buffett owns 39.6% of the Berkshire Class A Stock, and he shares voting and investment power over another 3.1% of such stock, which is owned by his wife, Susan T. Buffett, and 0.3% of such stock, which is owned by trusts of which he is trustee but in which he has no economic interest. Mr. and Mrs. Buffett have entered into a voting agreement with Berkshire providing that, should the voting power of shares held by Mr. and Mrs. Buffett and the trust exceed 49.9% of the total voting power of Berkshire voting securities, they will vote their shares in excess of that percentage proportionally with the votes of the other Berkshire stockholders.


    Each share of Berkshire Class A Stock may be converted into thirty (30) shares of Berkshire Class B Stock at the holder's option at any time. Shares of Berkshire Class B Stock are not convertible into Berkshire Class A Stock or any other security.

    Holders of Berkshire Class A Stock are entitled to receive ratably such dividends as may be declared by the Berkshire Board out of funds legally available therefor. Holders of Berkshire Class B Stock will be entitled to dividends equal to one-thirtieth (1/30th) of the amount per share declared by Berkshire's Board for each share of Berkshire Class A Stock. Dividends with respect to the Berkshire Class B Stock will be paid in the same form and at the same time as dividends with respect to Berkshire Class A Stock, except that, in the event of a stock split or stock dividend, holders of Berkshire Class A Stock will receive shares of Berkshire Class A Stock and holders of Berkshire Class B Stock will receive shares of Berkshire Class B Stock, unless otherwise specifically designated by resolution of the Berkshire Board. Berkshire has not declared a cash dividend since 1967 and has no present intention to pay a dividend on Berkshire Class A Stock or on Berkshire Class B Stock in the future.

    In the event of the liquidation, dissolution or winding-up of Berkshire, holders of Berkshire Class A Stock and Berkshire Class B Stock are entitled to share ratably in all assets remaining after the payment of liabilities, with holders of Berkshire Class B Stock entitled to receive per share one-thirtieth (1/30th) of any amount per share received by holders of Berkshire Class A Stock. Neither holders of Berkshire Class A Stock nor Berkshire Class B Stock shall have preemptive rights to subscribe for additional shares of either class. All shares of Berkshire Class A Stock and Berkshire Class B Stock outstanding upon completion of this offering will be fully paid and nonassessable.

    NO SHARES OF BERKSHIRE PREFERRED STOCK ARE PRESENTLY OUTSTANDING. In the future, Berkshire may issue the Berkshire Preferred Stock in one or more series. The Berkshire Board is authorized to determine, with respect to each series of Berkshire Preferred Stock which may be issued, the powers, designations, preferences, and rights of the shares of such series and the qualifications, limitations, or restrictions thereof, including any dividend rate, redemption rights, liquidation preferences, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications. The effect of any issuance of the Berkshire Preferred Stock upon the rights of holders of the Berkshire Class A Stock and Berkshire Class B Stock depends upon the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of one or more series of Berkshire Preferred Stock as determined by the Berkshire Board. Such effects might include dilution of the voting power of the Berkshire Class A Stock and Berkshire Class B Stock, the subordination of the rights of holders of Berkshire Class A Stock and Berkshire Class B Stock to share in Berkshire's assets upon liquidation, and a reduction in the amount otherwise available for payment of dividends on Berkshire Class A Stock and Berkshire Class B Stock.


                     COMPARISON OF THE RIGHTS OF HOLDERS OF
              BERKSHIRE COMMON STOCK AND DAIRY QUEEN COMMON STOCK



    Berkshire and Dairy Queen are both incorporated under the laws of the State of Delaware. If the Merger is consummated, certain Dairy Queen stockholders will become Berkshire stockholders. As stockholders of Berkshire, their rights will be governed by Berkshire's Restated Certificate of Incorporation, as amended (the "Berkshire Certificate"), and By-Laws (the "Berkshire By-Laws") rather than Dairy Queen's Restated Certificate of Incorporation, as amended (the "Dairy Queen Certificate"), and By-Laws (the "Dairy Queen By-Laws").



    Certain differences between the Berkshire Certificate and Berkshire By-Laws and the Dairy Queen Certificate and Dairy Queen By-Laws affecting stockholders' rights are summarized below. The summaries do not purport to be complete and are qualified in their entirety by reference to the Berkshire Certificate, Berkshire By-Laws, Dairy Queen Certificate and Dairy Queen By-Laws, as applicable.


DIRECTORS


    NUMBER. Under the DGCL, the certificate of incorporation or by-laws of a corporation may specify the number of directors. The Berkshire By-Laws provide that the number of Berkshire directors will be determined by the Berkshire Board. The Dairy Queen By-Laws provide that the number of directors shall be not less than three nor more than fifteen, as determined by a resolution of the Dairy Queen Board or by the stockholders at the annual meeting.



    REMOVAL. Under the Berkshire By-Laws, a director may be removed with or without cause by holders of a majority of shares issued and outstanding and entitled to vote in the election of directors.



    The Dairy Queen Certificate and Dairy Queen By-Laws do not provide for removal of directors.



    VACANCIES. Under the Berkshire By-Laws, a vacancy on the Berkshire Board may be filled by a vote of the stockholders at a meeting called for that purpose, or by a majority of directors then in office, even though less than a quorum, or by a sole remaining director. Under the Dairy Queen By-Laws, a vacancy on the Dairy Queen Board may be filled by a majority of directors then in office, even though less than a quorum.



ANNUAL AND SPECIAL STOCKHOLDER MEETINGS



    ANNUAL MEETINGS. The Dairy Queen By-Laws provide for an annual meeting of stockholders to be held generally on the fourth Monday of March. The Berkshire By-Laws provide for an annual meeting to be held generally on the first Monday in May.



    SPECIAL STOCKHOLDER MEETINGS. The Berkshire By-Laws provide that a special meeting of stockholders may be called at any time by the Chairman of the Board or the Berkshire Board. A special meeting may also be called by Berkshire's Secretary, or in the case of his death, absence, incapacity or refusal, by an assistant secretary or other officer, upon application of a majority of directors or stockholders who hold at least 50% of Berkshire's issued and outstanding capital stock.



    The Dairy Queen By-Laws provide that a special meeting of stockholders may be called at any time by the President or the Board of Directors. A special meeting may also be called by the President or the

Secretary, upon application in writing of stockholders who hold at least 50% of Dairy Queen's issued and outstanding capital stock.


    NOTICES. Under the Berkshire By-Laws, a written notice of each meeting of stockholders stating the place, date and hour thereof and, in the case of a special meeting, the purposes for which the meeting is called, must be given not less than 10 nor more than 60 days before the date of such meeting.



    Under the Dairy Queen By-Laws, a written notice of each meeting of stockholders stating the place, date and hour thereof and, in the case of a special meeting, the purposes for which the meeting is called, must be given not less than 10 nor more than 50 days before the date of such meeting.


                                    EXPERTS


    The financial statements and the related financial statement schedules incorporated in this Proxy Statement/Prospectus by reference from Berkshire's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


    The financial statements of Dairy Queen appearing in Dairy Queen's Annual Report on Form 10-K for the year ended November 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS


    The validity of the Berkshire Common Stock offered hereby will be passed upon for Berkshire by Munger, Tolles & Olson LLP, Los Angeles, California, counsel to Berkshire. Ronald L. Olson, a partner of Munger, Tolles & Olson LLP, is a director of Berkshire.


           STOCKHOLDER PROPOSALS FOR 1998 DAIRY QUEEN ANNUAL MEETING


    If the Merger is not consummated, it is currently anticipated, subject to postponement, that the 1998 Annual Meeting of Stockholders of Dairy Queen will be held on or about March 12, 1998. If such meeting is held, stockholder proposals intended to be presented at such meeting must be received by Dairy Queen not later than December 12, 1997 for inclusion in the proxy materials for such meeting.

                                                                         ANNEX I
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 21, 1997

                                     AMONG

                            BERKSHIRE HATHAWAY INC.

                                   QDI, INC.

                                      AND

                        INTERNATIONAL DAIRY QUEEN, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                               ANNEX PAGE
                                                                                                               I-
                                                                                                               -----------
ARTICLE 1  THE MERGER........................................................................................           4
    1.1     The Merger.......................................................................................           4
    1.2     Closing..........................................................................................           4
    1.3     Effective Time of the Merger.....................................................................           5
    1.4     Effects of the Merger............................................................................           5
    1.5     Certificate of Incorporation; Bylaws.............................................................           5
    1.6     Directors........................................................................................           5
    1.7     Officers.........................................................................................           5

ARTICLE 2  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS.........................
                                                                                                                        5
    2.1     Effect on Capital Stock..........................................................................           5
            (a)        Common Stock of Sub...................................................................           5
            (b)        Cancellation of Treasury Stock and Parent-Owned Company Common Stock..................           5
            (c)        Conversion of Company Common Stock....................................................           5
            (d)        Cancellation and Retirement of Company Common Stock...................................           6
    2.2     Company Common Stock Elections...................................................................           6
    2.3     Issuance of Stock Consideration and Payment of Cash Election Price...............................           7
    2.4     Stock Plans......................................................................................           9
    2.5     Exchange of Certificates.........................................................................           9
            (a)        Exchange Agent........................................................................           9
            (b)        Exchange Procedures...................................................................           9
            (c)        Distributions with Respect to Unexchanged Shares......................................          10
            (d)        No Further Ownership Rights in Company Common Stock...................................          10
            (e)        No Fractional Shares..................................................................          10
            (f)        Termination of Exchange Fund..........................................................          11
            (g)        No Liability..........................................................................          11
            (h)        Investment of Exchange Fund...........................................................          11

ARTICLE 3  REPRESENTATIONS AND WARRANTIES....................................................................          11
    3.1     Representations and Warranties of the Company....................................................          11
            (a)        Organization, Standing and Corporate Power............................................          11
            (b)        Subsidiaries..........................................................................          12
            (c)        Capital Structure.....................................................................          12
            (d)        Authority; Noncontravention...........................................................          12
            (e)        SEC Documents; Undisclosed Liabilities................................................          13
            (f)        Information Supplied..................................................................          14
            (g)        Absence of Certain Changes or Events..................................................          14
            (h)        Litigation; Labor Matters; Compliance with Laws.......................................          14
            (i)        Employee Matters......................................................................          15
            (j)        Tax Returns and Tax Payments..........................................................          15
            (k)        State Antitakeover Laws Not Applicable................................................          16
            (l)        Environmental Matters.................................................................          16
            (m)        Properties............................................................................          16
            (n)        Brokers...............................................................................          17
            (o)        Opinion of Financial Advisor..........................................................          17
            (p)        Board Recommendation..................................................................          17
            (q)        Required Company Vote.................................................................          17

                                   Annex I-1

                                                                                                               ANNEX PAGE
                                                                                                               I-
                                                                                                               -----------
    3.2     Representations and Warranties of Parent.........................................................          17
            (a)        Organization, Standing and Corporate Power............................................          17
            (b)        Subsidiaries..........................................................................          17
            (c)        Capital Structure.....................................................................          17
            (d)        Authority; Noncontravention...........................................................          18
            (e)        SEC Documents; Undisclosed Liabilities................................................          19
            (f)        Information Supplied..................................................................          19
            (g)        Absence of Certain Changes or Events..................................................          19
            (h)        Interim Operations of Sub.............................................................          20
            (i)        Brokers...............................................................................          20

ARTICLE 4  COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER.........................................
                                                                                                                       20
    4.1     Conduct of Business of the Company...............................................................          20

ARTICLE 5  ADDITIONAL AGREEMENTS.............................................................................          22
    5.1     Preparation of Form S-4 and the Proxy Statement; Stockholder Meetings............................          22
    5.2     Letter of the Company's Accountants..............................................................          22
    5.3     Parent Access to Information.....................................................................          22
    5.4     Best Efforts.....................................................................................          23
    5.5     Indemnification..................................................................................          23
    5.6     Expenses.........................................................................................          24
    5.7     Public Announcements.............................................................................          24
    5.8     Affiliates.......................................................................................          24
    5.9     Stock Exchange Listing...........................................................................          24
    5.10    Takeover Statutes................................................................................          24
    5.11    No Solicitation..................................................................................          24
    5.12    Certain Agreements...............................................................................          25
    5.13    Employee Benefits................................................................................          25

ARTICLE 6  CONDITIONS PRECEDENT..............................................................................          26
    6.1     Conditions to Each Party's Obligation To Effect the Merger.......................................          26
            (a)        Company Stockholder Approval..........................................................          26
            (b)        NYSE Listing..........................................................................          26
            (c)        HSR Act...............................................................................          26
            (d)        No Injunctions or Restraints..........................................................          26
            (e)        Form S-4..............................................................................          26
    6.2     Conditions to Obligation of Parent and Sub.......................................................          26
            (a)        Representations and Warranties........................................................          26
            (b)        Performance of Obligations of the Company.............................................          26
            (c)        Tax Opinion...........................................................................          26
            (d)        Consents, etc.........................................................................          26
            (e)        Affiliate Letters.....................................................................          27
            (f)        Continuity of Interest Agreement......................................................          27
            (g)        Opinion of Counsel to the Company.....................................................          27
    6.3     Conditions to Obligation of the Company..........................................................          27
            (a)        Representations and Warranties........................................................          27
            (b)        Performance of Obligations of Parent and Sub..........................................          27
            (c)        Tax Opinion...........................................................................          27
            (d)        Opinion of Counsel to Parent..........................................................          28


                                   Annex I-2

                                                                                                               ANNEX PAGE
                                                                                                               I-
                                                                                                               -----------
ARTICLE 7  TERMINATION, AMENDMENT AND WAIVER.................................................................          28
    7.1     Termination......................................................................................          28
    7.2     Effect of Termination............................................................................          29
    7.3     Amendment........................................................................................          29
    7.4     Extension; Waiver................................................................................          29

ARTICLE 8  GENERAL PROVISIONS................................................................................          29
    8.1     Nonsurvival of Representations and Warranties....................................................          29
    8.2     Notices..........................................................................................          29
    8.3     Definitions......................................................................................          30
    8.4     Interpretation...................................................................................          30
    8.5     Counterparts.....................................................................................          30
    8.6     Entire Agreement; No Third-party Beneficiaries...................................................          30
    8.7     Governing Law....................................................................................          30
    8.8     Assignment.......................................................................................          31
    8.9     Enforcement......................................................................................          31
    8.10    Severability.....................................................................................          31


                                   Annex I-3

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of October 21, 1997, by and among Berkshire Hathaway Inc., a Delaware corporation ("Parent"), QDI, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and International Dairy Queen, Inc., a Delaware corporation (the "Company").

                                    RECITALS

    WHEREAS, the Boards of Directors of Parent and the Company have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate, a merger of the Company with and into Sub (the "Merger"), with Sub as the surviving corporation in the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of Class A Common Stock, par value $.01 per share, of the Company ("Company Class A Stock") and each share of Class B Common Stock, par value $.01 per share, of the Company ("Company Class B Stock" and together with the Company Class A Stock, "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares of Company Common Stock owned, directly or indirectly, by the Company or any subsidiary (as defined in Section 8.3) of the Company or by Parent, Sub or any other subsidiary of Parent, will be converted into the right to receive, at the elections of the holders of Company Common Stock, subject to the terms hereof, a portion of a share of Class A Common Stock, $5.00 par value per share, of Parent ("Parent Class A Stock"), or a portion of a share of Class B Common Stock, $.1667 par value per share, of Parent ("Parent Class B Stock," and together with the Parent Class A Stock, "Parent Stock"), or cash;

    WHEREAS, the Merger and this Agreement require the vote of a majority of the outstanding shares of Company Class B Common Stock entitled to vote thereon for the approval thereof (the "Company Stockholder Approval");

    WHEREAS, in order to induce Parent to enter into this Agreement, concurrently with the execution hereof, various shareholders of the Company have entered into a Shareholders' Agreement (the "Shareholders' Agreement") with Parent with respect to the Company Common Stock held by such shareholders; and

    WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code.

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1

                                   THE MERGER

    1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Sub at the Effective Time. Upon the Effective Time, the separate existence of the Company shall cease, and Sub shall continue as the surviving corporation (the "Surviving Corporation") having the name International Dairy Queen, Inc.

    1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in
Article 6, the closing of the Merger (the "Closing") will take place at 10:00 a.m. Eastern time on the second business day after satisfaction of the conditions set forth in Section 6.1 (or, if

                                   Annex I-4
not satisfied or waived at that time, as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 6.2 and 6.3) (the "Closing Date"), at the offices of Gray, Plant, Mooty, Mooty, & Bennet, P.A., 3400 City Center, 33 South Sixth Street, Minneapolis, Minnesota, unless another date, time or place is agreed to in writing by the parties hereto.

    1.3 EFFECTIVE TIME OF THE MERGER. On the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as Parent and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

    1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL.

    1.5  CERTIFICATE OF INCORPORATION; BYLAWS.

    (a) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    (b) The Bylaws of the Company as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    1.6 DIRECTORS. The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    1.7 OFFICERS. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

                                   ARTICLE 2

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

    2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

    (a) COMMON STOCK OF SUB. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Class B Common Stock of the Surviving Corporation and shall be the issued and outstanding capital stock of the Surviving Corporation.

    (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED COMPANY COMMON STOCK. Each share of the Company Common Stock that is owned by the Company or by any subsidiary of the Company, and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash, Parent Stock or other consideration shall be delivered or deliverable in exchange therefor.

    (c) CONVERSION OF COMPANY COMMON STOCK. Except as otherwise provided herein and subject to Sections 2.3 and 2.5, each issued and outstanding share of Company Common Stock shall be converted into the following (the consideration described in (i), (ii), and (iii) below being the "Merger Consideration" and the consideration described in (ii) and (iii) below being the "Stock
Consideration"):

                                   Annex I-5

        (i) for each such share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked pursuant to Sections 2.2(c), (d) and (e) ("Cash Electing Shares"), the right to receive $27.00 in cash from Parent (the "Cash Election Price"); or

        (ii) for each share of Company Common Stock with respect to which an election to receive Parent Class A Stock has been effectively made and not revoked pursuant to Sections 2.2(c), (d) and (e) ("Parent Class A Electing Shares"), the right to receive from Parent the portion of a fully paid and nonassessable share of Parent Class A Stock determined by dividing $26.00 by the Average Parent Class A Stock Price (as defined below) and rounding to nine decimal places (the "Parent Class A Exchange Ratio"); or

        (iii) for each such share of Company Common Stock with respect to which an election to receive Parent Class B Stock has been effectively made and not revoked pursuant to Sections 2.2(c), (d) and (e) or with respect to which none of the elections permitted by this Section 2.1 has been effectively made and not revoked ("Parent Class B Electing Shares"), the right to receive from Parent the portion of a fully paid and nonassessable share of Parent Class B Stock determined by multiplying the Parent Class A Exchange Ratio by 30 and rounding to nine decimal places (the "Parent Class B Exchange Ratio").

    The "Average Parent Class A Stock Price" means the average of the high and low trading prices of the Parent Class A Stock on the New York Stock Exchange ("NYSE") Composite Tape for each of the five consecutive trading days ending on the trading day which is the last business day prior to the Stockholders Meeting (as defined in Section 5.1(b)).

    (d) CANCELLATION AND RETIREMENT OF COMPANY COMMON STOCK. As of the Effective Time, all shares of Company Common Stock (other than shares referred to in Section 2.1(b)) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration in accordance with Section 2.1(c) and any cash in lieu of fractional shares of Parent Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.5.

    2.2  COMPANY COMMON STOCK ELECTIONS.

    (a) Subject to Sections 2.3 and 2.5(e), each person who, on or prior to the Election Date referred to in (c) below, is a record holder of shares of Company Common Stock (and remains a record holder of such stock until the Effective
Time) will be entitled, with respect to all or any portion of his shares, to make an unconditional election (a "Cash Election," a "Parent Class A Election," or a "Parent Class B Election" as the case may be) on or prior to such Election Date to receive the Cash Election Price, the Parent Class A Exchange Ratio, or the Parent Class B Exchange Ratio, respectively, on the basis hereinafter set forth.

    (b) Prior to the mailing of the Proxy Statement (as defined in Section 3.1(d)), Parent shall appoint a bank or trust company designated by Parent and reasonably satisfactory to the Company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

    (c) Parent shall prepare and mail a form of election (the "Form of Election") with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Stockholders Meeting. The Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to receive the Cash Election Price, the Parent Class A Exchange Ratio, or the Parent Class B Exchange Ratio for any or all shares of Company Common Stock held by such holder. On such Form of Election, such a holder may indicate his election. The Company will use its best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to receive the Cash Election Price, the Parent Class A Exchange Ratio, or the Parent

                                   Annex I-6

Class B Exchange Ratio shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the last business day (the "Election Date") prior to the date of the Stockholders Meeting, a Form of Election properly completed and signed and accompanied by certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within five NYSE trading days after the date of execution of such guarantee of delivery).

    (d) Any Form of Election may be revoked only by duly executed written notice received by the Exchange Agent prior to 5:00 p.m., New York City time on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned. If a Form of Election is revoked, the shares of Company Common Stock to which such Form of Election relates shall be treated as Parent Class B Electing Shares.

    (e) The determination of the Exchange Agent shall be binding as to whether or not elections to receive the Cash Election Price, the Parent Class A Exchange Ratio, or the Parent Class B Exchange Ratio have been properly made or revoked pursuant to this Section 2.2 with respect to shares of Company Common Stock, and as to the time when elections and revocations were received by it. If the Exchange Agent determines that any election to receive the Cash Election Price, the Parent Class A Exchange Ratio, or the Parent Class B Exchange Ratio was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as Parent Class B Electing Shares, and such shares shall be exchanged in the Merger for shares of Parent Class B Stock pursuant to Section 2.1(c)(iii). The Exchange Agent shall also make all computations contemplated by Section 2.3, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. Parent and the Company shall make such rules as are consistent with this Section 2.2 and Section 2.3 for the implementation of the elections and computations provided for herein and therein as shall be necessary or desirable fully to effect such elections and computations.

    2.3 ISSUANCE OF STOCK CONSIDERATION AND PAYMENT OF CASH ELECTION PRICE. The manner in which each share of Company Common Stock (other than shares of Company Common Stock to be cancelled as set forth in Section 2.1(b)) shall be converted as of the Effective Time into the right to receive the Stock Consideration or the Cash Election Price shall be as set forth in this Section 2.3. All references to "outstanding shares of Company Common Stock" in this Section 2.3 shall mean all shares of Company Common Stock outstanding immediately prior to the Effective Time.

    (a) In the event that, between the date of this Agreement and the Effective Time, the issued and outstanding shares of Parent Class A Stock or Parent Class B Stock, as the case may be, shall have been changed into a different number or class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification or other similar transaction with a record date within such period, the Merger Consideration shall be appropriately adjusted.

    (b) As is more fully set forth below, the Total Cash Consideration (as defined below) in the Merger pursuant to this Agreement shall not be more than 55 percent of the sum of (i) the Total Cash Consideration, and (ii) the Total Parent Class A Merger Consideration, and (iii) the Total Parent Class B Merger Consideration; such amount is referred to herein as the "Cash Limitation". "Total Parent Class A Merger Consideration" means the product of (i) the Parent Class A Exchange Ratio and (ii) the number of shares of Company Common Stock converted into Parent Class A Stock, after the application, if and to the extent necessary, of Section 2.5(e), and (iii) the average of the high and low trading prices of the Parent Class A Stock on the NYSE Composite Tape on the date on which the Effective Time occurs. "Total Parent Class B Merger Consideration" means the product of (i) the Parent Class B Exchange Ratio and (ii) the number of shares of Company Common Stock converted into Parent Class B Stock, after the application, if

                                   Annex I-7
and to the extent necessary, of Sections 2.3(e) and 2.5(e), and (iii) the average of the high and low trading prices of the Parent Class B Stock on the NYSE Composite Tape on the date on which the Effective Time occurs. "Total Cash Consideration" means the sum (after the application, if and to the extent necessary, of Sections 2.3(e) and 2.5(e)) of (i) cash paid in connection with Cash Elections and (ii) cash paid in lieu of fractional shares.

    (c) Each share of Company Common Stock that is a Parent Class A Electing Share shall be converted into the right to receive Parent Class A Stock pursuant to Section 2.1(c)(ii) and each share of Company Common Stock that is a Parent Class B Electing Share shall be converted into the right to receive Parent Class B Stock pursuant to Section 2.1(c)(iii).

    (d) If the Total Cash Consideration is equal to or less than the Cash Limitation, each share of Company Common Stock that is a Cash Electing Share shall be converted into the right to receive the Cash Election Price pursuant to
Section 2.1(c)(i).

    (e) If the Total Cash Consideration is more than the Cash Limitation, the number of Cash Electing Shares shall be reduced, and the following shareholders of the Company who have made a Cash Election (a "Cash Electing Shareholder") shall instead receive one or more shares of Parent Class B Stock to the extent and in the order described below until the Total Cash Consideration is equal to or less than the Cash Limitation:

        (i) Each Cash Electing Shareholder who holds a sufficient number of shares of Company Common Stock covered by a Cash Election to receive as part of the Merger Consideration at least one whole share of Parent Class B Stock pursuant to Section 2.1(c)(iii) if such shares are treated as Parent Class B Electing Shares, shall receive such one whole share of Parent Class B Stock for such shares of Company Common Stock, at the Parent Class B Exchange Ratio pursuant to Section 2.1(c)(iii), in lieu of receiving the Cash Election Price for such shares pursuant to Section 2.1(c)(i), PROVIDED, HOWEVER, that if the application of this procedure to fewer than all of such Cash Electing Shareholders is sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, the Exchange Agent will select by lot the Cash Electing Shareholders whose Cash Elections will be subject to the foregoing procedure;

        (ii) If the application of Section 2.3(e)(i) is not sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, then, in addition to the application of Section 2.3(e)(i), each Cash Electing Shareholder who holds a sufficient number of shares of Company Common Stock covered by a Cash Election to receive as part of the Merger Consideration at least a second whole share of Parent Class B Stock pursuant to Section 2.1(c)(iii) if such shares are treated as Parent Class B Electing Shares, shall receive such second whole share of Parent Class B Stock for such shares of Company Common Stock, at the Parent Class B Exchange Ratio pursuant to Section 2.1(c)(iii), in lieu of receiving the Cash Election Price for such shares pursuant to Section 2.1(c)(i), PROVIDED, HOWEVER, that if the application of this procedure to fewer than all of such Cash Electing Shareholders is sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, the Exchange Agent will select by lot the Cash Electing Shareholders whose Cash Elections will be subject to the foregoing procedure; and

       (iii) If the application of Section 2.3(e)(ii) is not sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, under the principles of Section 2.3(e)(i) and (ii), the Cash Electing Shares shall continue to be reduced, and each Cash Electing Shareholder who holds a sufficient number of shares of Company Common Stock covered by a Cash Election to receive as part of the Merger Consideration at least a third whole share and, to the extent necessary, greater than three whole shares, of Parent Class B Stock pursuant to Section 2.1(c)(iii) if such shares are treated as Parent Class B Electing Shares, shall receive such third or more whole shares of Parent Class B Stock for such shares of Company Common Stock, at the Parent Class B Exchange Ratio

                                   Annex I-8
    pursuant to Section 2.1(c)(iii), in lieu of receiving the Cash Election Price for such shares pursuant to Section 2.1(c)(i), until the Total Cash Consideration is equal to or less than the Cash Limitation.

    (f) If the Exchange Agent shall determine that any Cash Election was not effectively made or was revoked, the shares of Company Common Stock covered by such Cash Election shall, for purposes hereof, be deemed to be Parent Class B Electing Shares.

    (g) If, due to the amount of cash paid in cancellation of Company Stock Options (as defined in Section 2.4(a)), or any other uncertainty in the calculation of the Cash Limitation, it reasonably appears to Parent or Company that the Merger may potentially fail to satisfy continuity of interest requirements under applicable principles relating to reorganizations under
Section 368(a) of the Code, the number of Cash Electing Shares shall be reduced, and Cash Electing Shareholders shall instead receive one or more shares of Parent Class B Stock in the order described in Section 2.3(e), to the extent necessary to enable the Merger to satisfy such requirements.

    2.4 STOCK PLANS. Prior to the mailing of the Proxy Statement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following:

    (a) Adjust the terms of all outstanding employee stock options to purchase shares of Company Common Stock ("Company Stock Options") granted under either the Company's Restated 1982 Incentive Stock Option Plan or the Company's Stock Option Plan of 1993 (collectively, the "Option Plans") to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled and thereafter the former holder thereof shall be entitled by having held such Company Stock Option only to a payment from the Surviving Corporation (subject to any applicable withholding taxes) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option and (ii) the excess of $27.00 over the exercise price per share of Company Common Stock subject to such Company Stock Option, payable in cash immediately following the Effective Time; PROVIDED, HOWEVER, that, at the request of any person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), any such amount to be paid shall be paid as soon as practicable after the first date payment can be made without liability for such person under Section 16(b) of the Exchange Act.

    (b) Except as provided herein or as otherwise agreed to in writing by Parent, the Option Plans, the Company's Employee Stock Purchase Plan, as amended (the "Stock Purchase Plan"), and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any subsidiary (collectively, the "Stock Plans") shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option nor any participant in any of the Stock Plans shall have any right thereunder to acquire any equity securities of the Company or the Surviving Corporation.

    2.5  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. As soon as reasonably practicable as of or after the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, the Merger Consideration.

    (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock that did not submit such certificate or certificates to the Exchange Agent with such holder's Form of Election (i) a letter of transmittal (which shall specify, as shall the Form of Election, that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificates to such Exchange Agent), and (ii) instructions for use in effecting the surrender of the certificates for the Merger Consideration. Upon proper surrender to the Exchange Agent of such certificates for cancellation, the holder of such certificates shall after the Effective Time be

                                   Annex I-9
entitled only to a certificate or certificates representing the number of full shares of Parent Stock, if any, and/or the amount of cash, if any, into which the aggregate number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of certificates for Parent Stock and/or cash as hereinabove provided. If any certificate for such Parent Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5(b), each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Parent Stock.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of Parent Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.5(e) until the surrender of such certificate in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable in lieu of a fractional share of Parent Stock to which such holder is entitled pursuant to Section 2.5(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Stock.

    (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Stock issued and cash paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Article 2 (including any cash paid pursuant to Section 2.5(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates.

    (e) NO FRACTIONAL SHARES.

        (i) No certificates or scrip representing fractional shares of Parent Stock shall be issued upon the surrender for exchange of certificates representing shares of Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent; and

        (ii) Notwithstanding any other provision of this Agreement, (A) each holder of shares of Company Common Stock exchanged pursuant to the Merger who would have otherwise been entitled to receive a fraction of a share of Parent Class A Stock (after taking into account all Parent Class A Electing Shares delivered by such holder or, as to a holder of record who holds shares of Company Common Stock as nominee or in a similar representative capacity, after taking into account all Parent Class A Electing Shares delivered by such a representative holder on behalf of a particular beneficial

                                   Annex I-10
    owner) shall receive, in lieu thereof, the number of shares of Parent Class B Stock determined by dividing (x) the product of such fraction and the Average Parent Class A Stock Price by (y) the quotient of the Average Parent Class A Stock Price divided by 30, and (B) after application of Section 2.5(e)(ii)(A), each holder of shares of Company Common Stock exchanged pursuant to the Merger who would have otherwise been entitled to receive a fraction of a share of Parent Class B Stock (after taking into account all shares of Company Common Stock delivered by such holder, or by such a representative holder on behalf of a particular beneficial owner, other than Parent Class A Electing Shares and Cash Electing Shares) shall receive, in lieu thereof, a cash payment (without interest) equal to the product of (x) such fraction and (y) the quotient of the Average Parent Class A Stock Price divided by 30.

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.5 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing shares of Company Common Stock for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for cash, Parent Stock, any cash in lieu of fractional shares of Parent Stock and any dividends or distributions with respect to Parent Stock to which such holders may be entitled.

    (g) NO LIABILITY. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any cash, shares of Parent Stock, any cash in lieu of fractional shares of Parent Stock or any dividends or distributions with respect to Parent Stock in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(d)), any such shares, cash dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Sub as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and each of its Subsidiaries (as defined in Section 3.1(b)) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 8.3) with respect to the Company. Attached as
Section 3.1(a) of the disclosure schedule ("Disclosure Schedule") delivered to Parent by the Company at

                                   Annex I-11
the time of execution of this Agreement are complete and correct copies of the Certificate of Incorporation and Bylaws of the Company.

    (b) SUBSIDIARIES. The only direct or indirect subsidiaries of the Company (the "Subsidiaries") and other ownership interests held by the Company in any other person are those listed in Section 3.1(b) of the Disclosure Schedule. Except as set forth in Section 3.1(b) of the Disclosure Schedule, all the outstanding shares of capital stock of each such Subsidiary which is a corporation have been validly issued and are fully paid and nonassessable and are owned (of record and beneficially) by the Company, by another Subsidiary (wholly owned) of the Company or by the Company and another such Subsidiary (wholly owned), free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except as set forth in Section 3.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

    (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 32,000,000 shares of Company Class A Stock and 10,000,000 shares of Company Class B Common Stock. Subject to any Permitted Changes (as defined in
Section 4.1(b)) following the date of this Agreement, there are (i) 14,005,042 shares of Company Class A Stock issued and outstanding, (ii) 8,025,025 shares of Company Class B Stock issued and outstanding, (iii) 259,328 shares of Company Class A Stock and 97,644 shares of Company Class B Stock held in the treasury of the Company or held by any subsidiary of the Company; (iii) 147,431 shares of Company Class A Stock reserved for issuance upon exercise of authorized but unissued Company Stock Options pursuant to the Option Plans; and (iv) 1,121,855 shares of Company Class A Stock issuable upon exercise of outstanding Company Stock Options. As of August 31, 1997, there was approximately $2,500 withheld from the Company's employees' salaries to purchase shares of Company Common Stock pursuant to and issuable under the Stock Purchase Plan. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than the Company Stock Options, (i) there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of or measured or determined based on the value or market price of any shares of capital stock of the Company or any of its subsidiaries and (ii) to the knowledge of the Company, other than as provided in the Shareholders' Agreement, there are no irrevocable proxies with respect to shares of capital stock of the Company or any subsidiary of the Company. There are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act").

    (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval with respect to the consummation of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has

                                   Annex I-12
been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as disclosed in Section 3.1(d) of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Certificate of Incorporation or Bylaws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any franchise or other agreement with any franchisee of the Company or any of its subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than (A) in the case of clause (ii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that could not affect franchise or other agreements relating, individually or in the aggregate, to 150 or more store locations, and (B) in the case of clauses (ii),
(iii) and (iv), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have a material adverse effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (y) a proxy statement relating to the Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"), and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Section 3.1(d) of the Disclosure Schedule.

    (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994, (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the

                                   Annex I-13
consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Since November 30, 1996, neither the Company nor any of its subsidiaries, has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) as and to the extent set forth on the audited balance sheet of the Company and its subsidiaries as of November 30, 1996 (including the notes thereto), (ii) as incurred in connection with the transactions contemplated by this Agreement,
(iii) as incurred after November 30, 1996 in the ordinary course of business and consistent with past practice, (iv) as described in the SEC Documents filed since November 30, 1996 (the "Recent SEC Documents"), or (v) as would not, individually or in the aggregate, have a material adverse effect with respect to the Company.

    (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein.

    (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Recent SEC Documents or in Section 3.1(g) of the Disclosure Schedule, since November 30, 1996, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any material adverse change with respect to the Company; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to the Company; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by
Section 4.1 without the prior consent of Parent; or (iv) any condition, event or occurrence which would prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

    (h)  LITIGATION; LABOR MATTERS; COMPLIANCE WITH LAWS.

        (i) Except as disclosed in the Recent SEC Documents, there is no suit, action or proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect.

        (ii) Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it or any of its subsidiaries pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to the Company.

                                   Annex I-14

       (iii) The conduct of the business of each of the Company and each of its subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect with respect to the Company.

    (i) EMPLOYEE MATTERS. The Company has delivered to Parent full and complete copies or descriptions of each material employment, severance, bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other arrangement and any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates, for the benefit or welfare of any director, officer, employee or former employee of the Company or any of its ERISA Affiliates (such plans and arrangements being collectively the "Company Benefit Plans"). Each of the Company Benefit Plans is in material compliance with all applicable laws including ERISA and the Code. The Internal Revenue Service has determined that each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and the Company is aware of no event occurring after the date of such determination that would adversely affect such determination. The liabilities accrued under each such plan are reflected on the latest balance sheet of the Company included in the Recent SEC Reports in accordance with generally accepted accounting principles applied on a consistent basis. No condition exists that is reasonably likely to subject the Company or any of its subsidiaries to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or 4975, 4976, or 4980B of the Code or the loss of a federal tax deduction under Section 280G of the Code or other liability with respect to the Company Benefit Plans that would have a material adverse effect on the Company and that is not reflected on such balance sheet. No Company Benefit Plan (other than any Company Benefit Plan that is a "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA) is subject to Title IV of ERISA. There are no pending, threatened, or anticipated claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto. "ERISA Affiliate" means, with respect to any person, any trade or business, whether or not incorporated, that together with such person would be deemed a "single employer" within the meaning of Section 4001(a)(15) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    (j) TAX RETURNS AND TAX PAYMENTS. The Company and each of its subsidiaries has timely filed (or, as to subsidiaries, the Company has filed on its behalf) all Tax Returns (as defined below) required to be filed by it, has paid (or, as to subsidiaries, the Company has paid on its behalf) all Taxes (as defined below) shown thereon to be due and has provided (or, as to subsidiaries, the Company has made provision on its behalf of) adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as set forth in Section 3.1(j) of the Disclosure
Schedule: (i) no material claim for unpaid Taxes has been asserted by a Tax authority or has become a lien (except for liens not yet due and payable) against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries, (ii) no audit of any Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority, and (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries and is currently in effect. Neither the Company nor any of its Subsidiaries is or has been a member of any consolidated, combined, unitary or aggregate group for Tax purposes except such a group consisting only of the Company and its subsidiaries. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein,

                                   Annex I-15

"Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

    (k) STATE ANTITAKEOVER LAWS NOT APPLICABLE. The Board of Directors of the Company has approved this Agreement and the Shareholders' Agreement and the transactions contemplated hereby and thereby and such approval constitutes approval of the Merger and the Shareholders' Agreement and the other transactions contemplated hereby and thereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement or the Shareholders' Agreement or the transactions contemplated hereby or thereby. No other state takeover statute or similar statute or regulation of the State of Delaware (or, to the knowledge of the Company after due inquiry, of any other state or jurisdiction) applies or purports to apply to this Agreement or the Shareholders' Agreement or the transactions contemplated hereby or thereby and no provision of the Certificate of Incorporation, Bylaws or other governing instruments of the Company or any of its subsidiaries or the terms of any rights plan or agreement of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its subsidiaries that may be acquired or controlled by Parent by virtue of this Agreement or the Shareholders' Agreement or the transactions contemplated hereby or thereby or permit any stockholder to acquire securities of the Company or of Parent or any of its subsidiaries on a basis not available to Parent in the event that Parent were to acquire securities of the Company.

    (l) ENVIRONMENTAL MATTERS. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supernational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, "Environmental Laws"), pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, which liability or obligation would have or would reasonably be expected to have a material adverse effect on the Company or any of its subsidiaries. To the knowledge of the Company or any of its subsidiaries, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a material adverse effect on the Company or any of its subsidiaries. To the knowledge of the Company, during or prior to the period of
(i) its or any of its subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its subsidiaries' participation in the management of any property, or (iii) its or any of its subsidiaries' holding of a security interest or other interest in any property, there was no release or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a material adverse effect on the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligations pursuant to or under any Environmental Law that would have or would reasonably be expected to have a material adverse effect on the Company or any of its subsidiaries.

    (m) PROPERTIES. Except as disclosed in the Recent SEC Documents, each of the Company and its subsidiaries (i) has good, clear and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Recent SEC Documents as being owned by the Company or one of its subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except (1) statutory liens securing payments not yet due and (2) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or

                                   Annex I-16
assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) all real property mortgages and deeds of trust and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Recent SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor.

    (n) BROKERS. No broker, investment banker, financial advisor or other person, other than William Blair & Company, LLC, the fees and expenses of which will be paid by the Company (pursuant to fee agreements, copies of which have been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    (o) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of William Blair & Company, LLC, dated the date of this Agreement (which opinion shall be updated within five (5) days prior to the mailing of the Proxy Statement), to the effect that the Merger Consideration to be received in the Merger by the Company's stockholders is fair to the holders of the Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to Parent.

    (p) BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

    (q) REQUIRED COMPANY VOTE. The Company Stockholder Approval, being the affirmative vote of a majority of the outstanding shares of the Company Class B Stock, voting separately as a class, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

    3.2 REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent, Sub and the other Parent Subsidiaries (as defined in Section 3.2(b)) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent, Sub and the other Parent Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Parent.

    (b) SUBSIDIARIES. The only direct or indirect subsidiaries of Parent (other than such subsidiaries that would not constitute in the aggregate a Significant Subsidiary) are listed in Section 3.2(b) of the disclosure schedule (the "Parent Disclosure Schedule") delivered to the Company by Parent at the time of execution of this Agreement (together with Sub, the "Parent Subsidiaries"). All the outstanding shares of capital stock of each such Parent Subsidiary which is a corporation have been validly issued and are fully paid and nonassessable and, except as set forth in Section 3.2(b) of the Parent Disclosure Schedule, are owned (of record and beneficially) by Parent, by another Parent Subsidiary (wholly owned) or by Parent and another such Parent Subsidiary (wholly owned), free and clear of all Liens.

    (c) CAPITAL STRUCTURE. The authorized capital stock of Parent consists of 1,500,000 shares of Parent Class A Stock, 50,000,000 shares of Parent Class B Stock, and 1,000,000 shares of preferred stock, no par value per share ("Parent Preferred Stock"). Subject to such changes as may occur after September 30,

                                   Annex I-17

1997, and subject in the case of clauses (i) and (iii) to adjustment as a result of conversions of Parent Class A Stock into Parent Class B Stock, there were, as of September 30, 1997: (i) 1,198,835 shares of Parent Class A Stock, 1,058,650 shares of Parent Class B Stock, and no shares of Parent Preferred Stock issued and outstanding; (ii) 168,203 shares of Parent Class A Stock held by Parent in its treasury; (iii) 35,965,050 shares of Parent Class B Stock reserved for issuance upon conversion of Parent Class A Stock; (iv) 406 shares of Parent Class B Stock reserved for issuance upon exercise of authorized but unissued options under Parent's 1996 Stock Option Plan; and (v) 16,902 shares of Parent Class B Common Stock issuable upon exercise of outstanding options under Parent's 1996 Stock Option Plan. Except as set forth above, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares of Parent Stock which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All shares of Parent Stock issued pursuant to this Agreement will, when so issued, be registered under the Securities Act for such issuance and registered under the Exchange Act, be registered or exempt from registration under any applicable state securities laws, and be listed on the NYSE, subject to official notice of issuance. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, or rights obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, or right. The authorized capital stock of Sub consists of 1,000 shares of common stock, $.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent, free and clear of any Lien.

    (d) AUTHORITY; NONCONTRAVENTION. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. No vote or consent of the stockholders of Parent or Sub, which has not been obtained, is required under applicable law or rule of the NYSE to approve the Merger, this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of each of Parent and Sub, enforceable against such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent or Sub or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have a material adverse effect with respect to Parent or could not prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the

                                   Annex I-18
case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (y) the Form S-4 and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states.

    (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (collectively, and in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents (including any and all financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Since December 31, 1996, neither Parent nor any of its subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) as and to the extent set forth on the audited balance sheet of Parent and its subsidiaries as of December 31, 1996 (including the notes thereto), (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after December 31, 1996 in the ordinary course of business and consistent with past practice,
(iv) as described in the SEC Documents filed since December 31, 1996 (the "Recent Parent SEC Documents"), or (v) as would not, individually or in the aggregate, have a material adverse effect with respect to Parent.

    (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4.

    (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Recent Parent SEC Documents, since the date of the most recent financial statements included in the Recent Parent SEC Documents, Parent has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been (i) any material adverse change with respect to Parent;
(ii) any condition,

                                   Annex I-19
event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Parent; or (iii) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

    (h) INTERIM OPERATIONS OF SUB. Sub was formed on October 10, 1997 solely for the purposes of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    (i) BROKERS. No broker, investment banker, financial advisor or other person is entitled to or may be paid any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                   ARTICLE 4
                        COVENANTS RELATING TO CONDUCT OF
                            BUSINESS PRIOR TO MERGER

    4.1 CONDUCT OF BUSINESS OF THE COMPANY. From the date of this Agreement to the Effective Time (except as otherwise specifically required by the terms of this Agreement), the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and, to the extent consistent therewith, use its best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, franchisees, licensors, licensees, advertisers, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent:

    (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except, in the case of clause
(iii), for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder or tax liability arising in connection therewith, upon exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms;

    (b) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights), or contractual obligation valued or measured by the value or market price of Company Common Stock (other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms, such issuance, together with the acquisitions of shares of Company Common Stock permitted under clause (a) above, being referred to herein as "Permitted Changes");

    (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

                                   Annex I-20

    (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof;

    (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice;

    (f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

    (g) acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, or make or agree to make any capital expenditures except in the ordinary course of business consistent with past practice;

    (h) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, of
(i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, (ii) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated audited financial statements (or the notes thereof) of the Company included in the Recent SEC Documents, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

    (i) adopt or amend in any material respect (except as may be required by law or by this Agreement) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Benefit
Plan) for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee; pay any benefit not required by any existing plan, arrangement or agreement, grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof, other than any such increase or acceleration provided for under such policies as in effect on the date of this Agreement;

    (j) change any material accounting principle used by it, except for such changes as may be required to be implemented following the date of this Agreement pursuant to generally accepted accounting principles or rules and regulations of the SEC promulgated following the date hereof;

    (k) take any action that would, or is reasonably likely to, result in any of its representations and warranties in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article 6 not being satisfied;

    (l) except in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any federal, state, local or foreign income tax liability; and

    (m) authorize any of, or commit or agree to take any of, the foregoing actions.

                                   Annex I-21

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

    5.1  PREPARATION OF FORM S-4 AND THE PROXY STATEMENT; STOCKHOLDER MEETINGS.

    (a) Promptly following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts as promptly as practicable to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Stock Plans as may be reasonably requested in connection with any such action.

    (b) The Company will, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Company will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters, as set forth in Section 3.1(p). Such recommendation, together with a copy of the opinion referred to in Section 3.1(o), shall be included in the Proxy Statement. The Company will use reasonable efforts to hold such meeting as soon as practicable after the date hereof.

    (c) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

    5.2 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use its best efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    5.3  PARENT ACCESS TO INFORMATION.

    (a) The Company shall, and shall cause its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Parent and its representatives reasonable access during normal business hours during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records and, during such period, shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. No investigation pursuant to this Section 5.3 shall affect any representations or warranties of the Company herein or the conditions to the obligations of the parties hereto.

    (b) The Company shall report on operational matters and promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on the Company and its Subsidiaries taken as a whole.

                                   Annex I-22

    5.4 BEST EFFORTS. Each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Parent, Sub and the Company will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained under any applicable law or regulation or from any governmental authorities or third parties in connection with the transactions contemplated by this Agreement and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

    5.5  INDEMNIFICATION.

    (a) The Company shall, and from and after the Effective Time Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of its subsidiaries whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby; PROVIDED, HOWEVER, that, in the case of the Company and the Surviving Corporation such indemnification shall only be to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors, officers and employees, and in the case of Parent, such indemnification shall not be limited by the DGCL but such indemnification shall not be applicable to any claims made against the Indemnified Parties if a judgment or other final adjudication established that (A) their acts or omissions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or
(B) arising out of, based upon or attributable to the gaining in fact of any financial profit or other advantage to which they were not legally entitled. The Company, Parent and the Surviving Corporation, as the case may be, will pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding, in the case of the Company and the Surviving Corporation only to the fullest extent permitted by law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and Parent and the Surviving Corporation after the Effective Time), (ii) the Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Company (or after the Effective Time, Parent and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of the Company, Parent or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company, Parent or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 5.5 except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, the Surviving Corporation (but not Parent)) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent

                                   Annex I-23
them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

    (b) The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

    5.6 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the expenses in connection with printing and mailing the Proxy Statement and the Form S-4, as well as all SEC filing fees relating to the transactions contemplated herein, shall be shared equally between Parent and the Company.

    5.7 PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

    5.8 AFFILIATES. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

    5.9 STOCK EXCHANGE LISTING. Parent shall use its best efforts to cause the shares of Parent Stock to be issued in the Merger to be approved for listing on the NYSE, subject to notice of issuance, prior to the Closing Date.

    5.10 TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

    5.11 NO SOLICITATION. Neither the Company nor any of its subsidiaries shall, nor shall the Company or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries (other than in the ordinary course of business) or of over 20% of any class of equity securities of the Company or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or could reasonably be expected to materially dilute the benefits to Parent of the transactions contemplated hereby (collectively, "Transaction Proposals") or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist

                                   Annex I-24
or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; PROVIDED, HOWEVER, that the foregoing shall not prohibit the Company from (i) furnishing information concerning the Company and its businesses, properties or assets pursuant to an appropriate and customary confidentiality agreement to a third party who has made an unsolicited Transaction Proposal, (ii) engaging in discussions or negotiations with a third party who has made an unsolicited Transaction Proposal, (iii) following receipt of an unsolicited Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, and/or (iv) following receipt of an unsolicited Transaction Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 3.1(p), but in each case referred to in the foregoing clauses (i) through (iv) only if and to the extent that the Board of Directors of the Company shall have concluded in good faith, after consulting with and considering the advice of outside counsel, that such action is required by the Board of Directors of the Company in the exercise of its fiduciary duties to the stockholders of the Company; PROVIDED, FURTHER, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after giving at least one business day's advance written notice to Parent with respect to the actions specified in the foregoing clauses (i) through (iv) that it shall take. In addition, if the Board of Directors of the Company receives a Transaction Proposal, then the Company shall promptly inform Parent in writing of the material terms of such proposal and the identity of the person (or group) making it. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this section by any director or executive officer of the Company or any of its subsidiaries or by any investment banker, financial adviser, attorney, accountant, or other representative of the Company or any of its subsidiaries shall be deemed to be a breach of this section by the Company.

    5.12 CERTAIN AGREEMENTS. Neither the Company nor any subsidiary of the Company will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Parent.

    5.13  EMPLOYEE BENEFITS.

    (a) Parent and the Company agree that the Company Benefit Plans shall, to the extent practicable and except as otherwise provided in Section 2.4 hereof, remain in effect without material amendment until the Effective Time and that thereafter the Surviving Corporation will maintain, subject to such changes and modifications as may be necessary or desirable to facilitate compliance by Parent and its subsidiaries (including the Surviving Corporation) with applicable statutory and regulatory requirements, substantially similar plans (other than the Stock Plans) for a period of at least three years after the Effective Time.

    (b) Parent will cause the Surviving Corporation to honor without material modification for a period of at least three years after the Effective Time all employee severance plans (or policies) and employment and severance agreements of the Company or any of its subsidiaries in existence on the date hereof.

    (c) Parent and Company will use their reasonable best efforts to agree on compensation plans for the officers and employees of the Company after the Effective Time to provide them incentive compensation during the three-year period following the Effective Time that in the aggregate is reasonably comparable (without giving effect to any payments to them resulting from the Merger) to that historically provided by the Stock Plans, except that neither Parent nor the Surviving Corporation shall be required to issue any shares of its equity securities in connection with such compensation plans.

                                   Annex I-25

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) COMPANY STOCKHOLDER APPROVAL. The Company Stockholder Approval shall have been obtained.

    (b) NYSE LISTING. The shares of Parent Stock issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to notice of issuance.

    (c) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

    (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

    (e) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the issuance of the Parent Stock shall have been complied with.

    6.2 CONDITIONS TO OBLIGATION OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to the Company or adversely affect the ability of the Company to consummate the transactions herein contemplated or perform its obligations hereunder), and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

    (c) TAX OPINION. Parent shall have received the opinion of Munger, Tolles & Olson LLP, counsel to Parent, dated the Closing Date, based on appropriate representations of the Company, its affiliates, and Parent, and such other facts, representations, assumptions, and agreements as counsel may reasonably deem relevant, to the effect that for United States Federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368 of the Code and that each of Parent, Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

    (d) CONSENTS, ETC. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to Parent or the Company or the failure of which to have been received would not (as compared to the situation in which

                                   Annex I-26
such license, permit, consent, approval, authorization, qualification or order had been obtained) materially dilute the aggregate benefits to Parent of the Merger.

    (e) AFFILIATE LETTERS. Parent shall have received the agreements referred to in Section 5.8.

    (f) CONTINUITY OF INTEREST AGREEMENT. Mr. John W. Mooty shall have executed and delivered, and shall have used his best efforts to cause the other members of his family and such other shareholders of the Company as may be necessary or desirable to facilitate issuance of the tax opinions referenced in Sections 6.2(c) and 6.3(c) to have executed and delivered, a Continuity of Interest Agreement in substantially the form attached as Exhibit B hereto.

    (g) OPINION OF COUNSEL TO THE COMPANY. Parent shall have received, on and as of the Closing Date, an opinion of Gray, Plant, Mooty, Mooty & Bennet, P.A., counsel to the Company, in usual and customary form reasonably acceptable to Parent, to the effect that (i) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware,
(ii) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate and shareholder action, (iii) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms (subject to customary exceptions), and (iv) the execution and delivery of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby will not, (A) violate the Certificate of Incorporation or Bylaws of the Company, or (B) to the best knowledge of such counsel based upon due inquiry of the Company, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under the terms of, any franchise or other agreement with any franchisee of the Company or any of its subsidiaries, other than any such conflicts, breaches, violations, defaults, rights, losses or Liens that could not (x) affect franchise or other agreements relating, individually or in the aggregate, to 150 or more store locations, (y) individually or in the aggregate have a material adverse effect with respect to the Company or the Surviving Corporation, or (z) prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

    6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subjected to the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed the obligations required to be performed by them under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to Parent or adversely affect the ability of Parent to consummate the transactions herein contemplated or perform its obligations hereunder), and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

    (c) TAX OPINION. The Company shall have received the opinion of Faegre & Benson, tax counsel to the Company, or the opinion of other tax counsel of a prominent law firm designated by Parent and reasonably acceptable to the Company, dated the Closing Date, based on appropriate representations of the Company, its affiliates, and Parent and such other facts, representations, assumptions, and agreements as counsel may reasonably deem relevant, to the effect that for United States Federal income tax purposes

                                   Annex I-27
the Merger will qualify as a reorganization within the meaning of Section 368 of the Code and that each of Parent, Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

    (d) OPINION OF COUNSEL TO PARENT. The Company shall have received, on and as of the Closing Date, an opinion of Munger, Tolles & Olson LLP, counsel to Parent, in usual and customary form reasonably acceptable to the Company, to the effect that (i) Parent and Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action, (iii) this Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each of Parent and Sub, enforceable in accordance with its terms (subject to customary exceptions), and (iv) the execution and delivery of this Agreement does not, and the consummation by Parent and Sub of the transactions contemplated hereby will not violate the certificate of incorporation or bylaws of parent or sub.

                                   ARTICLE 7
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of the Company:

    (a) by mutual written consent of Parent and the Company; or

    (b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

    (c) by either Parent or the Company if the Merger shall not have been consummated on or before March 31, 1998 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger); or

    (d) by Parent, if any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

    (e) by Parent, (1) if the Company shall have (i) withdrawn, modified or amended in any respect adverse to Parent or Sub its approval or recommendation of this Agreement or the Merger, (ii) failed as soon as practicable to mail the Proxy Statement to its stockholders or failed to include in such statement such recommendation, (iii) recommended any Transaction Proposal from a person other than Parent or (iv) resolved to do any of the foregoing, or (2) if (i) the Company shall have exercised a right specified in the first proviso to Section
5.11 with respect to any Transaction Proposal and shall, directly or through agents or representatives, continue discussions with any third party concerning such Transaction Proposal for more than 10 business days after the date of receipt of such Transaction Proposal; or (ii) (A) a Transaction Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and (B) the Company shall not have rejected such proposal within 10 business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed; or

    (f) by the Company, if the Company exercises, pursuant to Section 5.11, the right specified in clause (iv) of the first proviso to Section 5.11; or

                                   Annex I-28

    (g) by Parent, if the Company fails to perform any of its material obligations under this Agreement; or

    (h) by the Company, if Parent or Sub fails to perform any of their respective material obligations under this Agreement.

    7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than pursuant to the provisions of
Section 5.6 and this Section 7.2. Nothing contained in this Section shall, however, relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement prior to any such termination.

    7.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after required approval of the Merger by the stockholders of the Company; PROVIDED, HOWEVER, that after such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE 8
                               GENERAL PROVISIONS

    8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Sub, to:

            Berkshire Hathaway Inc.
           1440 Kiewit Plaza
           Omaha, Nebraska 68131
           Attention: Chairman of the Board

            with a copy to:

            Munger, Tolles & Olson LLP
           355 South Grand Avenue, 35th Floor
           Los Angeles, California 90071-1560
           Attention: John B. Frank

                                   Annex I-29

        (b) if to the Company, to:

            International Dairy Queen, Inc.
           7505 Metro Boulevard
           Minneapolis, Minnesota 55439
           Attention: Chairman of the Board

            with a copy to:

            Gray, Plant, Mooty, Mooty & Bennett, P.A.
           3400 City Center
           33 South Sixth Street
           Minneapolis, MN 55402
           Attention: John W. Mooty

    8.3  DEFINITIONS.  For purposes of this Agreement:

    (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

    (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole; PROVIDED, HOWEVER, that, (i) a decline in general economic conditions affecting the Company or Parent shall not be deemed to be a "material adverse change" or to have a "material adverse effect" with respect to either such party or its subsidiaries; and (ii) for purposes of Sections 3.2(g) and 6.3(a), in no event shall changes in the market prices of portfolio securities owned by Parent or its subsidiaries be deemed to be a "material adverse change" or to have a "material adverse effect" with respect to Parent or its subsidiaries;

    (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

    (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first person.

    8.4 INTERPRETATION. A reference made in this Agreement to a Section, Exhibit or Schedule, shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    8.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Except as provided in Section 5.5, this Agreement is not intended to confer upon any person other than the parties any rights or remedies.

    8.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                                   Annex I-30

    8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    8.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party agrees (a) it will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court and (b) it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than any such court.

    8.10 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to any party hereto.

    IN WITNESS WHEREOF, Parent, Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                BERKSHIRE HATHAWAY INC.

                                By:            /s/ WARREN E. BUFFETT
                                           -----------------------------
                                                 Warren E. Buffett

                                Its:                  Chairman
                                           -----------------------------

                                QDI, INC.

                                By:            /s/ WARREN E. BUFFETT
                                           -----------------------------
                                                 Warren E. Buffett

                                Its:                  Chairman
                                           -----------------------------

                                INTERNATIONAL DAIRY QUEEN, INC.

                                By:              /s/ JOHN W. MOOTY
                                           -----------------------------
                                                   John W. Mooty

                                Its:           Chairman of the Board
                                           -----------------------------

                                   Annex I-31

                                                                        ANNEX II

                                  [LETTERHEAD]

                                October 21, 1997

Board of Directors
International Dairy Queen, Inc.
7505 Metro Boulevard
Minneapolis, Minnesota 55439

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the Shareholders of International Dairy Queen, Inc. ("the Company") of the consideration to be received pursuant to the terms of the Merger Agreement dated as of October 21, 1997 (the "Merger Agreement") by and among, Berkshire Hathaway Inc. ("Parent"), QDI, Inc., a wholly-owned subsidiary of Parent ("Sub") and the Company pursuant to which the Company will be merged with and into Sub (the "Merger"). Under the terms of the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Class A Common Stock, par value $.01 per share, of the Company ("Company Class A Stock") and each issued and outstanding share of Class B Common Stock, par value $.01 per share, of the Company ("Company Class B Stock" and together with the Company Class A Stock, the "Shares") (other than Shares held by the Company, Parent, Sub or any of their respective subsidiaries, all of which Shares shall be canceled and retired) will be converted into the right to receive, at the election of the holder thereof and subject to certain proration provisions, either: (i) $27.00 in cash (the "Cash Consideration"), (ii) the portion of a share of Class A Common Stock, par value $5.00 per share, of Parent (the "Parent Class A Stock") determined by dividing $26.00 by the Average Parent Class A Stock Price (as hereinafter defined) (the "Parent Class A Exchange Ratio"), or (iii) the portion of a share of Class B Common Stock, par value $.1667 per share, of Parent (the "Parent Class B Stock", and collectively with the Parent Class A Stock, the "Parent Stock") determined by multiplying the Parent Class A Exchange Ratio by 30, where the term "Average Class A Stock Price" means the average of the high and low trading prices of the Parent Class A Stock on the New York Stock Exchange Composite Tape for each of the five consecutive trading days ending on the trading day which is the last business day prior to the date on which the meeting of the shareholders of the Company is to be held to consider the Merger. For purposes of our opinion, the term "Consideration" means the aggregate amount of the Cash Consideration and the Parent Stock to be received by the holders of the Shares in the Merger as set forth in clauses (i), (ii) and (iii) in the immediately preceding sentence. The terms and conditions of the Merger, including the terms limiting the aggregate amount of the Cash Consideration and the cash to be paid in respect of fractional shares, are more fully set forth in the Merger Agreement.


    In connection with our review of the Merger and the preparation of our opinion herein, we have examined: (a) the Merger Agreement dated October 21, 1997; (b) audited financial statements of the Company for the five fiscal years ended November 30, 1996; (c) audited financial statements of Parent for the five fiscal years ended December 31, 1996; (d) the unaudited quarterly financial statements of the Company for the periods ended February 28, 1997, May 30, 1997 and August 29, 1997; (e) the unaudited quarterly financial statements of Parent for the periods ended March 31, 1997 and June 30, 1997; and (f) certain internal financial information and forecasts for the Company, prepared by management.


                                   Annex II-1

                                     [LOGO]

    Although we have no reason to believe that any of the financial or other information on which we have relied is not accurate or complete, we have assumed the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained an independent appraisal of the assets of the Company or Parent. With respect to financial forecasts, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management, as to the respective future financial performance of the Company. We have also assumed that the Merger will be free of Federal tax to the Company, Parent and the holders of Shares (other than in respect of the Cash Consideration and any cash paid in lieu of fractional shares). Our opinion herein is based upon circumstances existing and disclosed to us and that can be evaluated as of October 21, 1997.


    In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement dated October 21, 1997, without any waiver of any material terms or conditions by the Company.


    In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including (a) historical revenues, operating earnings, operating cash flows, net income and capitalization, as to the Company, Parent and certain publicly held companies in businesses we believe to be comparable to the Company; (b) the current financial position and results of operations of the Company and Parent;
(c) the historical market prices and trading volume of the Common Stock of the Company; (d) the historical market prices and trading volume for the Parent Class A Stock and the Parent Class B Stock; (e) financial information concerning selected actual and proposed business combinations which we believe to be relevant; (f) conducted discussions with members of senior management of the Company and Parent concerning their respective business prospects; and (g) the general condition of the securities markets. We were not requested to, nor did we, seek alternative participants for the proposed Transaction.

    We have neither received nor reviewed any financial projections prepared by Parent pertaining to the future prospects of Parent.

    This opinion is addressed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger. We also express no opinion and make no recommendation as to whether the holders of the Shares should elect to receive the Cash Consideration, the Parent Class A Stock or the Parent Class B Stock.

    William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in the connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. For our services, including the rendering of this opinion, the Company will pay us a fee, a significant portion of which is contingent upon consummation of the Merger, and indemnify us against certain liabilities.

    Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of date hereof, the Consideration is fair, from a financial point of view, to the Shareholders of the Company.

                                          Very truly yours,

                                          WILLIAM BLAIR & COMPANY, L.L.C.

                                   Annex II-2

                        INTERNATIONAL DAIRY QUEEN, INC.
                         PROXY FOR CLASS B COMMON STOCK
                      SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                                JANUARY 5, 1998



    The undersigned stockholder of International Dairy Queen, Inc. ("Dairy Queen") hereby appoints John W. Mooty and Michael P. Sullivan or either of them, as attorneys, agents and proxies of the undersigned, with full power of substitution in each of them, to vote, in the name and on behalf of the undersigned at the Special Meeting of Stockholders (the "Meeting") of Dairy Queen to be held on January 5, 1998, at 10:00 a.m., in the General Offices of Dairy Queen, 7505 Metro Boulevard, Minneapolis, Minnesota, and at all adjournments thereof, all of the shares of Class B Common Stock of Dairy Queen which the undersigned would be entitled to vote if personally present, with all powers the undersigned would possess if personally present.



                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                 (DETACH HERE)



    The undersigned hereby acknowledges receipt of the Notice of Special Meeting and the Proxy Statement/Prospectus relating to the Special Meeting.


    ALL SHARES WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

    Either of said attorneys or their substitutes who shall be present and act, or if only one shall attend, then that one, shall have and may exercise all the powers of said attorneys hereunder.


 1. To approve and adopt the Agreement and Plan of Merger, dated as of October 21, 1997 (the "Merger Agreement"), by and among Dairy Queen, Berkshire Hathaway Inc., a Delaware corporation ("Berkshire"), and QDI, Inc., a Delaware corporation and a wholly owned subsidiary of Berkshire ("Merger Sub"), and to approve the transactions contemplated thereby, including the merger of Dairy Queen with and into Merger Sub.



               / /  FOR           / /  AGAINST           / /  ABSTAIN



                                           PLEASE EXECUTE AND RETURN THIS PROXY
                  PROMPTLY. YOUR COOPERATION WILL BE APPRECIATED.



    When signing as attorney, guardian, executor, administrator or trustee, please give title. If the signer is a corporation, please give the full corporate name, and sign by a duly authorized officer, showing the officer's title. EACH joint owner is required to sign.



                                   Signature:


                         --------------------    Date:


                            ----------    Signature:


                         --------------------    Date:

                                   ----------